Exhibit 4.68

MERGER AGREEMENT AND OTHER COVENANTS

between, on one side,

BRASILAGRO – COMPANHA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

and, on the other side,

AGRIFIRMA BRASIL HOLDING S.A.

AGRIFIRMA BRASIL AGROPECUÁRIA S.A.

BRASIL AGRONEGÓCIO – FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATEGIA

TERRAS BRASIL – FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATEGIA

JULIO BESTANI

RODRIGO DE ARAÚJO RODRIGUES

ALLA PARTICIPAÇÕES LTDA.

GILMAR ANTONIO ROSA DIAS

LARISSA GUIMARÃES ROSA DIAS

AB (HOLDINGS) 1 S.À.R.L

and, as intervening consenting parties,

I.A. AGRO LTDA.

GL AGRO EMPREENDIMENTOS LTDA.

AGRIFIRMA BAHIA AGROPECUÁRIA LTDA.

AGRIFIRMA DELAWARE

AGRIFIRMA SRL

and, as intervening consenting party and guarantor,

ANTHONY RICHARD FRANCIS GORDON

Dated November 22, 2019

MERGER AGREEMENT AND OTHER COVENANTS

This private instrument is entered into by and between, on one side:

I.	BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS, an a publicly-held company duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil, with its head office at Avenida Brigadeiro Faria Lima, No. 1.309, 5th floor, Zip Code 01452-002, in the City of São Paulo, State of São Paulo, enrolled with the National Registry of Legal Entities (“CNPJ/ME”) under No. 07.628.528/0001-59, with its incorporation documents duly filed with Commercial Registry of the State of São Paulo (“JUCESP”) under No. 35.300.326.237 (NIRE), hereby represented in accordance with its bylaws (“BrasilAgro”);

and, on the other side,

II.	AGRIFIRMA BRASIL HOLDING S.A., a corporation duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil, with its head office at Rua Tabapuã, No. 474, complex 74, Zip Code 04533-001, in the City of São Paulo, State of São Paulo, enrolled with CNPJ/ME under No. 33.268.198/0001-48, hereby represented in accordance with its bylaws (“Company”);

III.	AGRIFIRMA BRASIL AGROPECUÁRIA S.A., a corporation duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil, with its head office at Rua Tabapuã, No. 474, complex 74, Zip Code 04533-001, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ/ME under No. 09.288.977/0001-20, with its incorporation documents duly filed with JUCESP under No. 35.221.917.771 (NIRE), hereby represented in accordance with its bylaws (“Agrifirma”);

IV.	BRASIL AGRONEGÓCIO – FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATEGIA, a private equity investment fund organized under the laws of the Federative Republic of Brazil, constituted as a closed-end condominium, enrolled with the CNPJ/ME under No. 11.160.957/0001-11, hereby represented by its manager, BRZ INVESTIMENTOS LTDA., a limited liability company duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil, with its head office at Rua Leopoldo Couto de Magalhães Jr., No. 758, complex 52, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ/ME under No. 02.888.152/0001-06, with its incorporation documents duly filed with JUCESP under No. 35.215.466.071 (NIRE), hereby represented in accordance with its articles of association (“FIP Agronegócio” and “BRZ”, respectively);

V.	TERRAS BRASIL – FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATEGIA, a private equity investment fund organized under the laws of the Federative Republic of Brazil, constituted as a closed-end condominium, enrolled with the CNPJ/ME under No. 19.412.274/0001-79, hereby represented by its manager, BRZ, hereby represented in accordance with its articles of association (“FIP Terras”);

VI.	JULIO BESTANI, argentine, married, economist, bearer of passport No. [REDACTED], enrolled with the Individual Taxpayers’ Registry (“CPF/ME”) under No. [REDACTED], resident and domiciled at [REDACTED] (“Julio”);

VII.	RODRIGO DE ARAÚJO RODRIGUES, Brazilian, divorced, agronomic engineer, bearer of Registration Card (“RG”) No. [REDACTED], enrolled with the CPF/ME under No. [REDACTED], resident and domiciled at [REDACTED] (“Rodrigo”);

VIII.	ALLA PARTICIPAÇÕES LTDA., a limited liability company duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil, with its head office at Avenida das Americas, No. 20.007, room 313, Zip Code 22790-851, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the CNPJ/ME under No. 16.707.047/0001-20, hereby represented in accordance with its articles of association (“ALLA”);

IX.	GILMAR ANTONIO ROSA DIAS, Brazilian, divorced, entrepreneur, bearer of RG No. [REDACTED], enrolled with the CPF/ME under No. [REDACTED], resident and domiciled at [REDACTED] (“Gilmar”);

X.	LARISSA GUIMARÃES ROSA DIAS, Brazilian, married, business administrator, bearer of RG No. [REDACTED], enrolled with the CPF/ME under No. [REDACTED], resident and domiciled at [REDACTED] (“Larissa”); and

XI.	AB (HOLDINGS) 1 S.À.R.L, a company duly organized and validly existing in accordance with the laws of Luxemburg, with its head office at 15, Boulevard Roosevelt, L-2450, Luxemburg, enrolled with the CNPJ/ME under No. 09.496.669/0001-90, hereby represented in accordance with its incorporation documents (“AB Holdings” and, together with, FIP Agronegócio, FIP Terras, Julio, Rodrigo, ALLA, Gilmar and Larissa, the “Company’s Shareholders”);

BrasilAgro, the Company, Agrifirma and the Company’s Shareholders are also referred to herein individually as a “Party” and collectively as the “Parties”.

furthermore, as intervening consenting parties,

XII.	I.A. AGRO LTDA., a limited liability company duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil, with its head office in the City of Jaborandi, State of Bahia, at the Arrojado IV Farm, located at the Municipal Road that connects Jaborandi (Bahia) to Posse (Goiás), Km 105 s/n, Zip Code 47655-000, enrolled with the CNPJ/ME under No. 15.675.041/0001-55, with its incorporation documents duly filed with JUCEB under No. 29.203.776.440 (NIRE), hereby represented in accordance with its articles of association (“IA Agro”);

XIII.	GL AGRO EMPREENDIMENTOS LTDA., a limited liability company duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil, with its head office at Rua Tabapuã, No. 474, 7th floor, complex 75, Zip Code 04533-0001, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ/ME under No. 14.813.762/0001-11, with its incorporation documents duly filed with JUCESP under No. 35.226.083.691 (NIRE), hereby represented in accordance with its articles of association (“GL Agro”);

XIV.	AGRIFIRMA BAHIA AGROPECUÁRIA LTDA., a limited liability company duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil, with its head office at Rodovia BA 460, Km 13, Rural Area, Zip Code 47850-000, in the City of Luís Eduardo Magalhães, State of Bahia, enrolled with the CNPJ/ME under No. 10.296.779/0001-98, with its incorporation documents duly filed with JUCEB under No. 292.0401.009-2 (NIRE), hereby represented in accordance with its articles of association (“Agrifirma Bahia”);

XV.	AGRIFIRMA DELAWARE LLC, a limited liability company duly organized and validly existing in accordance with the laws of Delaware, United States of America, with its head office at the Corporate Service Company, 2711, Centerville Road, 400, Wilmington, Delaware 19808, hereby represented in accordance with its incorporation documents (“Agrifirma Delaware”); and

XVI.	AGRIFIRMA S.R.L, a limited liability company duly organized and validly existing in accordance with the laws of Argentina, with its head office at Barrio Santa Barbara, No. 3901, Corredor Bancalari, Benavidez, lot 115, in the City of Pacheco, Argentina, hereby represented in accordance with its incorporation documents (“Agrifirma Argentina” and, together with, IA Agro, GL Agro, Agrifirma Bahia and Agrifirma Delaware, the “Agrifirma’s Subsidiaries”).

furthermore, as intervening consenting party and guarantor,

XVII.	ANTHONY RICHARD FRANCIS GORDON, United Kingdom citizen, married, Solicitor admitted in England and Wales, bearer of the United Kingdom Passport Number [REDACTED], domiciled at [REDACTED]. (“Anthony”);

R E C I T A L S:

A. WHEREAS, on the date hereof, the Company holds three hundred and forty-five million, two hundred and fifty-seven thousand, four hundred and forty-eight (345,257,448) registered common shares, with no par value issued by Agrifirma, representing 100% (one hundred percent) of the total issued and voting capital of Agrifirma (“Agrifirma’s Shares”);

B. WHEREAS, on the date hereof, the Company’s Shareholders hold three hundred and forty-five million, two hundred and fifty-eight thousand, nine hundred and forty-eight (345,258,948) registered common shares, with no par value issued by the Company, representing 100% (one hundred percent) of the total issued and voting capital of the Company (“Company’s Shares”), pursuant to Schedule A hereto;

C. WHEREAS BrasilAgro is a publicly-held company with a subscribed and paid-in capital stock of five hundred eighty-four million, two hundred twenty-four thousand Brazilian Reais (R$ 584,224,000.00) represented by fifty-six million, eight hundred and eighty-eight thousand, nine hundred and sixteen (56,888,916) common shares, with no par value;

D. WHEREAS, subject to the terms and the conditions provided herein, the Parties have agreed to enter into a transaction which, upon completion by the Parties of all acts under this Agreement, as well as all applicable requirements under the Law, shall result, in the Merger (as defined below); and

E. WHEREAS, as a result of the Merger, the Company’s Shareholders will receive common shares issued by BrasilAgro in proportion to the equity each one currently holds in the capital stock of the Company – except for AB Holdings, which will receive certain common shares of BrasilAgro and the Subscription Warrant, as defined below -, with due regard to the Initial Exchange Ratio (as defined below) as possibly adjusted in accordance herewith (“Transaction”),

NOW, THEREFORE, the Parties hereby agree to execute this merger agreement and other covenants (“Agreement”), which shall be governed by the terms and the conditions contained herein, as follows:

1. DEFINITIONS AND RULES OF INTERPRETATION

1.1. Definitions. In this Agreement the definitions provided below should apply:

“AB Holdings” shall have the meaning ascribed to it in the Preamble.

“AB Holdings Capped Indemnity Matters” shall have the meaning ascribed to it in Section 11.1.3(b)

“AB Holdings Exchange Ratio” shall have the meaning ascribed to it in the definition of Initial Exchange Ratio.

"AB Holdings' Indemnified Parties" shall have the meaning ascribed to it in Section 10.4.

“AB Holdings Initial Cap” shall have the meaning ascribed to it in Section 11.1.3(b).

“AB Holdings Initial Shares” shall have the meaning ascribed to it in Section 15.1(i).

“AB Holdings Lock-Up Additional Consideration Amount” shall have the meaning ascribed to it in Section 15.1 (iv).

"AB Holdings LFPEC Reduced Warrants" shall have the meaning ascribed to it in Section 12.4.

“AB Holdings Potential Loss” shall have the meaning ascribed to it in Section 12.5. A.

“AB Holdings Reduced Subscription Warrant Shares” shall have the meaning ascribed to it in Section 12.5. A.

“AB Holdings Retained Subscription Warrants Shares” shall have the meaning ascribed to it in Section 12.5. A.

"AB Holdings Successors" has the meaning ascribed to it in Section 21.2.2

"AB Holding Successors Indemnifiable Amount" has the meaning ascribed to it in Section 21.2.4.

“AB Holdings Successors Report” has the meaning ascribed to it in Section 21.2.2

"Additional AB Holdings Shares" shall have the meaning ascribed to it in Section 2.2.

“Adjustment POA" all have the meaning ascribed to it in Section 3.9 (ii) (a)

“ADRs” shall have the meaning ascribed to it in Section 7.6.

“ADR Holder” shall have the meaning ascribed to it in Section 7.6

“ADR Report” shall have the meaning ascribed to it in Section 7.6.2

“Affiliate” means, as to either Party, any individual or entity that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with that Party, where “Control” means the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, which shall include the meaning ascribed to it in Article 116 of the Brazilian Corporations Law.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Agrifirma” shall have the meaning ascribed to it in the Preamble.

“Agrifirma Argentina” shall have the meaning ascribed to it in the Preamble.

“Agrifirma Bahia” shall have the meaning ascribed to it in the Preamble.

“Agrifirma Companies” means, collectively, the Company, Agrifirma and the Agrifirma’s Subsidiaries.

“Agrifirma Companies Existing Claims” shall have the meaning ascribed to it in Section 8.2.5.

“Agrifirma Companies’ Financial Statements” shall have the meaning ascribed to it in Section 8.2.1.

“Agrifirma Companies’ Material Contracts” shall have the meaning ascribed to it in Section 8.2.9(i).

“Agrifirma Companies’ Related Party Transactions” shall have the meaning ascribed to it in Section 8.2.15.

“Agrifirma Delaware” shall have the meaning ascribed to it in the Preamble.

“Agrifirma Indemnification POA” shall have the meaning ascribed to it in Section 12.3.1.3

“Agrifirma Lock-Up POA” shall have the meaning ascribed to it in Section 15.2.3

“Agrifirma's Indemnified Parties” shall have the meaning ascribed to it in Section 10.2.

“Agrifirma Real Estate Properties” means the properties of Agrifirma Companies listed in Schedule C.

“Agrifirma Shares” shall have the meaning ascribed to it in Whereas A.

“Agrifirma's Subsidiaries” shall have the meaning ascribed to it in the Preamble.

“ALLA” shall have the meaning ascribed to it in the Preamble.

“Anti-Corruption Law” means all Brazilian laws, regulations or orders relating to anti-bribery, or anti-corruption (governmental or commercial), which apply to the business, transactions and dealings related to the Parties and/or Agrifirma Companies herein; including Brazilian Decree-Law No. 2.848/1940; Brazilian Laws No. 12.846/2013, No. 8.429/1992 and No. 8.666/1993.

“Applicable Privacy Rules” means all privacy, data protection and information security Laws, regulatory guidance and industry standards, of any jurisdiction in the world, that apply to the conduct of either Party and that are designed to protect any Personal Information.

“Arbitration Chamber” shall mean the Arbitration and Mediation Center of the Brazil - Canada Chamber of Commerce.

“Arbitration Notice” shall have the meaning ascribed to it in Section 19.4.

“Arbitration Law” means Law No. 9,307 of September 23, 1996, as amended.

“Arbitration Rules” shall mean the Rules of Arbitration of the Arbitration Chamber.

“Arbitration Tribunal” shall have the meaning ascribed to it in Section 19.5.

“Audit Company” shall mean Deloitte and, in the event, Deloitte does not accept the engagement or is otherwise conflicted, one of the following accounting firms as mutually agreed and selected by BrasilAgro and the Company’s Shareholders Representatives: PricewaterhouseCoopers, Ernst & Young or KPMG.

“Base Agrifirma’s NAV” shall mean Agrifirma Companies' consolidated net equity (patrimônio líquido) on June 30, 2019, adjusted pursuant to negotiation among the Parties, in the amount of one hundred eighty four million, nine hundred and sixty thousand Reais (R$ 184,960,000.00), which was assumed for purposes of the Initial Exchange Ratio.

“Base BrasilAgro’s NAV” shall mean BrasilAgro's consolidated net equity (patrimônio líquido) on June 30, 2019, adjusted pursuant to negotiation among the Parties, in the amount of one billion, seven hundred ninety two million, five hundred and seventy two thousand Reais (R$ 1,792,572,000.00), which was assumed for purposes of the Initial Exchange Ratio.

“Basket” shall have the meaning ascribed to it in Section 11.1.6.

“Base Exchange Ratio” shall have the meaning ascribed to it in the definition of Initial Exchange Ratio.

“Beneficiary Shareholders” shall have the meaning ascribed to it in Section 15.2.2

“Beneficiary Shareholders Lock-Up POA” shall have the meaning ascribed to it in Section 15.2.4.

“BrasilAgro” shall have the meaning ascribed to it in the Preamble.

“BrasilAgro Average Price” shall mean the simple average (média simples) of the price per share of BrasilAgro of the immediately preceding ninety (90) Business Days, which BrasilAgro's shares were traded in the B3.

“BrasilAgro Financial Statements” shall have the meaning ascribed to it in Section 9.2.1.

“BrasilAgro Real Estate Properties” shall have the meaning ascribed to it in Section 9.2.4.

“BrasilAgro’s Exchange Ratio Adjustment Cap” shall have the meaning ascribed to it in Section 3.10.

“BrasilAgro's Existing Claims” means the BrasilAgro's Claims listed in Schedule 9.2.5.

“BrasilAgro’s General Shareholders Meeting” shall have the meaning ascribed to it in Section 7.2(iii).

“BrasilAgro's Indemnified Parties” shall have the meaning ascribed to it in Section 10.1.

“BrasilAgro's Material Contracts” shall have the meaning ascribed to it in Section 9.2.91.1.1(i).

“BrasilAgro's Related Party Transactions” shall have the meaning ascribed to it in Section 9.2.15

“Brazilian Corporations Law” means Law No. 6,404, dated as of December 15, 1976, as amended.

“BR GAAP” means the generally accepted accounting principles in Brazil, in accordance with (i) the Brazilian Corporations Law; (ii) the principles set forth in Law No. 11,638/08; (iii) the rules and regulations issued by CVM; and (iv) the pronouncements, guidelines and interpretations issued by the Brazilian Committee on Accounting Practices (Comitê de Pronunciamentos Contábeis), and approved by CVM or the Brazilian Federal Accounting Counsel (Conselho Federal de Contabilidade).

“BRZ” shall have the meaning ascribed to it in the Preamble.

“Business Days” means any day other than a Saturday, Sunday, national holiday in Brazil, or day on which banks in Brazil are not open for the conduct of normal banking business.

“B3” means B3 S.A. – Brasil, Bolsa, Balcão.

“CADE” means the Brazilian Administrative Council for Economic Defense.

“CDA” means CDA - Coordenação de Desenvolvimento Agrário do Estado da Bahia.

“Claim” shall mean any action, suit or other proceeding, judicial or administrative, or arbitration, whether of a civil, labor, tax, commercial, regulatory, environmental, criminal, or of any other nature.

“CDI Index” or “CDI” means the daily average rate of inter-banking deposits, “over extra group”, expressed in annual percentage, based on two hundred fifty-two business days, calculated and disclosed daily by CETIP S.A. Mercados Organizados – CETIP, or any index that may come to replace it in the future.

“CNPJ/ME” shall have the meaning ascribed to it in the Preamble.

“CPF/ME” shall have the meaning ascribed to it in the Preamble.

“Closing Date” shall have the meaning ascribed to it in Section 7.1.

“Closing BrasilAgro’s NAV” shall mean the consolidated net equity (patrimônio líquido) of BrasilAgro as of the Closing Date, prepared in accordance with the rules, procedures, additions and exclusions set out in Schedule 3.1.1.

“Closing Agrifirma’s NAV” shall mean the consolidated net equity (patrimônio líquido) of Agrifirma Companies as of the Closing Date, prepared in accordance with the rules, procedures, additions and exclusions set out in Schedule 3.1.1.

"Closing Statements" shall have the meaning set forth in Section 3.2.

“Company” shall have the meaning ascribed to it in the Preamble.

“Company’s Shareholders Capped Indemnity Matters” shall have the meaning ascribed to it in Section 11.1.3(a)

“Company’s Shareholders Initial Cap” shall have the meaning ascribed to it in Section 11.1.3(a).

“Company’s General Shareholders Meeting” shall have the meaning ascribed to it in Section 4.6.

“Company's Shares” shall have the meaning ascribed to it in Whereas A.

“Company's Shareholders” shall have the meaning ascribed to it in the Preamble.

“Company’s Shareholders Capped Indemnity Matters” shall have the meaning ascribed to it in Section 11.1.3 (a).

“Company’s Shareholders Exchange Ratio Adjustment Cap” shall have the meaning ascribed to it in Section 3.10.

“Company’s Shareholders Initial Cap” shall have the meaning set forth in Section 12.6.

"Company’s Shareholder Potential Loss" shall have the meaning set forth in Section 12.6 (A).

“Company's Shareholders Representatives” shall have the meaning set forth in Section 21.1.

“Confidential Information” shall have the meaning set forth in Section 18.1.

“Conditions Precedent” means the Agrifirma's Conditions Precedent jointly with BrasilAgro's Conditions Precedent and the Parties’ Conditions Precedent.

“CVM” means Comissão de Valores Mobiliários – CVM (Brazilian Securities and Exchange Commission).

“Current Shareholders’ Agreements” shall mean all Shareholders Agreements of the Company and/or of Agrifirma entered into by the Company Shareholders and currently in force, which are listed in Schedule 8.1.7(b).

“De Minimis” shall have the meaning ascribed to it in Section 11.1.5.

"Disagreement Notice" shall have the meaning ascribed to it in Section 3.3.

“Dispute” shall mean any dispute arising out of or in connection with this Agreement, including as to its existence, validity, enforceability, interpretation, performance, and/or termination, between the Parties, as well as its successors and permitted assigns at any title which shall be resolved in accordance with Section 19.

“Direct Claim” shall have the meaning set forth in Section 12.1.

“Discount” shall have the meaning set forth in Section 15.2.

“Environmental Laws” means any applicable Law (or agreement with governmental authorities, including terms of conduct adjustment (TAC – Termo de Ajustamento de Conduta) and Terms of Commitment (Termos de Compromisso)) (a) relating to human health and safety, the environment, indoor or ambient air, soils, subsurface strata, surface water, groundwater, sediments, or natural resources, or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials.

“Exchange Ratio Adjustment” shall have the meaning ascribed to it in Section 3.1.

“Exchange Rate” means the average of the purchase and the sale exchange rates for the conversion of US Dollars, published on the website of the Central Bank of Brazil (www.bcb.gov.br) for the Business Day immediately preceding the relevant payment or reporting date, under the following links: “Exchange and International Capital”, “Exchange Rates”, “Quotations and bulletins”, option “Closing quotations of all currencies on a date” (“Câmbio e Capitais Internacionais”, “Taxas de Câmbio”, “Cotações e boletins”, “Cotações de fechamento de todas as moedas em uma data”).

“Final Exchange Ratio” shall have the meaning ascribed to it in Section 3.8.

“FIP Agronegócio” shall have the meaning ascribed to it in the Preamble.

“FIP Terras” shall have the meaning ascribed to it in the Preamble.

“Fundamental Representations and Warranties” shall have the meaning ascribed to it in Section 9.1.

“Fundamental Representations and Warranties of Agrifirma” shall mean Agrifirma's fundamental representations and warranties, under Section 8.1.

“Fundamental Representations and Warranties of BrasilAgro” shall BrasilAgro's fundamental representation and warranties, under Section 9.1.

“Force Majeure” means an extraordinary and material circumstance of the nature, not reasonably foreseeable and outside and beyond the control of the Party affected thereby, including but not limited to any act of God, earthquake, tornado, fire, which materially jeopardizes the Agrifirma Real Estate Properties or BrasilAgro Real Estate Properties, as the case may be.

“Gilmar” shall have the meaning ascribed to it in the Preamble.

“GL Agro” shall have the meaning ascribed to it in the Preamble.

“Governmental Authority” shall mean any public agent or body of Brazil, on the federal, state or local level, and any other existing political subdivisions, any bodies, departments, or authorities that perform executive, legislative, judicial, regulatory, supervisory or administrative duties of a governmental nature, including any authorities, agencies, departments, councils, commissions, offices, tribunals, courts, chambers, or arbitration tribunals.

“IA Agro” shall have the meaning ascribed to it in the Preamble.

"Incurred LFPEC Losses" shall have the meaning ascribed to it in Section 12.4.

“Indemnifiable Equity Percentage” means the percentage of shares of BrasilAgro owned by a Company’s Shareholder vis-à-vis the total capital stock of BrasilAgro (i) on the Indemnification Settlement Date, if the Indemnification Settlement is exercised by such Company’s Shareholder (which percentage shall exclude any shares of BrasilAgro held or acquired by it in addition to the New Shares and include shares subscribed and received by AB Holdings as a result of exercise of the Subscription Warrant, without duplication), or (ii) on the date an indemnification is due pursuant to Section 12.3.2.2, if the Indemnification Settlement is not exercised by such Company’s Shareholder (which percentage shall exclude any shares of BrasilAgro held or acquired by it in addition to the New Shares and include shares subscribed and received by AB Holdings as a result of exercise of the Subscription Warrant, without duplication).

“Indemnification Cap” shall have the meaning ascribed to it in Section 11.1.3.

“Indemnifying Party” shall mean either the Company's Shareholders or BrasilAgro, as the case may be and under the terms of Section 10.

“Indemnified Party” shall mean either Agrifirma's Indemnified Parties, BrasilAgro's Indemnified Parties, or AB Holdings’ Indemnified Parties, as the case may be.

“Indemnification Settlement” shall have the meaning ascribed to it in Section 12.3.

“Indemnification Settlement Amount” shall have the meaning ascribed to it in Section 12.3.1.

“Indemnification Settlement Date” shall have the meaning ascribed to it in Section 12.3.

“Indemnification Settlement Matters” shall have the meaning ascribed to it in Section 12.3.1.

“Independent Expert" shall have the meaning ascribed to it in Section 3.512.3.

“Initial Exchange Ratio” means the initial exchange ratio to be considered as a result of the Merger, by means of which each Company's Shareholder shall receive one (1) BrasilAgro share in exchange for 58.82 shares of the Company owned by them immediately prior to execution hereof (“Base Exchange Ratio”), provided that, as a result of negotiations conducted by the Parties prior to the date hereof (including with respect to indemnification rights), it has been agreed that AB Holdings (i) shall receive one (1) BrasilAgro share in exchange for 78.43 shares of the Company owned by it (“AB Holdings Exchange Ratio”) and (ii) may receive shares issuable upon exercise of the Subscription Warrant.

“Initial Shares” shall have the meaning ascribed to it in Section 15.1(i).

“Intellectual Property” means trademarks and service marks and all goodwill associated with such marks, trade names, logos, get-up, patents, plant breeder´s rights, inventions, registered and unregistered design rights, utility models, copyrights (including copyrights in computer software), semi-conductor topography rights, database rights and all other similar proprietary rights which may subsist in any part of the world including Industrial Know-how and Know-how and including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

“Intellectual Property Rights” means all patent rights, copyrights, moral rights, trademark rights, trade name rights, service mark rights, trade dress rights, design rights, trade secret rights, proprietary rights, privacy rights, rights of publicity, name or likeness and other intellectual property rights, whether or not those rights have been filed or registered under any statute or are protected or protectable under applicable Law.

“JUCEB” shall have the meaning ascribed to it in the Preamble.

“JUCESP” shall have the meaning ascribed to it in the Preamble.

“Law” shall mean any applicable law, treaty, constitution, statute, regulation, policy, instruction, order entered, issued, made or rendered by any Governmental Authority.

“Larissa” shall have the meaning ascribed to it in the Preamble.

“Legal Advisor” shall have the meaning ascribed to it in Section 12.3.1.

"LFPEC Losses" shall have the meaning ascribed to it in Section 12.4.

“LFPEC Matter” shall mean failure by the Agrifirma Companies to (i) acquire possession of the respective arable hectares of Fazenda Rio do Meio and (ii) receive the payments in relation to the sale of Fazenda Bananal X, both of which are occupied by Francisco Ferreira Camacho and/or his Affiliates (“LFPEC”) under the respective rural partnership agreement listed in Schedule 8.2.4 (such that they remain in the possession of such Persons), which failure shall result in and represent an indemnity due to BrasilAgro and/or Agrifirma as from June 30, 2020. The indemnification amounts due by the Company’s Shareholders hereunder will be based on estimates of profits and losses to be incurred by BrasilAgro by not having being able to achieve the objectives set forth in “i” and “ii” of this definition, at predetermined dates, as per criteria and calculations set forth in “Schedule D - LFPEC Matter”. The payment of indemnification in relation to this clause will be paid at the end of the Lock-up Period.

“Liens” means any rights of guarantee, surety, bonds, mortgages, pledges, fiduciary transfers, easements, encumbrances, charges, security interests, liens, contingent sale agreements, leases, subleases, limitations or restrictions on use or ownership, sale options, rights of first refusal, rights of first offer, preemptive rights, agreement to exercise voting rights, usufruct, any other contractual, legal, administrative or judicial impediments, including purchase and sale promises and non-transfer provisions, or any lien or encumbrance of any kind.

“Lock-up” shall have the meaning ascribed to it in Section 15.1.

“Lock-Up Period” shall have the meaning ascribed to it in Section 15.1.

“Lock-Up Discount Issuable Subscription Warrant Shares” shall have the meaning ascribed to it in Section 15.2.

“Lock-Up Restricted Shares” shall have the meaning set forth in Section 15.2.

“Loss” or “Losses” means all sums paid or payable (within thirty (30) days) to any Person, including all losses and damages, injuries (including personal injury, sickness and death), interest, costs, Taxes, premiums, assessments, penalties, expenses and attorney fees (whether incurred prior to, at trial, arbitration or any other proceeding and in any appeal or other post trial proceeding) in connection with such losses or damages.

“Merger” shall mean the merger of the Company into Brasil Agro, pursuant hereto and to the Merger Protocol.

“Merger Protocol” shall mean the merger protocol (Protocolo e Justificação de Incorporação) related to the Merger, to be submitted for approval of both BrasilAgro’s General Shareholders Meeting and Company’s General Shareholders Meeting, substantially in the form of the draft attached hereto as Schedule B.

“MetLife Loan Agreement” shall mean the Loan Agreement entered into by and between Agrifirma Delaware LLC., Metropolitan Life Insurance Company, Agrifirma, Agrifirma Bahia, and GL Agro dated October 11, 2013 and amended on November 16, 2016.

“Minimum Percentage” shall have the meaning ascribed to it in Section 15.2.2.

“New Shares” shall have the meaning ascribed to it in Section 2.2.

“Notice” shall have the meaning ascribed to it in Section 21.9.

"Notice of Direct Claim" shall have the meaning ascribed to it in Section 12.1.121.9.

"Notice of Third Party Claim" shall have the meaning ascribed to it in Section 12.2.1.

“Operational Profit Compensation” shall have the meaning ascribed to it in the definition of LFPEC Matter.

“Operational Representations and Warranties of Agrifirma” shall have the meaning ascribed to it in Section 8.2.

“Operational Representations and Warranties of BrasilAgro” shall have the meaning ascribed to it in Section 9.2.

“Operational Representations and Warranties” shall have the meaning ascribed to it in Section 9.2.

"Other Shareholders Initial Shares" shall have the meaning ascribed to it in Section 15.1i(i).

“Party” shall have the meaning ascribed to it in the Preamble.

“Parties” shall have the meaning ascribed to it in the Preamble.

“Parties' Conditions Precedent” shall mean the Parties' precedent conditions to Closing, under Section 4.1.

“Permitted Transfers” shall have the meaning ascribed to it in Section 21.5.

“Person” shall mean any individual, entity, company, corporation, partnership, association, trust, condominium, investment fund or other entity or organization, incorporated or unincorporated person, including a governmental authority.

“Personal Information” means any information (a) relating to an identified or identifiable individual, (b) protected under applicable Law or Applicable Privacy Rules, as the case may be, or (c) that is linked or combined with information identified in (a) or (b) above. Without limiting the foregoing, an identified or identifiable individual is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier, or to any one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity, including but not limited to an individual's name, signature, address, telephone number, email address, employee identification number, Social Security or Social Insurance number, driver's license number, other government-issued identification number, financial account number including but not limited to credit or debit card number, credit report information, password, PIN, account credentials (e.g., username and password), biometric data, medical or health data, answers to security questions, or any other authentication information.

"Potential Settlement Indemnities" shall have the meaning ascribed to it in Section 12.3.

“Related Party” has the meaning ascribed to it in CPC 5(R1) as approved by CVM (Brazilian Securities Exchange Commission) Ruling 642.

"Remaining AB Holdings Issuable Subscription Warrant Shares" shall have the meaning set forth in Section 15.2.

“Remaining Restricted Shares” shall have the meaning set forth in Section 15.2.

"Resolution Period" shall have the meaning set forth in Section 3.4.

“Restricted Shares” shall have the meaning ascribed to it in Section 15.1(ii).

"Restricted Share Dividends" shall have the meaning ascribed to it in Section 12.7.

“Retained Restricted Shares” shall have the meaning ascribed to it in Section 12.3.2.

"Retained Restricted Warrants Shares" shall have the meaning ascribed to it in Section 12.3.2.

“RG” shall have the meaning ascribed to it in the Preamble.

“Risk Committee” shall have the meaning ascribed to it in Section 13.

“Rodrigo” shall have the meaning ascribed to it in the Preamble.

“Subscription Warrant” has the meaning ascribed to it in Section 2.2.

“Tax”, “Taxes” or “Taxation” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.

“Third-Party” shall mean any Person, except for the Parties and any of their Affiliates.

"Third Party Claim" has the meaning ascribed to it in Section 12.2.

“Transaction” shall have the meaning ascribed to it in Whereas E.

“Transfer” (and its derivatives, such as “to Transfer” and “Transferred”) means any transaction directly or indirectly entailing, in a voluntary or involuntary manner, the disposal, transfer (including by succession or apportionment of any kind), contribution, sale, assignment (including the assignment of preemptive rights), swap, gift, lease, pledge, attachment, seizure or retention of a given right or asset, or rights attaching to a given right or asset (including, without limitation, voting rights, if any).

“Trustee” has the meaning ascribed to it in Section 21.2.

“Trust Arrangement” has the meaning ascribed to it in Section 21.2.

1.2. Singular, plural and gender. References to one gender include all genders and references to the singular include the plural and vice versa.

1.3. References to companies. References to a company shall include any company, corporation or any corporate entity, wherever incorporated, including but not limited to, its legal representatives, board of directors, officers, or other employees as applicable.

1.4. References to subsidiaries and holding companies. A company is a “subsidiary” of another company (its “holding company”) if that other company Controls it, directly or indirectly.

1.5. Schedules, exhibits, annex and recitals.

1.5.1. References to this Agreement shall include any recitals, exhibits, annex and schedules to it and references to sections and schedules are to sections of, exhibits and schedules to, this Agreement. The definitions established in this Agreement are applicable to the schedules hereto, and vice-versa.

1.5.2. In the event of any conflict between the meaning attributed to definitions in this Agreement and to those attributed in the schedules, the definitions provided for in this Agreement shall prevail in relation to the definitions provided for in the schedules.

1.5.3. The Exhibits and Schedules attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References to this Agreement and the words herein, hereof and words of similar import refer to this Agreement (including the Schedules) as an entirety. In the event of any conflict between the provisions of this Agreement or any Schedule, the provisions of the Agreement shall prevail.

1.5.4. The Section references referred to in the Schedules are to Sections of this Agreement, unless otherwise expressly indicated.

1.6. Information. References to books, records or other information mean books, records or other information in any form including, inter alia, paper, electronically stored data, magnetic media, film and microfilm.

1.7. Legal Terms. References to any Brazilian legal term shall, in respect of any jurisdiction other than Brazil, be construed as references to the term or concept which most nearly corresponds to it in Brazil.

2.	MERGER

2.1. Scope. The Parties agree, in accordance with the terms and the conditions set forth in this Agreement and in the Merger Protocol, to merge the Company into BrasilAgro, on the Closing Date. As a result of the Merger, the Company shall cease to exist and BrasilAgro shall be the right full successor to all of the rights and the obligations previously held by the Company, pursuant to article 227 and article 232 of the Brazilian Corporations Law.

2.2. Capital Increase, Subscription Warrant and Initial Exchange Ratio. As a result of (i) the Merger, the capital stock of BrasilAgro shall be increased in the amount of one hundred fifteen million, five hundred eighty six thousand, five hundred and seventy six Reais and seventy nine cents (R$115,586,576.79) resulting in the change of the current corporate capital of five hundred eighty-four million, two hundred twenty-four thousand Brazilian Reais (R$584,224,000.00) to six hundred ninety nine million, eight hundred and ten thousand, five hundred and seventy six Reais and seventy nine cents (R$699,810,576.79), with the issuance of five million, two hundred and fifteen thousand, three hundred and eighty-five (5,215,385) new common shares (ações ordinárias) to the Company’s Shareholders, with no par value, in accordance with Schedule 2.3(i), with due regard to Section 2.3 below and subject to the Exchange Ratio Adjustment provided in Section 3 (“New Shares”), and (ii) the Merger, referred capital increase mentioned immediately above and subject to the Exchange Ratio Adjustment provided in Section 3, a subscription warrant will be issued in favor of AB Holding, which will be entitled to subscribe for additional six hundred and fifty-four thousand, four hundred and eight-seven (654,487) new common shares, with no par value (“Additional AB Holdings Shares”) at the end of the Lock-Up Period or afterwards, in the conditions set forth in Schedule 7.2(v) and subject to the applicable adjustments set forth herein (“Subscription Warrant”).

2.3. The Parties agree that the Company’s Shareholders shall have the exclusive and irrevocable right to subscribe all New Shares provided that (i) in relation to Company’s Shareholders other than AB Holdings, such right respect the Initial Exchange Ratio, i.e. ratio of one (1) New Share equals to 58.82 shares held by such Company’s shareholders in the Company, as provided under Schedule 2.3(i), and (ii) in relation to AB Holdings, such right respect the Ratio of one (1) New Share equals to 78.43 shares held by the AB Holdings in the Company, and that AB Holdings may be entitled to subscribe the Additional AB Holdings Shares pursuant to the Subscription Warrant.

2.3.1. The Parties acknowledge and agree that the Initial Exchange Ratio was defined in accordance with (i) the Base Agrifirma’s NAV and the Base BrasilAgro’s NAV, and (ii) the valuation of the Agrifirma Real Estate Properties and BrasilAgro Real Estate Properties as provided in Schedule 2.3.1. The Initial Exchange Ratio shall be adjusted in accordance with Section 3.

3. EXCHANGE RATIO ADJUSTMENT

3.1. Exchange Ratio Adjustment. The Parties agree that the Initial Exchange Ratio and the quantity of Additional AB Holdings Shares may vary and be adjusted according to this Section 3 depending on the variation of the consolidated net equities (patrimônio líquido) of both BrasilAgro and the Company considering, for such purpose, the variations between, one hand (i) the Base Agrifirma’s NAV and the Closing Agrifirma’s NAV and, on the other hand, (ii) the Base BrasilAgro’s NAV and the Closing BrasilAgro’s NAV (“Exchange Ratio Adjustment”).

3.1.1. The Exchange Ratio Adjustment will result in a change to the Initial Exchange Ratio (i) in favor of BrasilAgro in case the Closing Agrifirma’s NAV is lower than the Base Agrifirma’s NAV, (ii) in favor of Company’s Shareholders in case the Closing Agrifirma’s NAV is higher than the Base Agrifirma’s NAV, (iii) in favor of BrasilAgro in case the Closing BrasilAgro’s NAV is higher than the Base BrasilAgro’s NAV, and (iv) in favor of Company’s Shareholders in case the Closing BrasilAgro’s NAV is lower than the Base BrasilAgro’s NAV. Such results may be netted against each other in case the outcome of such variations is favorable to BrasilAgro, on one hand, and to Company’s Shareholders, on the other hand. For clarity purposes, the calculation of the Exchange Ratio Adjustment shall consider the additions and exclusions set forth in Schedule 3.1.1 hereof.

3.2. Post-Closing Adjustment. Within forty five (45) Business Days counted as from the Closing Date, BrasilAgro shall deliver to the Company's Shareholders the written and detailed consolidated financial statements of both BrasilAgro and the Company, including, without limitation, the Closing Agrifirma’s NAV and the Closing BrasilAgro’s NAV, as well as (i) a detailed explanation of the assumptions and other considerations adopted for purposes of calculation of such Closing Agrifirma’s NAV and Closing BrasilAgro’s NAV, and (ii) the calculation of the Exchange Ratio Adjustment, with due regard to Sections 3.1.1 above and Section 3.9 below (the “Closing Statements”). BrasilAgro shall prepare the Closing Statements in accordance with the Brazilian GAAP and based on the unaudited consolidated balance sheets of both BrasilAgro (without giving effect to the Merger) and of the Company as of the Closing Date.

3.3. If the Company's Shareholders disagree with the Closing Statements, the Company's Shareholders Representatives shall notify BrasilAgro in writing of such disagreement within thirty (30) Business Days counted as of the date of the delivery of the Closing Statements. The notification shall describe in reasonable detail the adjustments which the Company's Shareholders understand should be made to the Closing Statements (the “Disagreement Notice”). BrasilAgro shall procure that all books and records relating to BrasilAgro, the Company, Agrifirma and Agrifirma Subsidiaries are made available to the Company's Shareholders Representatives and to the Company’s Shareholders’ advisors.

3.3.1. For clarification purposes, (i) the Company’s Shareholders Representatives shall have the right to deliver one (1) Disagreement Notice for purposes of Section 3.3 and (ii) the Parties agree that any decision, approval and/or any written resolution by the Company’s Shareholders in connection with this Section 3 shall be considered valid and binding if taken or made by Company’s Shareholders representing, at least, sixty percent (60%) of the Agrifirma’s Shares on the Closing Date, provided that such decision, approval or written resolution executed by the Company’s Shareholders representing such minimum percentage of Agrifirma’s Shares shall be valid and binding upon all the Parties.

3.4. Within ten (10) Business Days counted as of the date of the receipt of the Disagreement Notice (“Resolution Period”), BrasilAgro and the Company's Shareholders Representatives agree to enter into good faith discussions in order resolve all issues provided in the Disagreement Notice. In the event the Parties are able to reach an agreement, the terms and conditions agreed upon shall be reflected in a bidding written agreement to be entered into by and among the Parties.

3.5. In the event the Parties fail to reach a mutual agreement within the Resolution Period, BrasilAgro and the Company's Shareholders shall jointly engage an Audit Company for the purpose of reviewing those items and/or amounts as to which the BrasilAgro and the Company's Shareholders Representatives have disagreed, as well as to issue an expert opinion regarding the Exchange Ratio Adjustment (“Independent Expert”). For the avoidance of doubts, the Independent Expert shall comply with the Brazilian GAAP (except with respect to the items identified in Schedule 3.5, which shall be asserted according to the principles contained in such Schedule) and shall act as an expert and not as an arbitrator.

3.6. The Independent Expert shall only review and consider those items and/or amounts as to which the Company' Shareholders have disagreed on its Disagreement Notice. The Independent Expert shall have reasonable access to the documents, schedules or work papers used by BrasilAgro, the Company, Agrifirma and Agrifirma Subsidiaries in the drafting of the Closing Statements and by the Company's Shareholders in the drafting of the Disagreement Notice. BrasilAgro shall procure that all books and records relating to BrasilAgro, the Company, Agrifirma and Agrifirma Subsidiaries are made available to the Independent Expert during normal office working hours. BrasilAgro and the Company's Shareholders shall both request that the Independent Expert use its reasonable best efforts to prepare such written report within forty-five (45) days counted as of the date of its engagement, and in any event as soon as is reasonably practicable, by means of which the Independent Expert shall resolve each of the disputed issues and/or amounts provided in the Disagreement Notice. The decision of the Independent Expert shall be final and binding upon the Parties, except in the event of any fraud, manifest error or willful misconduct.

3.7. The Parties agree that the fees, expenses and costs incurred with the Independent Expert shall be borne equally by BrasilAgro and by Agrifirma, provided that all payments owed or to be owed by the Company to the Independent Expert shall be reflected (and added as a liability) in the financial statements of the Company that will be used for purposes of determining of the Closing Agrifirma’s NAV.

3.8. The final exchange ratio which shall be deemed final and binding upon the Parties for the purpose of this Section 3 (the “Final Exchange Ratio”) shall reflect (i) the Closing Statements delivered by BrasilAgro pursuant to Section 3.2 if no Disagreement Notice is delivered by the Company's Shareholders Representatives, or (ii) if such Disagreement Notice is timely delivered by the Company's Shareholders, (x) as agreed in the written agreement signed by the Parties pursuant to Sections 3.3.1 and 3.4 or (y) if the Parties are unable to resolve their disagreement, as provided in the Independent Expert's report delivered pursuant to Section 3.6.

3.9. For the avoidance of doubts, in the event the result of the Final Exchange Ratio:

(i) is favorable to the Company’s Shareholders (entitling them to receive an additional number of common shares issued by BrasilAgro), BrasilAgro shall, at its sole discretion, elect to, within thirty (30) days counted as of the definition of the Final Exchange Ratio, either (or as a combination of any of the subsequent alternatives)

(a) procure the corresponding increase to its corporate capital (which corresponds to 88.85% of the difference between the Final Exchange Ratio and the Initial Exchange Ratio), and (a)(i) the Company's Shareholders other than AB Holdings shall receive 62.35% of the respective new BrasilAgro's issued common shares in the proportion set forth in Schedule 2.3(i), of which 75% shall be issued as Initial Shares, and 25% shall be issued as Restricted Shares, (a)(ii) AB Holdings shall receive 37.65% of the respective new BrasilAgro's issued common shares, of which 100% shall be issued as Initial Shares, and (a)(iii) the number of shares equivalent to 11.15% of the difference between the Final Exchange Ratio and the Initial Exchange Ratio shall be increased to the shares issuable under the Subscription Warrants; or

(b) transfer BrasilAgro's treasury stocks, if any, to the Company's Shareholders, in the same proportion as to that described in item “a” immediately above, and the number of shares issuable upon exercise of the Subscription Warrant shall be increased and adjusted accordingly; or

(c) pay in cash an amount equal to the Exchange Ratio Adjustment to the Company's Shareholders, in the proportion of Agrifirma’s Shares held by each of them at Closing, multiplied by the BrasilAgro Average Price as of the definition of the Final Exchange Ratio; or

(ii) is favorable to BrasilAgro, BrasilAgro shall, at its sole discretion,

(a) elect that the Company’s Shareholders (other than AB Holdings), within thirty (30) days counted as of the definition of the Final Exchange Ratio, either (a)(i) transfer to BrasilAgro (for no consideration) the equivalent number of shares (of which 75% shall be Initial Shares and 25% shall be Restricted Shares), which transfer may be implemented by BrasilAgro pursuant to the powers granted to it by means of the power of Attorney to be granted by the Company’s Shareholders to BrasilAgro and Agrifirma on the Closing Date pursuant to the draft attached hereto as Schedule 3.9(ii) (“Adjustment POA”), or (a) (ii) transfer to Agrifirma (for no consideration) the equivalent number of shares (of which 75% shall be Initial Shares and 25% shall be Restricted Shares), which transfer may be implemented by Agrifirma pursuant to the powers granted to it by means of the Adjustment POA, and

(b) elect that AB Holdings, within thirty (30) days counted as of the definition of the Final Exchange Ratio, either (b)(i) transfer to BrasilAgro and/or Agrifirma (for no consideration) 75% of the equivalent number of shares (or ADRs), as Initial Shares, and that 25% of the equivalent number of shares is reduced from the shares to be issued upon exercise of the Subscription Warrant, or (b)(ii) the number of shares issuable to AB Holdings upon exercise of the Subscription Warrant shall be reduced proportionally and adjusted accordingly in order to reflect the Final Exchange Ratio.

3.9.1. For the avoidance of doubts, all procedures and requirements related to the Final Exchange Ratio provided herein shall be duly observed by the Parties, and a copy of all documents, reports and calculations prepared in connection with such Final Exchange Ratio shall be delivered to all Parties upon its conclusion.

3.10. The Parties agree that in no event the number of shares as a result of the Exchange Ratio Adjustment to be (i) issued or transferred by BrasilAgro in favor of the Company’s Shareholders according to Section 3.9(i) above will be higher than eight hundred thousand (800,000) common shares (“BrasilAgro’s Exchange Ratio Adjustment Cap”), and (ii) transferred by the Company’s Shareholders to BrasilAgro or Agrifirma, as the case may be, according to Section 3.9(ii) above, will be higher than four hundred thousand seventy-seven thousand (477,000) common shares (“Company’s Shareholders Exchange Ratio Adjustment Cap”).

4. CONDITIONS PRECEDENT; PRE-CLOSING ACTIONS

4.1. Parties' Conditions Precedent. The obligation of both BrasilAgro and the Company’s Shareholders to consummate the Transaction is subject to the fulfilment, on or prior to the Closing Date, of each and every one of the following conditions (“Parties' Conditions Precedent”):

4.1.1. Antitrust Approval. The Parties shall have received the written approval from CADE regarding the Transaction, according to applicable Law, without restrictions, and such approval shall become effective and definitive (not subject to appeal), as established under applicable Law;

4.1.2. Applicable Laws / No Challenge. No Law shall have been enacted, promulgated or enforced by any Governmental Authority which prevents the completion of the Transaction or implementation of the Merger, and no challenge by any Third Party and/or order by any court or other Governmental Authority shall exist that prevents the Transaction or the Merger;

4.1.3. BrasilAgro’s General Shareholders Meeting. (i) The BrasilAgro’s General Shareholders Meeting approving the Merger shall have occurred, (ii) the matters subject to approval thereunder shall have been approved in accordance with Law, and (iii) the minutes of the BrasilAgro’s General Shareholders Meeting shall have been registered with JUCESP;

4.1.4. Company’s General Shareholders Meeting. (i) The Company’s General Shareholders Meeting shall have occurred, (ii) the matters subject to approval thereunder shall have been approved (a) in accordance with the Law by, at least, FIP Agronegócio, FIP Terras and AB Holdings, and (b) no later than December 17, 2019 with due regard of Section 4.6.1, and (iii) the minutes of the Company’s General Shareholders Meeting shall have been registered with JUCESP; and

4.1.5. Genagro's Approval. The shareholders of Genagro Ltd. (shareholder of AB Holdings) shall have approved the Transaction under the terms provided herein, no later than December 17, 2019.

4.1.6. Company’s capital stock. The by-laws of the Company registered with JUCESP shall reflect the capital stock of the Company set forth in Schedule 8.1.7(a).

4.2. Agrifirma's Conditions Precedent. The obligation of BrasilAgro to consummate the Transaction is subject to the fulfilment, on or prior to the Closing Date, of each and every one of the following conditions:

4.2.1. Representations and Warranties. (i) The Fundamental Representations and Warranties of Agrifirma shall be true, current, complete and correct in all respects on the Closing Date as if made on such date, and (ii) the representations and warranties of Agrifirma, the Company and the Company's Shareholders provided herein in Section 8, other than the Fundamental Representations and Warranties of Agrifirma, shall be true, current, complete and correct in all material aspects on the Closing Date as if made on such date, except with respect to representations and warranties relating to a certain date, which shall be true, current, complete and correct on that date.

4.2.2. Fulfilment of Obligations. The obligations of the Company, Agrifirma and the Company's Shareholders provided for in this Agreement shall have been fulfilled in all material respects.

4.2.3. Third Party Consents. The Company's Shareholders shall have delivered or cause the Agrifirma Companies to provide BrasilAgro with a copy of the Third Party consents, approvals and/or authorizations, as set forth in Schedule 4.2.3;

4.2.4. MetLife Loan Agreement. The amendment to the MetLife Loan Agreement entered into on October 2nd, 2019 shall be effective with due regard to the conditions precedent provided therein, and the lawsuits filed by MetLife against the Agrifirma shall have been terminated;

4.2.5. Agrifirma - Floor Trigger. (i) The Exchange Rate of Real to US Dollar for the second (2nd) Business Day prior to the Closing Date shall not be higher than R$4.70:US$1.00; and/or (ii) there shall not be any contingency of the Agrifirma Companies, which becomes required to be reserved ("provável" in accordance with such Agrifirma Company's attorney or auditor, as the case may be) for in the balance sheet of any Agrifirma Companies in accordance with the Brazilian GAAP and with such Agrifirma Company's auditor, that, together with all other liabilities of the Agrifirma Companies’ financial statements of June 30, 2019, would be expected to extrapolate the BrasilAgro’s Exchange Ratio Adjustment Cap as a result of the Exchange Ratio Adjustment; and

4.2.6. Ordinary Course of Business. Agrifirma Companies shall have been managed within their ordinary course of business by the Closing Date, pursuant to Sections 5.1 and 5.2.

4.3. Waiver of Agrifirma's Conditions Precedent. BrasilAgro may, at its sole discretion and to the extent permitted by applicable Law, waive in writing, in whole or in part, the satisfaction of any Agrifirma's Conditions Precedent.

4.4. BrasilAgro's Conditions Precedent. The obligation of the Company’s Shareholders to consummate the Transaction is subject to the fulfilment, on or prior to the Closing Date, of each and every one of the following conditions:

4.4.1. Representations and Warranties. (i) The Fundamental Representations and Warranties of BrasilAgro shall be true, current, complete and correct in all respects on the Closing Date as if made on such date, and (ii) the representations and warranties of BrasilAgro provided herein in Section 9, other than the Fundamental Representations and Warranties of BrasilAgro, shall be true, current, complete and correct in all material aspects on the Closing Date as if made on such date, except with respect to representations and warranties relating to a certain date, which shall be true, current, complete and correct on that date.

4.4.2. Fulfilment of Obligations. The obligations of BrasilAgro provided for in this Agreement shall have been fulfilled in all material respects.

4.4.3. Third Party Consents. BrasilAgro shall deliver a copy of the Third Party's consents, as set forth in Schedule 4.4.3;

4.4.4. BrasilAgro - Floor Trigger. (i) The Exchange Rate of Real to US Dollar for the second (2nd) Business Day prior to the Closing Date shall not be lower than R$3.50:US$1.00; and/or (ii) there shall not be any contingency of BrasilAgro, which becomes required to be reserved ("provável" in accordance with BrasilAgro's attorney or auditor, as the case may be) for in the balance sheet of BrasilAgro in accordance with the Brazilian GAAP and with BrasilAgro's auditor, that together with all other liabilities set forth in the BrasilAgro’s financial statements of June 30, 2019, would be expected to be extrapolate the Company’s Shareholders Exchange Ratio Adjustment Cap as a result of the Exchange Ratio Adjustment; and

4.4.5. Ordinary Course of Business. BrasilAgro shall have been managed within its ordinary course of business by the Closing Date, pursuant to Section 6.1 and 6.2.

4.5. Waiver of BrasilAgro's Conditions Precedent. The Company's Shareholders Representatives (on behalf of the Company’s Shareholders) may, at their sole discretion and to the extent permitted by applicable Law, waive in writing, in whole or in part, the satisfaction of any BrasilAgro's Conditions Precedent.

4.5.1. Each Party shall have the right, at its sole discretion, to prepay and otherwise terminate any of the financial agreements listed in Schedules 4.2.3 and 4.4.3, or not obtain any applicable consents, as the case may be, prior to the Closing, provided that all costs, fees, charges, penalties and payments in connection therewith shall (i) be paid and borne prior to the Closing by the relevant Party or (ii) reflected (and added as a liability or as a reserve) in the consolidated financial statements of BrasilAgro and/or the Company for purposes of determining of the Closing Agrifirma’s NAV and the Closing BrasilAgro’s NAV, as the case may be.

4.6. Call Notice of BrasilAgro’s General Shareholders Meeting and Company’s General Shareholders Meeting. On the date hereof BrasilAgro and the Company executed the Merger Protocol and within three (3) Business Days counted from the date hereof (i) BrasilAgro shall take all necessary measures to convene BrasilAgro’s General Shareholders Meeting as provided herein, as well to make all publications required thereto, and (ii) the Company’s Shareholders will cause the Company to take all necessary measures to convene a general shareholders meeting of the Company for the approval of: (a) the Merger Protocol; (b) the appointment of the appraising company responsible for the appraisal of the Company's net equity to be merged into BrasilAgro, pursuant to the appraisal report; (c) the respective appraisal report; (d) the Merger, pursuant to the terms and conditions of the Merger Protocol; and (e) the practice, by Company's managers, of all necessary acts for the completion of the Transaction, including, but not limited to, the subscription of BrasilAgro's corporate capital increase on behalf of the Company’s Shareholders, which resolutions shall be subject to (condição suspensiva) the fulfillment of the Conditions Precedent set forth herein (“Company’s General Shareholders Meeting”). Schedule 4.6 contains the drafts of the minutes of the BrasilAgro’s General Shareholders Meeting and the Company’s General Shareholders Meeting.

4.6.1. The Parties agree that (i) the Company’s General Shareholders Meeting shall occur until December 17, 2019 and the respective minutes of such meeting shall be delivered to BrasilAgro until December 17, 2019, (ii) BrasilAgro will endeavor its commercially reasonable efforts to cause the BrasilAgro’s General Shareholders Meeting to occur until December 20, 2019, and (iii) in case (a) the Company’s General Shareholders Meeting does not occur until December 17, 2019 or, (b) the matters subject to approval thereof are not approved at least, by FIP Agronegócio, FIP Terras and AB Holdings at the Company’s General Shareholders Meeting, BrasilAgro may elect to cancel the BrasilAgro’s General Shareholders Meeting and terminate this Agreement; and (iv) in case (a) the BrasilAgro's General Shareholders Meeting does not occur until January 16, 2020; or (b) the matters subject to approval thereof are not approved by the BrasilAgro's Shareholders, according to the quorums required by Law or by the BrasilAgro's by-laws, the Company's Shareholders may elect to terminate this Agreement.

4.7. Obligations with respect to the Conditions Precedent. The Parties agree that they shall practice or cause the practice of any and all acts necessary towards the fulfillment of the respective Conditions Precedent for which they are respectively responsible under this Agreement, as the case may be. For the avoidance of doubts, this Section 4.7 does not represent an obligation on any of the Parties to obtain the favorable approval (i) of its shareholders in any meeting or board meetings of the respective shareholders provided in this Section 4, and/or (ii) of Third Parties and/or creditors under Third Parties consents, under Sections 4.2.3 and 4.4.3.

5. AGRIFIRMA'S ORDINARY COURSE OF BUSINESS AND CONDUCT OF BUSINESS

5.1. Conduct of Business. Except for any other commitment entered into by the Parties in this Agreement, the Company and Agrifirma undertake, within the period comprised between the date hereof and the Closing Date, to conduct the businesses and activities of the Agrifirma Companies in the ordinary course of business and usual course consistent with their past practices.

5.2. Interim Covenants. In addition to the above, as from the date of the execution of this Agreement up to the Closing Date, (i) the Company’s Shareholders shall not, except by means of prior written approval by BrasilAgro, (a) propose or adopt any change in the Agrifirma Companies’ organizational or governing documents; nor make any amendments in their articles of association or by-Laws, (b) approve or make any amendment in the Agrifirma Companies’ corporate structure, including merger, amalgamation, acquisition, spin-off or any other corporate reorganization or transaction, (c) sell and/or approve the issuance of any shares representative of the capital stock of the Company and/or Agrifirma, convertible or exchangeable securities thereof, options or any other rights of acquisition of shares or quotas representative of the capital stock of the Company and/or Agrifirma, (d) create Liens over the shares or quotas of the Agrifirma Companies, and (e) approve the declaration, set aside or payment of any dividend, interest, or other distribution (whether in cash, stock or property or any combination thereof) (except to the extent captured by the Exchange Ratio Adjustment), and (ii) the Company and Agrifirma shall not perform, and shall cause the Agrifirma’s Subsidiaries not to perform, any of the following acts, except by means of prior written approval by BrasilAgro (which cannot be unreasonably withheld):

5.2.1. propose or adopt any change in the Agrifirma Companies’ organizational or governing documents; nor propose or make any amendments in their articles of association or by-Laws;

5.2.2. make any amendment in their corporate structure, including, merger, amalgamation, acquisition, spin-off or any other corporate reorganization or transaction;

5.2.3. issue or sell any shares or quotas representative of their capital stock, convertible or exchangeable securities thereof, options or any other rights of acquisition of shares or quotas representative of their capital stock;

5.2.4. engage or incur debts, which the amount, in the aggregate exceeds five hundred thousand Reais (R$500,000.00), except for replacement or rollover of existing debts (i) other than the Metlife Loan Agreement and (ii) to the extent pre-payment conditions of such new debts are not different from the ones set forth in the replaced debts;

5.2.5. create Liens over their shares or quotas;

5.2.6. acquire, sell or encumber goods of their permanent asset in which the individual or the aggregate amount, in the period of one (1) year (in case set of goods for the same purposes) exceeds five hundred thousand Reais (R$500,000.00), except for the sale of equipment (machinery) with amount above the respective book value;

5.2.7. enter into any agreement with any Affiliate or Related Party of the Agrifirma Companies and/or of the Company’s Shareholders;

5.2.8. sell, lease or otherwise dispose of assets exceeding five hundred thousand Reais (R$500,000.00), including by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or sell, lease or otherwise dispose of securities;

5.2.9. make loans, advances or capital contributions to, acquisitions or licenses of, or investments in, any other Person, except as required by existing contracts;

5.2.10. authorize any capital expenditures in excess of five hundred thousand Reais (R$500,000.00) per project or five hundred thousand Reais (R$500,000.00); in the aggregate per related series of projects , other than expenditures necessary to maintain existing assets in good repair and expenditures contemplated by any of their financial statements or carried over from the 2019 budget and approved development plans, as delivered to the other Party prior to the date hereof;

5.2.11. split, combine or reclassify any securities (valores mobiliários) or amend the terms of any securities; declare, set aside or pay any dividend, interest, or other distribution (whether in cash, stock or property or any combination thereof);

5.2.12. adopt any benefit plan, amend or terminate the benefit plan listed in Schedule 5.2.14, or enter into, amend or terminate any collective bargaining agreement or any employment agreement with any employee, except for entry into employment agreements consistent with past practice with persons who are not executive officers or directors to the extent necessary to replace a departing employee or fill an existing vacancy;

5.2.13. take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the benefit plan listed in Schedule 5.2.14;

5.2.14. except as required pursuant to the existing written agreements or benefit plan, employment agreement or collective bargaining agreement in effect on the date hereof – which are listed in Schedule 5.2.14 -, increase in any manner the compensation or fringe benefits of employees by an amount in excess of fifty thousand Reais (R$ 50,000.00) in the aggregate; or

5.2.15. grant any severance or termination pay to any employee;

5.2.16. settle or compromise any Claim, or release, dismiss or otherwise dispose of any Claim, other than settlements or compromises of Claims that do not exceed five hundred thousand Reais (R$500,000.00) in the aggregate and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations;

5.2.17. except to the extent required by Law, make or change any material Tax election, or settle or compromise any material Tax liability in excess of five hundred thousand Reais (R$500,000.00), file any amended Tax return with respect to any Tax or surrender any right to claim a Tax refund;

5.2.18. except to the extent required by Law, make any change in financial accounting methods or method of Tax accounting, principles or practices affecting the reported consolidated assets, liabilities or results of operations;

5.2.19. take any action or fail to take any action which, as a result, prevents, materially delays or materially impedes the ability to complete the Transaction; or

5.2.20. authorize, agree or commit to do any of the foregoing.

5.3. Notwithstanding the above, until the Closing Date, the Company’s Shareholders may cause the Agrifirma Companies to negotiate with LFPEC the settlement of the current Claims against LFPEC resulting in the extinction of such Claims. In case of successful extinction of such Claims with no surviving obligations nor Liens on the applicable Fazenda Bananal and Rio do Meio occupied by LFPEC under the respective rural partnership agreement listed in Schedule 8.2.3, the indemnity arising from the LFPEC Matter shall not be due; otherwise, in case there are surviving obligations or mentioned Liens, such settlement shall be preceded by written consent by BrasilAgro, which cannot be unreasonably withheld.

6. BRASILAGRO ORDINARY COURSE OF BUSINESS AND CONDUCT OF BUSINESS

6.1. Conduct of Business. Except for any other commitment assumed by the Parties in this Agreement, BrasilAgro undertakes within the period comprised between the date hereof and the Closing Date, to conduct its business and activities in the ordinary course of business and usual course consistent with its past practices.

6.2. Interim Covenants. In addition to the above, as from the date of the execution of this Agreement up to the Closing Date, BrasilAgro shall not perform any of the following acts, except by means of prior written approval by the Company's Shareholders Representatives:

6.2.1. propose to make any amendment in its corporate structure, including, merger, amalgamation, acquisition, spin-off or any other corporate reorganization;

6.2.2. propose to issue or sell any shares or quotas representative of its capital stock, convertible or exchangeable securities, options or any other rights of acquisition of shares or quotas representative of its capital stock, except to the extent necessary to comply with the stock option plan listed in Schedule 6.2.2 and in accordance with past practices;

6.2.3. split, combine or reclassify any securities (valores mobiliários) or amend the terms of any securities; declare, set aside or pay any dividend, interest, or other distribution (whether in cash, stock or property or any combination thereof) (except for the dividends declared in BrasilAgro’s annual shareholders meeting occurred on October 16, 2019);

6.2.4. authorize, agree or commit to do any of the foregoing.

7. CLOSING

7.1. Closing Date. The Closing shall (i) occur on the date of the BrasilAgro’s General Shareholders Meeting, assuming that all Conditions Precedent, including those set forth in Sections 4.1.1, 4.1.3 and 4.2.3, are fulfilled, or (ii) occur on the fifth (5th) Business Day after the fulfilment of all Conditions Precedent, including those set forth in Sections 4.1.1, 4.1.3 and 4.2.3, in case the BrasilAgro’s General Shareholders Meeting and the Company’s General Shareholders Meeting occur on a date on which certain conditions precedent, especially those set forth in Sections 4.1.1, 4.1.3 and 4.2.3, are not fulfilled, whichever occurs first (“Closing Date”). For the avoidance of doubts and subject to the terms and conditions set forth herein, the fulfilment or waiver, as applicable, of all of the Conditions Precedentand/or the below mentioned actions on closing imposes on the Parties the obligation to complete the Transaction. The Closing of the Transaction shall take place at the offices of Tauil & Chequer Advogados in association with Mayer Brown LLP located at Av. Pres. Juscelino Kubitschek, No. 1455, 6th floor, in the City of São Paulo, State of São Paulo, Brazil.

7.2. Actions on Closing. The Parties shall perform the following acts on the Closing Date (except for item “iii”, which may occur prior to the Closing Date in case such general shareholders meeting occur on a date in which fulfilment of certain Conditions Precedent are pending):

(i) each of BrasilAgro, the Company and the Company’s Shareholders shall confirm in writing that all the Fundamental Representations and Warranties of Agrifirma and Fundamental Representations and Warranties of BrasilAgro, as the case may be, remain true, exact and complete in all respects as of the Closing Date;

(ii) each of BrasilAgro, the Company and the Company’s Shareholders shall confirm in writing that all the remaining representations and warranties contained in Sections  8 and 9 of this Agreement remain true, exact and complete in all material respects as of the Closing Date;

(iii) BrasilAgro’s General Shareholders’ Meeting. BrasilAgro’s shareholders shall hold a general shareholders’ meeting for the approval of: (a) the Merger Protocol; (b) the appointment of the appraising company responsible for the appraisal of the Company's net equity to be merged into BrasilAgro, pursuant to the appraisal report; (c) the respective appraisal report; (d) the increase of BrasilAgro's corporate capital through the issuance of the New Shares; (e) the Merger pursuant to the terms and conditions of the Merger Protocol; (f) the practice, by BrasilAgro's managers, of all necessary acts for the completion of the Transaction; and (g) the issuance of Subscription Warrant, which resolutions shall be subject to (condição suspensiva) the fulfillment of the Conditions Precedent set forth herein (“BrasilAgro’s General Shareholders’ Meeting”);

(iv) Resignation Letters. The Company’s Shareholders shall deliver originals of the resignation letters of the members of the Board of Directors and officers of the Agrifirma Companies listed in Schedule 7.2(iv)(a). Such resignation letters shall be prepared substantially in the same terms and conditions of the draft attached hereto as Schedule 7.2(iv)(b);

(v) Subscription Warrant. BrasilAgro shall deliver to AB Holdings the Subscription Warrant, substantially in accordance with the terms provided in the draft attached hereto as Schedule 7.2(v);

(vi) Agrifirma’s General Shareholders’ Meeting. A general shareholders’ meeting of Agrifirma shall be held for the approval of the following matters: (a) the extinction of the Board of Directors of Agrifirma, (b) the replacement of the officers of Agrifirma with the appointment of new individuals to fill such offices, and (c) amendment and consolidation of the By-Laws of Agrifirma;

(vii) Agrifirma’s Subsidiaries Amendments to Articles of Association. Agrifirma shall amend the articles of association of the Agrifirma’s Subsidiaries for the approval of (a) the replacement of the officers of the Agrifirma’s Subsidiaries with the appointment of new individuals to fill such offices, and (b) amendment and consolidation of the articles of association of the Agrifirma’s Subsidiaries;

(viii) Powers of Attorney. The Company’s Shareholders shall execute and deliver to (a) BrasilAgro and Agrifirma an original of the Adjustment POA, (b) Company’s Shareholders Representatives an original of the Beneficiary Shareholders Lock-Up POA, (c) BrasilAgro and Agrifirma an original of the Agrifirma Lock-Up POA, and (d) BrasilAgro and Agrifirma an original of the Agrifirma Indemnification POA;

(ix) Termination of Power of Attorneys. The Company’s Shareholders shall deliver originals of the revocation documents which provides the lawful termination of the powers of attorney requested by BrasilAgro within five (5) Business Days prior to the Closing Date;

(x) Corporate Books. The Company shall deliver to BrasilAgro the updated corporate books of both the Company and Agrifirma, including applicable registries regarding the implementation of the Transaction and termination of the Current Shareholders’ Agreements;

(xi) Termination of the Current Shareholders’ Agreements. The Company's Shareholders will deliver or cause the Agrifirma Companies to provide BrasilAgro with a copy of a termination instrument (or termination instruments, as the case may be) of the Current Shareholders’ Agreements of the Agrifirma, which are listed in Schedule 8.1.7(b), pursuant to which the Company's Shareholders and the Agrifirma Companies shall represent and warrant that there is nothing else to claim, at any title, against each other, in connection with the rights and obligations set forth in the Current Shareholders’ Agreements, and that there are no pending and/or surviving rights and/or obligations in connection therewith;

7.3. Waiver of Company’s Shareholders Withdrawal Rights. Company’s Shareholders irrevocably and irreversibly waive their right of withdrawal and reimbursement that assists them as a result of the Merger, as set forth in Article 136, IV, and Article 137 and the Brazilian Corporations Law, and shall ratify such waiver, in the event the Closing takes place as provided herein.

7.4. Necessary Closing Acts. The Parties hereby undertake to sign and deliver all instruments and documents, as well as to make all the annotations, filings and records that may be necessary to give full effect to the Closing, as provided in this Agreement.

7.5. Acts Simultaneous to the Closing. All Closing procedures, as well as all documents signed on the Closing Date, shall be deemed, for all purposes, to be performed and signed simultaneously, so that no act or transaction constituting the Closing shall be deemed to have occurred if and until that all other acts and operations constituting the Closing have been properly performed or performed in accordance with the provisions of this Agreement.

7.6. ADRs. The Parties agree that the Company’s Shareholders that wish to convert their New Shares into American Depositary Receipts (“ADRs”) and BrasilAgro will endeavor their commercially reasonable efforts to cooperate with each other, to the extent necessary in order to comply with the BrasilAgro’s ADR program and the applicable Law, for purposes of the conversion of New Shares owned by such Company’s Shareholders into ADRs (each, an “ADR Holder”), provided that the costs and expenses in connection therewith shall be borne by the relevant ADR Holder.

7.6.1. The Parties agree that the ADR Holders shall be subject to the obligations set forth herein, including, but not limited to, the provisions set forth in Section 15 in respect of the Lock-Up and the Discount.

7.6.2. During the Lock-Up Period, each ADR Holder (or its respective Trustee) shall send monthly to BrasilAgro a statement or certificate to be issued by the depositary bank or its broker, as the case may be, containing, at least, the shareholding position and detailed information on the transactions made by such ADR Holder during the relevant month (“ADR Report”).

7.6.3. Without prejudice to the foregoing, the ADR Holder shall provide any information that may be reasonably requested by BrasilAgro for purposes of complying with Law or any obligation set forth herein.

7.6.4. The ADR Reports shall be delivered by each ADR Holder to the Company within fifteen (15) days as of the end of each month in respect of the transactions made by the relevant ADR Holder in the immediately preceding month.

7.6.5. If any ADR Holder fails to timely deliver any ADR Report and to the extent such obligation is not cured within fifteen (15) days as of the date on which such ADR Report should have been delivered to the Company, the Parties agree that all Initial Shares converted into ADR by such defaulting ADR Holder shall be deemed as Transferred for purposes of determining the Discount or the AB Holdings Discount, as the case may be.

8. REPRESENTATIONS AND WARRANTIES OF AGRIFIRMA

8.1. Fundamental Representations and Warranties of Agrifirma. The Agrifirma Companies and the Company Shareholders, severally and individually, represent and warrant that the following statements are accurate, complete and true as of this date and shall remain accurate, complete and true as of the Closing Date (“Fundamental Representations and Warranties of Agrifirma”):

8.1.1. Power, Authority, Ownership and Consents. The Agrifirma Companies and the Company's Shareholders severally and individually represent that:

(i)	Except for the Company’s Shareholders Meeting, the Genagro’s shareholders meeting and as set forth in Sections 4.1.4, he/she has full legal right, power, authority and approval required to enter into this Agreement and all other documents to be executed under this Agreement, and to fully perform their respective obligations arising hereunder and thereunder;

(ii)	Except in connection with the Metlife Loan Agreement, he/she has full ownership and possession of the respective shares, as applicable, which are free and clear from any Liens;

(iii)	there is no actual or, to the knowledge of the Agrifirma Companies, threatened litigation that could prevent or delay the execution of this Agreement and/or of the other documents to be executed under this Agreement and/or the completion of the transactions contemplated hereunder or thereunder; and

(iv)	except for (a) CADE Approval referred to in Section 13, (b) the Third Party consents listed in Section 4.2.3, (c) the Company’s Shareholders Meeting, and (d) the consent of the respective spouses, no filing, registration, approval, consent or authorization from any Third Party, including any Governmental Authority, is required to be prior obtained by Agrifirma Companies or the Company's Shareholders to execute for the execution of this Agreement, completion of the Transaction, performance and compliance with the covenants and obligations assumed herein by the Agrifirma Companies and the Company's Shareholders.

8.1.2. Validity and Enforceability. This Agreement and all other documents to be executed under this Agreement constitute legal, valid and binding obligations of the Company, Agrifirma and the Company's Shareholders, enforceable against each of them according to their terms and conditions.

8.1.3. No Violations. The execution, performance and compliance with this Agreement and all other documents to be executed under this Agreement by the Agrifirma Companies and the Company's Shareholders do not violate any Law or order from any Governmental Authority that applies to any of the Agrifirma Companies and the Company's Shareholders or any agreements to which any of the Agrifirma Companies and the Company's Shareholders are bound which may affect the ability of the Agrifirma Companies and the Company Shareholders to execute, perform and comply with this Agreement and all other documents to be executed under this Agreement.

8.1.4. Solvency. The Agrifirma Companies and the Company Shareholders are solvent under the applicable Law and are able to pay their debts as they became due. There is no litigation in relation to any undertaking or agreement with creditors or any winding up, bankruptcy, judicial or extrajudicial recovery or other insolvency proceedings concerning or threatened against the Agrifirma Companies and the Company Shareholders and no events have taken place which, under applicable Law, would justify such proceedings.

8.1.5. Brokerage. No broker, finder or similar agent has been employed by or on behalf of any of the Agrifirma Companies and the Company' Shareholders in connection with this Agreement or the transactions contemplated hereby. This representation and warrant does not comprise lawyers and financial advisors hired by Agrifirma Companies to assist them in the implementation of the transactions comprised by this Agreement (provided that the costs and expenses relating to such lawyers and financial advisors shall be borne and paid exclusively by the applicable Party).

8.1.6. Organization and Authority. The Agrifirma Companies and the Company Shareholders (i) are validly organized and duly existing under the applicable Laws, including relating to the registries with the applicable Governmental Authorities, (ii) have the necessary power and authority to enter into this Agreement as an intervening and consenting party and to perform and comply with the covenants and obligations assumed herein and (iii) have the necessary power and authority to conduct their respective businesses as currently conducted and to own, operate and lease their respective properties and assets, as applicable.

8.1.7. Capital Stock. The entire capital stock of the Agrifirma Companies set forth in Schedule 8.1.7(a) is correct. All quotas and shares, as applicable, representative of the capital stock of the Agrifirma Companies were duly issued, subscribed and paid-in and are free and clear of any Liens and/or other defects, except for the shareholders’ agreements set forth in Schedule 8.1.7(b) (collectively, the “Current Shareholders’ Agreements”) which shall be terminated prior to or at the Closing Date. Except for this Agreement, there are no outstanding or authorized options, warrants, purchased rights, subscriptions rights, conversion rights, exchange rights or other commitments that could require the Agrifirma Companies to cause any Party of this Agreement to issue or sell any of its own capital stock. The Company’s Shareholders did not enter into any agreement (except for this Agreement) or committed to dispose or to have the right to dispose of any of the Company’s Shares in relation to any Third Party.

8.1.8. Subsidiaries and branches. Except as disclosed in Schedule 8.1.8, none of the Agrifirma Companies holds or has agreed to acquire any interest in any additional Person or has any branch, agency, office or representative office.

8.2. Operational Representations and Warranties. Each of the Agrifirma Companies and Company's Shareholders regarding all Agrifirma Companies, severally and individually, represent and warrant that the following statements are accurate, complete and true as of this date and shall remain accurate, complete and true as of the Closing Date (“Operational Representations and Warranties of Agrifirma”):

8.2.1. Financial Statements and Books. The corporate, accounting, labor, tax, and other legally required books and records of all Agrifirma Companies are true, complete and accurate. Schedule 8.2.1 contains the true and complete (i) audited and combined financial statements of, the all Agrifirma Companies for their last three (3) fiscal years (collectively, the “Agrifirma Companies’ Financial Statements”). The Agrifirma Companies’ Financial Statements: (i) were prepared in accordance with the accounting books and other financial records of Agrifirma Companies; (ii) accurately present the financial standing of Agrifirma Companies, of the dates thereof and their results of operations for the period then ended; and (iii) have been prepared in accordance with BR GAAP and good accounting and business practices applied in a consistent manner throughout the periods indicated. The Agrifirma Companies do not have any obligation or liability (whether accumulated, contingent, outstanding, overdue or which shall become overdue) which has not been considered, and, whenever necessary or required, reflected or accrued in the Agrifirma Companies’ Financial Statements. The Agrifirma Companies do not have any off-balance sheet loans or transactions.

8.2.2. Dividends. There are no dividends, payment of interest on shareholders’ equity (juros sobre capital próprio) or any other remuneration due by any of the Agrifirma Companies, and there are no payments or distributions in cash or in kind pending or to be made.

8.2.3. Rural Partnership Agreements. Schedule 8.2.3 contains a complete list of all rural partnership agreements entered into by Agrifirma Companies with the landowners, as well as details concerning the respective rural areas and additional relevant information about such agreements, which are true, accurate and complete, up to this date, and no other agreement rural partnership agreement was entered into or is under negotiation process with the Agrifirma Companies.

8.2.4. Real Estate Property. True and accurate details of all Agrifirma Real Estate Properties, including, their premises, buildings, land or other property rights owned, leased, occupied or otherwise used by the Agrifirma Companies are set out in Schedule 8.2.4. Except as set forth in Schedule 8.2.4:

(i)	the Agrifirma Real Estate Properties are free and clear of any judicial or extrajudicial Liens and there are no Claims, existing or potential, which may prevent or impact the use and disposal of the Real Estate Properties, except in connection with the Metlife Loan Agreement. None of the Agrifirma Companies has received any challenges, penalties or requirements of any Governmental Authorities and the Real Estate Properties are free of Taxes, condominium or associative fees and other fares;

(ii)	the acquisition of the Agrifirma Real Estate Properties has been duly finalized and there are no pending payments or compensations to be paid to any Third Parties;

(iii)	the Agrifirma Companies have valid, binding and enforceable titles to the Agrifirma Real Estate Properties;

(iv)	the Agrifirma Real Estate Properties are in compliance with all applicable Laws in all respects and there is no condition and/or event that may constitute a violation able to create any Lien, suspension of activities or Losses as per the applicable Laws;

(v)	there are no leases, subleases, licenses or other agreements granted to a Person other than the Agrifirma Companies any right to the possession, use, occupancy or enjoyment of any Real Estate Property, or any portion thereof, being the Agrifirma Real Estate Properties in appropriate conditions for the conduction of the Agrifirma Companies’ businesses; and

(vi)	the amount of rent set forth in each lease agreement of the leased Agrifirma Real Estate Properties is the actual rent being paid under the terms and conditions of the applicable lease agreements currently in force and there are no separate agreements with respect to the same;

(vii)	there are no urban, environmental, sanitary, road or security restrictions on the Agrifirma Real Estate Properties;

(viii)	the Agrifirma Real Estate Properties have adequate rights of access to public ways duly formalized with the Governmental Authorities and free from any obstacles;

(ix)	there have been no occurrences related or that impacted the use of any of the Agrifirma Real Estate Properties in the last twelve (12) months, including, without limitation, material incident relating to fire, pest infestation, diseases, storms or other damages;

(x)	no Third Party has the right to operate the lands comprised by the Agrifirma Real Estate Properties nor any rights related to them.

8.2.5. Litigation. Except as disclosed in Schedule 8.2.5 (collectively, the “Agrifirma Companies Existing Claims”), the Agrifirma Companies are neither plaintiffs nor defendants in any Claim, which he/she has received services of process, of a civil, labor, tax, commercial, regulatory, environmental, criminal, or any other nature and there are no Claims or threatened Claims (a) that may question or prevent, change, limit or significantly postpone the Transaction and the obligations set forth in this Agreement; (b) that may question or challenge the validity of this Agreement or any other act practiced or to be practiced by any of the Agrifirma Companies, pursuant to the terms of this Agreement; (c) aiming at revoking, invalidating, cancelling, suspending, restricting and/or limiting any licenses for the conduction of the corporate purposes as currently conducted; (d) of corporate and collective nature, including popular and public civil actions; (e) which may affect or jeopardize the ownership, possession or exploitation of the Agrifirma Real Estate Properties or rights related to them, including, but not limited to, expropriation, adverse possession, possession or claims of ownership (usucapião), claims of indigenous communities, descendants of slaves (quilombolas), participants of the Landless Workers’ Movement (Movimento dos Trabalhadores Sem Terra), procedures to demarcate lands or intervention of any Governmental Authority in the Real Estate Property. The Agrifirma Companies have complied with all orders of any Governmental Authority in connection with the Agrifirma Companies’ Existing Claims.

8.2.6. Employees, Salaries and Fringe Benefits. All personnel considered under applicable Law as employees of Agrifirma Companies were hired under and in compliance with applicable labor Laws and are duly registered in the appropriate books and records of Agrifirma Companies in accordance with applicable Laws.

(i)	Agrifirma Companies comply with all its obligations under applicable labor, employment and social security Laws and the respective employment contracts. Salaries and other amounts payable to employees and trainees of Agrifirma Companies have been duly paid. Salaries and other amounts payable to officers, directors and other managers of Agrifirma Companies have been duly paid and no promise to raise such salaries or benefits were made by Agrifirma Companies;

(ii)	Agrifirma Companies offer the fringe benefits listed in Schedule 5.2.14 to its employees, trainees, officers, directors and other managers. The Agrifirma Companies do not offer fringe benefits to service providers. The Agrifirma Companies have not implemented any private pension plans, stock option/purchase plans or other instruments/plans of a similar nature, inclusively for the top managers and executives of the Agrifirma Companies. Schedule 8.2.6(ii) lists the current remuneration and bonus/profit sharing paid by the Agrifirma Companies to its officer, directors and other managers, as well as the bonus/profit sharing policy(ies) applicable to them;

(iii)	Except as set forth in Schedule 5.2.14 the Agrifirma Companies (i) were not and are not party to any collective labor agreement (including “acordo coletivo” and “convenção coletiva”) with any union, confederation or association, and (ii) the Company and Agrifirma have not received notice of any disputes of a collective nature, there have been no collective disputes, strikes or stoppages of the employees of the Agrifirma Companies over the past three (3) years, and neither the Agrifirma Companies are aware of any threatened collective disputes, strikes or stoppages;

(iv)	Except as set forth in Schedule 8.2.6(iv), the completion of the Exchange Ratio and the transactions hereunder and under the other documents to be executed under this Agreement does not entitle and will not entitle any employee, officer, director, manager, trainee or services provider of the Agrifirma Companies to any bonus, additional payment or termination benefit, including, without limitation, “golden parachutes” and similar arrangements, and does not trigger any payment, acquisition of rights or increase in the amount of any payment relating to any remuneration due by the Agrifirma Companies to any of them; and

(v)	the Agrifirma Companies have never; and have taken all measures required to ensure that no supplier or service provider of the Agrifirma Companies have never: (i) engaged in any unfair labor practice, including discrimination, slavery or analogous to slavery work, child labor, unhealthy or unsafe labor environment, moral harassment or reduction in employees' compensation, salaries or benefits; or (ii) outsourced any of the activities related to its core business and has no relationship of subordination with any outsourced employee or service provider nor with any of the employees, personnel or staff of its service provider.

8.2.7. Tax and Social Security Aspects.

(i)	Compliance with Tax Obligations. The Agrifirma Companies have: (i) paid or properly provisioned in the Agrifirma Companies’ Financial Statements all the Taxes levied in connection with its activities; (ii) fulfilled all its Tax and social security obligations; and (iii) timely submitted all statements, reports, declarations of information in relation to the determination, assessment or charge of Taxes according to applicable Law;

(ii)	Tax Incentives. The Agrifirma Companies are not a party to any Tax incentive, special regime or recovering programs, Tax amnesty or similar program, including any instalment payment programs for Taxes due; and

(iii)	Tax Registries and Books. The Agrifirma Companies maintain all registries and books relating to Tax in accordance with applicable Law.

8.2.8. Environmental Aspects.

(i)	Except for the Agrifirma Companies’ Existing Claims, the Agrifirma Companies are in compliance with the applicable environmental Laws for the conduction of their activities in the ordinary course of business and as they are currently conducted Except for the Agrifirma Companies’ Existing Claims, no Claim has been received, no complaint has been filed, no penalty has been assessed or is pending by any Governmental Authority or other Person with respect to any matters relating to the Agrifirma Companies relating to or arising out of any environmental Law;

(ii)	All hazardous materials (as defined in the applicable Laws) generated by the Agrifirma Companies have been transported, stored, treated or disposed of by carriers or treatment, storage and disposal facilities authorized or permitted in material aspects under all applicable environmental Laws and environmental permits. There is no material contamination caused by the Agrifirma Companies in the Agrifirma Real Estate Properties or other properties previously occupied by them, including, but not limited to, soil or ground waters contamination, air emissions or water contamination or discharge exceeding the legally permitted amounts;

(iii)	Schedule 8.2.8 contains a list of the material environmental Permits required for the Agrifirma Companies to conduct their businesses as they are currently being conducted and all such environmental Permits are in reasonable good standing or, if applicable, a renewal application has been timely filed and is pending approval. the Agrifirma Companies are in compliance with all material terms and conditions of all such environmental Permits and are not required to make any material expenditure in order to obtain or renew any environmental Permits;

(iv)	Neither Agrifirma Companies have received any written notice of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit related to a possible breach of any environmental Law or lack or irregularity of any environmental Permits;

(v)	Neither Agrifirma Companies have received any written notice that either (i) an environmental Governmental Authority is intending to revoke, suspend, vary or limit any environmental Permits or (ii) any amendment to any environmental Permit is required to enable the continued operation of the business of the Agrifirma Companies; and

(vi)	There has been no condition or event related to any property that was occupied by any of the Agrifirma Companies and which was sold, transferred or disposed, as well as regarding any terminated leases, which may cause any liability or environmental loss to the Agrifirma Companies.

8.2.9. Material Contracts.

(i)	Schedule 8.2.9 contains a complete list of all material contracts of the Agrifirma Companies currently in force to which the Agrifirma Companies are a party, or by or to which the Agrifirma Companies, or their assets or businesses are bound or subject to, which can be considered in one of the following categories (“Agrifirma Companies’ Material Contracts”):

(a)	contracts and other agreements with any related parties, including, but not limited to, current or former founder, officer, director, employee, consultant, agent, other representatives of the Agrifirma Companies or with any of their Affiliates;

(b)	contracts and other agreements, with any labor union or association representing any employee;

(c)	any indebtedness for borrowed money in excess of five hundred thousand Reais (R$500,000.00);

(d)	any commercial, sale or supply agreement in excess of five hundred thousand Reais (R$500,000.00);

(e)	any rural partnership agreement involving annual amounts in excess of five hundred thousand Reais (R$500,000.00);

(f)	contracts and other agreements for the sale of any of their assets or properties or for the grant to any Person of any preferential rights to purchase any of their assets or properties, in each case in an amount exceeding five hundred thousand Reais (R$500,000.00) per company;

(g)	any lease agreements, easements, surface right agreements or any similar agreements whereby the Agrifirma Companies are granted or grant the right to use and/or explore any rural or urban properties, including the Agrifirma Real Estate Properties, or any other asset;

(h)	any contract to sell electric power or capacity, in excess of five hundred thousand Reais (R$500,000.00);

(i)	any contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), in excess of five hundred thousand Reais (R$500,000.00);

(j)	any agreement in which any of the Agrifirma Companies has agreed to become, a member of any Joint Venture, consortium, partnership or other unincorporated association (other than a recognized association in relation to which the Agrifirma Companies have no liability or obligation except for the payment of annual subscription or membership fees);

(k)	contracts and other agreements containing covenants of Agrifirma Companies or any officer or employee of either of them pertaining to the right to compete or not compete in any business or similarly restricting its ability to conduct business with any Person or in any geographical area or covenants of any other Person not to compete with the Agrifirma Companies in any business or restricting their ability to conduct business in any geographical area;

(l)	contracts or other agreements containing exclusivity obligations or restrictions binding upon any of the Agrifirma Companies, or which may result in any similar obligation of the Agrifirma Companies or any of its Affiliates after the Closing Date;

(m)	contracts and other agreements with clients, customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements;

(n)	contracts and other agreements relating to the acquisition by Agrifirma Companies of any operating business or the corporate capital of any other Person;

(o)	any agreement which imposes any restriction on the conduct of the business of Agrifirma Companies;

(p)	any agreement which has or may have a material adverse effect on the business of the Agrifirma Companies;

(q)	any agreement which object the acquisition or sale is, distribution, agency or similar obligation involving the acquisition or sale of materials, supplies, goods, services, equipment or other assets exceeding five hundred thousand Reais (R$500,000.00) in a period no longer than twelve (12) months;

(r)	any other contract and other agreement made outside the ordinary course of business relating to the Agrifirma Companies and involving an amount in excess of five hundred thousand Reais (R$500,000.00) per company; and

(s)	agreements entered into with any Governmental Authority.

(ii)	Each Material Contract: (i) is valid, legally binding and enforceable, (ii) was entered into in the ordinary course of business on commercially reasonable terms and will be in full force on the Closing Date, and (iii) subject to the obtainment of the consents listed in Schedule 4.2.3 may not be terminated as a result of the Transaction;

(iii)	None of the Agrifirma Companies is in default under any of the Agrifirma Companies’ Material Contracts to which such company is a party nor waived any of its rights set forth in the Agrifirma Companies’ Material Contracts, and, none of the other parties to such Agrifirma Companies’ Material Contracts is in default under any Agrifirma Companies’ Material Contracts;

(iv)	the Agrifirma Companies have not received any written notice requesting a termination, penalty, breach, claim or default under any Agrifirma Companies’ Material Contracts;

(v)	All Agrifirma Companies’ Material Contracts were entered into and are being performed in a timely manner and in accordance with applicable Law; and

(vi)	The aggregate amount of indebtedness due by the Agrifirma Companies under the Metlife Loan Agreement on September 30, 2019, including principal amount, interests, fees, et al, is of thirty one million, fifty seven thousand, nine hundred seventy seven and eighty three cents of United States Dollars (USD 31,057,977.83), which on this date is equal to approximately one hundred twenty nine million, two hundred and one thousand, one hundred twenty seven Reais and eighty cents (R$ 129,201,187.80).

8.2.10. Insurance. Agrifirma Companies maintain coverage through insurance policies (including coverage for assets, properties, general liability and vehicles). Schedule 8.2.10 lists all insurance policies contracted or held by, or on behalf of the Agrifirma Companies, on their assets, operations and/or personnel. All corresponding premiums have been duly paid. Each insurance policy is in full force and effect, or, no written notice of termination, within at least five (5) Business Days prior to the date hereof, was received by the Agrifirma Companies with respect to any such policy which was not replaced on similar terms prior to the effective date of such cancellation. There are no pending, or threatened, claims under any insurance policy in existence prior to the Closing Date.

8.2.11. Intellectual Property Rights. The Schedule 8.2.11 provides all Intellectual Property and Intellectual Property Rights owned, held, used, licensed or sublicensed by the Agrifirma Companies or related to the businesses of the Agrifirma Companies. No other Intellectual Property exists or is used by the Agrifirma Companies. The Intellectual Property is (i) sufficient to conduct their business consistent with past practice and in the ordinary course, without interruption, delay or extra costs or charges; and (ii) free and clear of any Liens. There is no Claim pending or, to the knowledge of the Agrifirma Companies threatened, against the use or that seeks to cancel, limit or challenge the ownership of the Agrifirma Companies any Intellectual Property Right. All registries, maintenances and renewal fees currently due in connection with the Intellectual Property Rights were made and/or paid, and all documents, registries and certifications necessary related to such Intellectual Property Rights were filed with the relevant patents, copyrights, trademarks or other authorities for the purposes of maintaining such Intellectual Property Rights. The Agrifirma Companies are not in breach of any agreement or license for Intellectual Property Rights. None of the Agrifirma Companies (i) is infringing any Intellectual Property of any other Person; or (ii) has received notice that is infringing any Intellectual Property of any other Person. No Claim, action or proceeding on this regard is pending or has been made to such effect that has not been resolved or is not being discussed in the proper instance. None of the Agrifirma Companies’ employees, managers, agents or contracted parties owns, directly or indirectly, partially or totally, any right related to the Intellectual Property Rights of the Agrifirma Companies.

8.2.12. Licenses. Except as disclosed in Schedule 8.2.12, the Agrifirma Companies hold all Permits necessary for the conduction of their businesses as they are currently conducted, including in relation to the Agrifirma Real Estate Properties, and such Permits are in full force and effect. Each of the Agrifirma Companies timely filed the requirements for the renewal of the Permits necessary for the conduction of their businesses. No Permit expired or was cancelled or withdrawn within at least five (5) Business Days prior to the date hereof. The Agrifirma Companies are not in violation of the terms and conditions of any such Permits. None of the Agrifirma Companies is involved in any Claim arising out of or related to the invalidity, absence, insufficiency, or necessity to obtain any Permit issued by any Governmental Authority. The Closing of the Transaction and/or the implementation of any of the transactions set forth in this Agreement, including, but not limited to, the Merger, shall not result in breach or eventual revocation, invalidation, annulment, suspension, restriction and/or limitation of any Permit currently held by the Agrifirma Companies.

8.2.13. Transaction Advisors. Except as disclosed in Schedule 8.2.13, there is no investment banker, broker, finder or other intermediary acting on behalf of the Agrifirma Companies or any of their respective Affiliates who might be entitled to any broker’s or finders’ fee or any other similar compensation in connection with the Transaction payable by the Agrifirma Companies.

8.2.14. Assets. The Agrifirma Companies are the owners and/or holders pursuant to fair title of all assets that are used or employed in the businesses of the Agrifirma Companies. Such assets are sufficient and appropriate to enable the Agrifirma Companies to conduct their operations in the manner currently conducted. All assets owned or used by the Agrifirma Companies have been maintained in accordance with the ordinary and usual practices of the Agrifirma Companies, in line with market practices for the respective type of assets, and are in usable condition for the operation of the businesses of the Agrifirma Companies, ordinary wear and tear excepted. All leased machinery and equipment may be used by the Agrifirma Companies after the completion of the Transaction, without any penalty, impairment, termination or necessity of notification. Except as disclosed in Schedule 8.2.14, all assets owned by the Agrifirma Companies are free and clear of any Liens, including the following:

(i)	rights and obligations concerning the Agrifirma Companies;

(ii)	receivables and payables in respect of the Agrifirma Companies;

(iii)	furniture, telephones, machinery and equipment of the Agrifirma Companies;

(iv)	trademarks, expressions and advertising signs, trade names, logos, internet domains and other rights of Intellectual Property of the Agrifirma Companies;

(v)	computers, Software, corporate information systems and their respective licenses and websites of the Agrifirma Companies;

(vi)	agreements relating to and/or necessary for the operation of the Agrifirma Companies and their facilities; and

(vii)	authorizations, registrations and licenses relating to the Agrifirma Companies issued by any Governmental Authority.

8.2.15. Transactions with Related Parties. Except as set forth in Schedule 8.2.15, there are no pending agreements and/or transactions, including, but not limited to loans, financings, guarantees, contracts, arrangements, indebtedness or understandings among the Agrifirma Companies and its officers, managers and/or direct or indirect shareholders or any other Related Parties (“Agrifirma Companies’ Related Party Transactions”). The Agrifirma Companies have complied with all material terms and conditions and have been paying all amounts due in a timely manner with the parties to the Agrifirma Companies’ Related Party Transactions. There are no Claims or Litigation (actual or threatened) under the Agrifirma Companies’ Related Party Transactions and no party to an Agrifirma Companies’ Related Party Transaction communicated in writing its intention to terminate that Agrifirma Companies’ Related Party Transaction. As of the Closing Date, there will be no Agrifirma Companies’ Related Party Transactions.

8.2.16. Guarantees or Collateral. Agrifirma Companies have not granted, for the benefit of any Person other than the Agrifirma Companies, any collateral (including fiança, caução, penhor and alienação fiduciária) or other forms of guarantee or sureties that are currently in force. Except as disclosed in Schedule 8.2.14, no collaterals (including fiança, caução, penhor and alienação fiduciária) or other forms of guarantees or sureties have been granted by any Third Parties or the Agrifirma Companies to secure obligations of the Agrifirma Companies. No such collaterals, guarantees or sureties were enforced or foreclosed. There are no grounds for the enforcement or foreclosure of any such collaterals, guarantees of sureties. The execution, performance and compliance with this Agreement and the other documents to be executed under this Agreement by the Agrifirma Companies will not result, according to the terms of the collaterals, guarantees and sureties referred herein, in the enforcement or foreclosure of any such collaterals, guarantees or sureties, nor will it result in an obligation for the Agrifirma Companies to comply with any such collaterals, guarantees or sureties under more onerous or less favorable conditions. There is no pending Litigation or, to the knowledge of the Agrifirma Companies, threatened Litigation involving any collateral, guarantee or surety mentioned herein. No collateral, guarantee or surety mentioned herein restricts the ability of the Agrifirma Companies to carry on their businesses (inclusive as they are currently being conducted).

8.2.17. Information Technology. Schedule 8.2.17 contains a true, complete and accurate list of all owned and leased hardware, software, networks and shared systems and equipment (databases, routers and switchers) which are used by the Agrifirma Companies, which is: (i) sufficient to conduct the businesses of the Agrifirma Companies as from the Closing Date, consistent with past practice, in the ordinary course of business, and in compliance with all applicable Law, without interruption, delay or extra costs or charges; and (ii) free and clear of any Liens. No other hardware, software, networks and shared systems and equipment (databases, routers and switchers) are used by the Agrifirma Companies.

8.2.18. Powers of Attorney. Except for the powers of attorney ad judicia currently in force, Agrifirma Companies do not have any outstanding powers of attorney other than the ones listed in Schedule 8.2.18.

8.2.19. Bank Accounts. Schedule 8.2.19 lists the bank accounts currently maintained by the Agrifirma Companies and all Persons currently authorized to access said accounts.

8.2.20. Accounts Receivable and Payable. All of the accounts of the Agrifirma Companies receivable for the respective dates were duly accounted for in the Agrifirma Companies’ Financial Statements. All of the accounts receivable in the Agrifirma Companies’ Financial Statements: (i) are valid, existing and collectable; (ii) represent monies due for goods sold and delivered or services rendered; and (iii) except as disclosed in Schedule 8.2.20, are subject to no Liens. The Agrifirma Companies have not materially changed, modified or altered payment terms and conditions of individual customers and individual suppliers compared to such terms and conditions applied and practiced by the Agrifirma Companies during the last twelve (12) months.

8.2.21. Inventory. All Inventories are of good, usable and merchantable quality in all material respects, and, do not include obsolete or discontinued items. (i) All inventories meet the quality control standards of the Agrifirma Companies and any applicable Governmental Authority, (ii) all inventories are recorded on the books and records of the Agrifirma Companies at the lower of cost or market value and (iii) no write-down in inventory has been made or should have been made pursuant to BR GAAP during the past two (2) years.

8.2.22. Absence of Undisclosed Liabilities. None of Agrifirma Companies has not any liabilities that have not been properly reflected in the Agrifirma Companies’ Financial Statements, except for liabilities that (i) were incurred after the Agrifirma Companies’ Financial Statements in the ordinary course of business, (ii) have not had and would not reasonably be expected to have, individually and in the aggregate, a material adverse effect on any Agrifirma Company, and/or (iii) are accounted for in the Base Agrifirma’s NAV.

8.2.23. Disclosure. The information relating to or concerning the Agrifirma Companies in this Agreement (including the Schedules) or provided to the Parties in connection with the Transaction contemplated by this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There are no facts that have not been set forth in this Agreement or the Schedules that have not been disclosed to the Parties (other than matters of a general economic nature that do not affect the business uniquely) that could reasonably be expected to have a material adverse effect. For the avoidance of doubt, this representation and warranty does not comprise changes in Law, which changes shall be of public knowledge.

8.2.24. Absence of Unlawful Practices. In respect to the carrying on of the activities of the Agrifirma Companies as currently conducted, neither the Agrifirma Companies nor any of their respective directors or officers has: (a) made any bribe, payment for influence peddling, subornation, relevant donation or other payment to any Person in violation of any applicable Laws in effect in the Federative Republic of Brazil, including Brazilian Federal Law No. 12,846, dated as of August 1, 2013, including payments made with knowledge that they were being offered, granted or promised to any public official, political party, candidate for political office or any other Person for the purpose of influencing, inducing or obtaining any improper advantage or influencing any act or decision of a government, government agency or public company in order to obtain or contract business or to influence any governmental act; (b) used any corporate funds or other funds for contributions, payments, donations or illegal entertainment, nor made any unlawful purchases in respect to political activity in benefit of public employees or other Persons on their behalf; (c) accepted or received any contributions, payments or illegal donations; and (d) were notified in writing of an investigation or proceeding in respect to bribery or other corrupt act by any Governmental Authority.

8.2.25. Data Room. The Agrifirma Companies represent and warrant that they have provided to each other, through the virtual data rooms, information of the Agrifirma Companies in the context of the due diligence. In the organization of the virtual data room, the Agrifirma Companies have not acted with fraud or willful intent, and have caused the personnel of the Agrifirma Companies, as applicable, to include every and all material information relating to such companies.

8.2.26. No Knowledge of Misrepresentations or Omissions. The Agrifirma Companies have no knowledge that any representation and/or warranty granted by and/or related with each of the Agrifirma Companies in this Agreement is not true and correct in all material respects.

8.2.27. Conduction of Businesses. In relation to the Agrifirma Companies, as from June 30, 2019, (a) the corporate purposes of the Agrifirma Companies are being conducted regularly and in accordance with the corporate acts of the Agrifirma Companies, in compliance with the Law, without any change out of the ordinary course of business; (b) there have been no changes to the assets, liabilities, business, operational results or financial status of the Agrifirma Companies; (c) the Agrifirma Companies have not amended its accounting policies, methods, accounts or books and/or practices adopted in the drawing up of the Agrifirma Companies’ Financial Statements; (d) the Agrifirma Companies have not sold, transferred or, by any other means, disposed or encumbered any relevant fixed asset; and (e) none of the following acts has been practiced: (1) contracting or assumption of any liability, of any nature, including by means of the execution of any agreement (or series of related agreements), commitment or obligation (oral or in writing) involving amounts exceeding ten million Reais (R$ 10,000,000.00); (2) payment of any liability or obligation which were not the liabilities or obligations due in the ordinary course of business, pursuant to their respective terms and conditions; (3) cancelling or waiver of any rights or credits; or (4) any amendment to any accounting practice or method, except for those required by the Law or BR GAAP.

8.2.28. Independency of the Services and the Management Structure. None of the Agrifirma Companies supplies, uses, is subject to or is a party to any oral or written agreement, with any Person, involving the sharing of (a) services rendered by Third Parties to any of the Agrifirma Companies; or (b) the management structure of any of the Agrifirma Companies.

8.2.29. Anti-Bribery. The Agrifirma Companies comply with any Anti-Corruption Laws binding upon each of them. No notice has been issued nor, to the knowledge of the Agrifirma Companies has any investigation been commenced against any of the Agrifirma Companies related to breach of any Anti-Corruption Laws applicable to each of them. Agrifirma Companies are in full compliance with all anti-money laundering Laws applicable to each of them.

8.2.30. Agrifirma Delaware. Agrifirma Delaware has been incorporated as a subsidiary of Agrifirma for the exclusive purpose of contracting the Metlife Loan Agreement. Agrifirma Delaware has never conducted any activities other than ordinary accounting and tax measures, those of which reflect solely the effects of the rights and obligations of Metlife Loan Agreement. Agrifirma Delaware has never had any employees, been operational, been a party to any agreements other than the Metlife Loan Agreement, been involved in any corporate reorganization and does not have any creditors other than Metropolitan Life Insurance Company.

8.2.31. Agrifirma Argentina. Agrifirma Argentina has been incorporated as a subsidiary of Agrifirma and is under a liquidation process in accordance with the applicable Law. Upon the completion of such liquidation process there shall not be any contingency or liability that (i) will not be assumed or otherwise absorbed by the Agrifirma Companies and (ii) could reasonably be expected to be a material contingency or liability to BrasilAgro or any of the Agrifirma Companies.

9. REPRESENTATIONS AND WARRANTIES OF BRASILAGRO

9.1. Fundamental Representations and Warranties of BrasilAgro. BrasilAgro represents and warrants that the following statements are accurate, complete and true as of this date and shall remain accurate, complete and true as of the Closing Date (“Fundamental Representations and Warranties of BrasilAgro” and jointly with Fundamental Representations and Warranties of Agrifirma, “Fundamental Representations and Warranties”):

9.1.1. Power, Authority, Ownership and Consents. BrasilAgro represents that:

(i)	has full legal right, power, authority and approval required to enter into this Agreement and all other documents to be executed under this Agreement, and to fully perform their respective obligations arising hereunder and thereunder;

(ii)	there is no actual or, to the knowledge of BrasilAgro, threatened litigation that could prevent or delay the execution of this Agreement and/or of the other documents to be executed under this Agreement and/or the completion of the transactions contemplated hereunder or thereunder; and

(iii)	except (a) for CADE Approval referred to in Section 13, (b) as set forth in Schedule 9.1.1(iii), (c) for the Third Party consents listed in Schedule 4.4.3, and (d) the Third Party consents listed in Section 9.1.2, no filing, registration, approval, consent or authorization from any Third Party, including any Governmental Authority, is required to be prior obtained by BrasilAgro for the execution of this Agreement, completion of the Transaction, performance and compliance with the covenants and obligations assumed herein by BrasilAgro.

9.1.2. Validity and Enforceability. This Agreement and all other documents to be executed under this Agreement constitute legal, valid and binding obligations of BrasilAgro, enforceable against BrasilAgro according to their terms and conditions.

9.1.3. No Violations. Except as set forth in Schedule 9.1.1(iii), the execution, performance and compliance with this Agreement and all other documents to be executed under this Agreement by BrasilAgro do not violate any Law or order from any Governmental Authority that applies to any of BrasilAgro or any agreements to which any of BrasilAgro is bound which may affect the ability of BrasilAgro to execute, perform and comply with this Agreement and all other documents to be executed under this Agreement.

9.1.4. Solvency. BrasilAgro is solvent under the applicable Law and is able to pay its debts as they fall due. There is no litigation in relation to any undertaking or agreement with creditors or any winding up, bankruptcy, judicial or extrajudicial recovery or other insolvency proceedings concerning or threatened against BrasilAgro and no events have taken place which, under applicable Law, would justify such proceedings.

9.1.5. Brokerage. No broker, finder or similar agent has been employed by or on behalf of BrasilAgro in connection with this Agreement or the transactions contemplated hereby. This representation and warrant do not comprise lawyers and financial advisors hired by BrasilAgro to assist in the implementation of the transactions comprised by this Agreement (provided that the costs and expenses relating to such lawyers and financial advisors shall be borne and paid exclusively by the applicable Party).

9.1.6. Organization and Authority. BrasilAgro (i) is validly organized and duly existing under the Laws of Brazil, including the applicable registries with B3, CVM and other Governmental Authorities, as the case may be, (ii) has the necessary power and authority to enter into this Agreement as an intervening and consenting party and to perform and comply with the covenants and obligations assumed herein and (iii) has the necessary power and authority to conduct its respective businesses as currently conducted and to own, operate and lease their respective properties and assets, as applicable.

9.1.7. Capital Stock. The entire capital stock of BrasilAgro set forth in Schedule 9.1.7(a) is correct. All shares, as applicable, representative of the capital stock of BrasilAgro were duly issued, subscribed and paid-in and the New Shares, when issued, will be free and clear of any Liens and may be traded at B3 assuming that the Company’s Shareholders take the appropriate measures before B3 to do so. Except for this Agreement and as set forth in Schedule 9.1.7 (b), there are no outstanding or authorized options, warrants, purchased rights, subscriptions rights, conversion rights, exchange rights or other commitments that could require BrasilAgro to issue any of its own capital stock to any Third Party.

9.1.8. Subsidiaries and branches. Except as disclosed in Schedule 9.1.8, BrasilAgro does not hold or have agreed to acquire any interest in any additional Person or has any branch, agency, office or representative office.

9.2. Operational Representations and Warranties. BrasilAgro represents and warrants that the following statements are accurate, complete and true as of this date and shall remain accurate, complete and true as of the Closing Date (“Operational Representations and Warranties of BrasilAgro” and jointly Operational Representations and Warranties of Agrifirma, “Operational Representations and Warranties”); and where it reads BrasilAgro it shall be understood that the respective representation and warranty also makes reference and contemplates the applicable facts and circumstances of subsidiaries of BrasilAgro:

9.2.1. Financial Statements and Books. The corporate, accounting, labor, tax, and other legally required books and records of BrasilAgro are true, complete and accurate. Schedule 9.2.1 contains the true and complete (i) audited and combined financial statements of BrasilAgro for its last three (3) fiscal years (collectively, the “BrasilAgro Financial Statements”). The BrasilAgro’s Financial Statements: (i) were prepared in accordance with the accounting books and other financial records of BrasilAgro; (ii) accurately present the financial standing of BrasilAgro of the dates thereof and their results of operations for the period then ended; and (iii) have been prepared in accordance with BR GAAP and good accounting and business practices applied in a consistent manner throughout the periods indicated. BrasilAgro does not have any obligation or liability (whether accumulated, contingent, outstanding, overdue or which shall become overdue) which has not been considered, and, whenever necessary or required, reflected or accrued in BrasilAgro's Financial Statements. BrasilAgro does not have any off-balance sheet loans or transactions.

9.2.2. Dividends. There are no dividends, payment of interest on shareholders’ equity or any other remuneration due to BrasilAgro, and there are no payments or distributions in cash or in kind pending or to be made.

9.2.3. Rural Partnership Agreements. Schedule 9.2.3 contains a complete list of all rural partnership agreements entered into by BrasilAgro with the landowners, as well as details concerning the respective rural areas and additional relevant information about such agreements, which are true, accurate and complete, up to this date, and no other agreement rural partnership agreement was entered into or is under negotiation process with BrasilAgro.

9.2.4. Real Estate Property. True and accurate details of all premises, buildings, land or other property rights owned, leased, occupied or otherwise used by BrasilAgro are set out in Schedule 9.2.4 (“BrasilAgro Real Estate Properties”). Except for the BrasilAgro’s Existing Claims or as set forth in Schedule 9.1.1 (iii) and Schedule 9.2.4:

(i)	the BrasilAgro Real Estate Properties owned by BrasilAgro are free and clear of any Liens and there are no Claims, existing or potential, which may prevent or impact the use and disposal of the BrasilAgro Real Estate Properties. BrasilAgro has not received any challenges, penalties or requirements of any Governmental Authorities and the BrasilAgro Real Estate Properties are free of Taxes, condominium or associative fees and other fares;

(ii)	the acquisition of the BrasilAgro Real Estate Properties has been duly completed and there are no pending payments or compensations to be paid to any Third Parties;

(iii)	BrasilAgro has valid, binding and enforceable titles to BrasilAgro Real Estate Properties;

(iv)	there are no subleases, licenses or other agreements granted to a Person other than BrasilAgro any right to the possession, use, occupancy or enjoyment of any BrasilAgro Real Estate Property, or any portion thereof;

(v)	the amount of rent set forth in each lease of the leased real properties is the actual rent being paid under the terms and conditions of the applicable lease currently in force and there are no separate agreements with respect to the same;

(vi)	there are no urban, environmental, sanitary, road or security restrictions on the BrasilAgro Real Estate Properties;

(vii)	the BrasilAgro Real Estate Properties have adequate rights of access to public ways duly formalized with the Governmental Authorities and free from any obstacles;

(viii)	there have been no occurrences related or that impacted the use of any of the BrasilAgro Real Estate Properties in the last twelve (12) months, including, without limitation, material incident relating to fire, pest infestation, diseases, storms or other damages; and

(ix)	no Third Party has the right to operate the lands comprised by the BrasilAgro Real Estate Properties nor any rights related to them.

9.2.5. Litigation. Except for BrasilAgro's Existing Claims, BrasilAgro is neither plaintiff nor defendant in any Claim, which BrasilAgro has received services of process, of a civil, labor, tax, commercial, regulatory, environmental, criminal, or any other nature. There are no Claims or threatened Claims (a) that may question or prevent, change, limit or significantly postpone the Transaction and the obligations set forth in this Agreement; (b) that may question or challenge the validity of this Agreement or any other act practiced or to be practiced by BrasilAgro, pursuant to the terms of this Agreement; (c) aiming at revoking, invalidating, cancelling, suspending, restricting and/or limiting any licenses for the conduction of the corporate purposes as currently conducted; (d) of corporate and collective nature, including popular and public civil actions; (e) except for BrasilAgro's Existing Claims, which may affect or jeopardize the ownership, possession or exploitation of the BrasilAgro Real Estate Properties or rights related to them, including, but not limited to, expropriation, adverse possession, possession or claims of ownership (usucapião), claims of indigenous communities, descendants of slaves (quilombolas), participants of the Landless Workers’ Movement (Movimento dos Trabalhadores Sem Terra), procedures to demarcate lands or intervention of any Governmental Authority in the Real Estate Property. BrasilAgro has complied with all orders of any Governmental Authority in connection with the BrasilAgro’s Existing Claims.

9.2.6. Employees, Salaries and Fringe Benefits. All personnel considered under applicable Law as employees of BrasilAgro were hired under and in compliance with applicable labor Laws and are duly registered in the appropriate books and records of BrasilAgro in accordance with applicable Laws.

(i)	BrasilAgro complies with all its obligations under applicable labor, employment and social security Laws and the respective employment contracts. Salaries and other amounts payable to employees and trainees of BrasilAgro have been duly paid. Salaries and other amounts payable to officers, directors and other managers of BrasilAgro have been duly paid and no promise to raise such salaries or benefits were made by BrasilAgro;

(ii)	Except as set forth in Schedule 9.2.6(ii) (a), BrasilAgro has not implemented any private pension plans, stock option/purchase plans or other instruments/plans of a similar nature, inclusively for the top managers and executives of BrasilAgro.;

(iii)	Except as set forth in Schedule 9.2.6 (iii) BrasilAgro (i) is not and is not party to any collective labor agreement (including “acordo coletivo” and “convenção coletiva”) with any union, confederation or association, and (ii) BrasilAgro has not received notice of any disputes of a collective nature, there have been no collective disputes, strikes or stoppages of the employees of BrasilAgro over the past three (3) years, and BrasilAgro is not are aware of any threatened collective disputes, strikes or stoppages;

(iv)	Except as set forth in Schedule 9.2.6 (iv), the completion of the Exchange Ratio and the transactions hereunder and under the other documents to be executed under this Agreement does not entitle and will not entitle any employee, officer, director, manager, trainee or services provider of BrasilAgro to any bonus, additional payment or termination benefit, including, without limitation, “golden parachutes” and similar arrangements, and does not trigger any payment, acquisition of rights or increase in the amount of any payment relating to any remuneration due by BrasilAgro to any of them; and

(v)	BrasilAgro has never; and have taken all measures required to ensure that no supplier or service provider of BrasilAgro has never: (i) engaged in any unfair labor practice, including discrimination, slavery or analogous to slavery work, child labor, unhealthy or unsafe labor environment, moral harassment or reduction in employees' compensation, salaries or benefits; or (ii) has no relationship of subordination with any outsourced employee or service provider nor with any of the employees, personnel or staff of its service provider.

9.2.7. Tax and Social Security Aspects.

(i)	Compliance with Tax Obligations. Except as disclosed in Schedule 9.2.7(i), BrasilAgro has: (i) paid or properly provisioned in its financial statements all the Taxes levied in connection with its activities; (ii) fulfilled all its Tax and social security obligations; and (iii) timely submitted all statements, reports, declarations of information in relation to the determination, assessment or charge of Taxes according to applicable Law;

(ii)	Tax Incentives. Except as disclosed in Schedule 9.2.7(ii) BrasilAgro is not a party to any Tax incentive, special regime or recovering programs, Tax amnesty or similar program, including any instalment payment programs for Taxes due; and

(iii)	Tax Registries and Books. BrasilAgro maintain all registries and books relating to Tax in accordance with applicable Law.

9.2.8. Environmental Aspects.

(i)	Except for the BrasilAgro’s Existing Claims, BrasilAgro is in compliance with the applicable environmental Laws for the conduction of their activities in the ordinary course of business and as they are currently conducted. Except for the Existing Claims, no Claim has been received, no complaint has been filed, no penalty has been assessed or is pending by any Governmental Authority or other Person with respect to any matters relating to BrasilAgro relating to or arising out of any environmental Law;

(ii)	All hazardous materials (as defined in the applicable Laws) generated by BrasilAgro has been transported, stored, treated or disposed of by carriers or treatment, storage and disposal facilities authorized or permitted in material aspects under all applicable environmental Laws and environmental permits. There is no material contamination caused by BrasilAgro in the BrasilAgro Real Estate Properties or other properties previously occupied by them, including, but not limited to, soil or ground waters contamination, air emissions or water contamination or discharge exceeding the legally permitted amounts;

(iii)	Schedule 9.2.8 contains a list of the material environmental Permits required for BrasilAgro to conduct their businesses as they are currently being conducted and all such environmental Permits are in reasonable good standing or, if applicable, a renewal application has been timely filed and is pending approval. BrasilAgro is in compliance with all material terms and conditions of all such environmental Permits and are not required to make any material expenditure in order to obtain or renew any environmental Permits;

(iv)	Except for the BrasilAgro’s Existing Claims, BrasilAgro has not received, any written notice of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit related to a possible breach of any environmental Law or lack or irregularity of any environmental Permits;

(v)	Except for the BrasilAgro’s Existing Claims, BrasilAgro has not received any written notice that either (i) an environmental Governmental Authority is intending to revoke, suspend, vary or limit any environmental Permits or (ii) any amendment to any environmental Permit is required to enable the continued operation of the business of BrasilAgro; and

(vi)	Except for the BrasilAgro’s Existing Claims, there has been no condition or event related to any property that was occupied by BrasilAgro and which was sold, transferred or disposed, as well as regarding any terminated leases, which may cause any liability or environmental loss to BrasilAgro.

9.2.9. BrasilAgro's Material Contracts.

(i)	Schedule 9.2.9(i) contains a complete list of all material contracts of BrasilAgro currently in force to which BrasilAgro is a party, or by or to which BrasilAgro, or their assets or businesses are bound or subject to, which can be considered in one of the following categories (“BrasilAgro's Material Contracts”):

(a)	contracts and other agreements, with any labor union or association representing any employee;

(b)	any indebtedness for borrowed money in excess of two million Reais (R$2,000,000.00), including any amounts taken as funding under any credit instrument;

(c)	any commercial, sale or supply agreement of sugar, hydrous ethanol, anhydrous alcohol, dry yeast and sugar cane bagasse and other sugar cane by-products involving annual amounts in excess of two million Reais (R$2,000,000.00);

(d)	any rural partnership agreement involving annual amounts in excess of two million Reais (R$2,000,000.00);

(e)	contracts and other agreements for the sale of any of their assets or properties or for the grant to any Person of any preferential rights to purchase any of their assets or properties, in each case in an amount exceeding two million Reais (R$2,000,000.00) per company;

(f)	any lease agreements, easements, surface right agreements or any similar agreements whereby BrasilAgro is granted or grant the right to use and/or explore any properties, including the BrasilAgro Real Estate Properties;

(g)	any contract to sell electric power or capacity, involving annual amounts in excess of two million Reais (R$2,000,000.00);

(h)	any contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), other those relating to real estate properties;

(i)	any agreement in which BrasilAgro has agreed to become, a member of any Joint Venture, consortium, partnership or other unincorporated association (other than a recognized association in relation to which BrasilAgro has no liability or obligation except for the payment of annual subscription or membership fees);

(j)	contracts and other agreements containing covenants BrasilAgro or any officer or employee of either of them pertaining to the right to compete or not compete in any business or similarly restricting its ability to conduct business with any Person or in any geographical area or covenants of any other Person not to compete with BrasilAgro in any business or restricting their ability to conduct business in any geographical area;

(k)	contracts and other agreements with clients, customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements;

(l)	contracts and other agreements relating to the acquisition by BrasilAgro of any operating business or the corporate capital of any other Person;

(m)	any agreement which imposes any restriction on the conduct of the business of BrasilAgro;

(n)	any agreement which has or may have a material adverse effect on the business of BrasilAgro;

(o)	any other contract and other agreement made outside the ordinary course of business relating to BrasilAgro and involving an amount in excess of ten million Reais (R$10,000,000.00) in the last twelve (12) months; and

(p)	agreements entered into with any Governmental Authority.

(ii)	Each BrasilAgro's Material Contract: (i) is valid, legally binding and enforceable, (ii) was entered into in the ordinary course of business on commercially reasonable terms and will be in full force and on the Closing Date, and (iii) subject to the obtainment of the consents listed in Schedule 9.1.1(iii)(b) may not be terminated as a result of the Transaction;

(iii)	BrasilAgro is not in default under any of the BrasilAgro's Material Contracts to which such company is a party, and, none of the other parties to such BrasilAgro’s Material Contracts is in default under any BrasilAgro's Material Contracts;

(iv)	BrasilAgro has not received any written notice requesting a termination, penalty, breach, claim or default under any BrasilAgro's Material Contracts; and

(v)	All BrasilAgro's Material Contracts were entered into and are being performed in a timely manner and in accordance with applicable Law.

9.2.10. Insurance. Except for Schedule 9.2.10 (a) BrasilAgro maintain coverage through insurance policies (including coverage for assets, properties, general liability and vehicles). Schedule 9.2.10 (b) lists all insurance policies contracted or held by, or on behalf of BrasilAgro, on their assets, operations and/or personnel. All corresponding premiums have been duly paid. Each insurance policy is in full force and effect, or, no written notice of termination, within at least five (5) Business Days prior to the date hereof, was received by BrasilAgro with respect to any such policy which was not replaced on similar terms prior to the effective date of such cancellation. Except for Schedule 9.2.10 (c), there are no pending, or threatened, claims under any insurance policy in existence on the date hereof.

9.2.11. Intellectual Property Rights. The Schedule 9.2.11 provides all Intellectual Property and Intellectual Property Rights. No other Intellectual Property exists or is used by BrasilAgro. The Intellectual Property is (i) sufficient to conduct their business consistent with past practice and in the ordinary course, without interruption, delay or extra costs or charges; and (ii) free and clear of any Liens. There is no Claim pending or, to the knowledge of BrasilAgro threatened, against the use or that seeks to cancel, limit or challenge the ownership of BrasilAgro of any Intellectual Property Right. BrasilAgro is not in breach of any agreement or license for Intellectual Property Rights. BrasilAgro (i) is not infringing any Intellectual Property of any other Person; or (ii) has not received notice that is infringing any Intellectual Property of any other Person. Except as provided in Schedule 9.2.11, no Claim, action or proceeding on this regard is pending or has been made to such effect that has not been resolved or is not being discussed in the proper instance. None of the BrasilAgro's employees, managers, agents or contracted parties owns, directly or indirectly, partially or totally, any right related to the Intellectual Property Rights of BrasilAgro.

9.2.12. Licenses. BrasilAgro holds all Permits necessary for the conduct of their businesses, and such Permits are in full force and effect. No Permit expired or was cancelled or withdrawn within at least five (5) Business Days prior to the date hereof. BrasilAgro is not in violation of the terms and conditions of any such Permits. Except as set forth in Schedule 9.1.1(iii), BrasilAgro is not involved in any Claim arising out of or related to the invalidity, absence, insufficiency, or necessity to obtain any Permit issued by any Governmental Authority. The Closing of the Transaction and/or the implementation of any of the transactions set forth in this Agreement, including, but not limited to, the Merger, shall not result in breach or eventual revocation, invalidation, annulment, suspension, restriction and/or limitation of any Permit currently held by BrasilAgro.

9.2.13. Transaction Advisors. Except as disclosed in Schedule 9.2.13, there is no investment banker, broker, finder or other intermediary acting on behalf of the BrasilAgro or any of their respective Affiliates who might be entitled to any broker’s or finders’ fee or any other similar compensation in connection with the Transaction payable by BrasilAgro.

9.2.14. Assets. BrasilAgro is the owner and/or holder pursuant to fair title of all assets that are used or employed in the businesses of BrasilAgro. Such assets are sufficient and appropriate to enable BrasilAgro to conduct their operations in the manner currently conducted. All assets owned or used by the BrasilAgro have been maintained in accordance with the ordinary and usual practices of BrasilAgro, in line with market practices for the respective type of assets, and are in usable condition for the operation of the businesses of BrasilAgro, ordinary wear and tear excepted. Except as disclosed in Schedule 9.2.14, all assets owned by BrasilAgro is free and clear of any Liens, including the following:

(i)	rights and obligations concerning BrasilAgro;

(ii)	receivables and payables in respect of BrasilAgro;

(iii)	furniture, telephones, machinery and equipment of BrasilAgro;

(iv)	trademarks, expressions and advertising signs, trade names, logos, internet domains and other rights of Intellectual Property of BrasilAgro;

(v)	computers, Software, corporate information systems and their respective licenses and websites of BrasilAgro;

(vi)	agreements relating to and/or necessary for the operation of BrasilAgro and their facilities; and

(vii)	authorizations, registrations and licenses relating to BrasilAgro issued by any Governmental Authority.

9.2.15. Transactions with Related Parties. Except as set forth in Schedule 9.2.15, there are no pending loans, financings, guarantees, contracts, arrangements, indebtedness or understandings with BrasilAgro (“BrasilAgro's Related Party Transactions”). BrasilAgro has complied with all material terms and conditions and have been paying all amounts due in a timely manner with the parties to the BrasilAgro's Related Party Transactions. There are no disputes or Litigation (actual or threatened) under the BrasilAgro's Related Party Transactions and no party to a BrasilAgro's Related Party Transaction communicated in writing its intention to terminate that Related Party Transaction. As of the Closing Date, there will be no BrasilAgro's Related Party Transactions.

9.2.16. Guarantees or Collateral. Except as disclosed in Schedule 9.2.16, BrasilAgro has not granted, for the benefit of any Person other than any of its Affiliates, any collateral (including fiança, caução, penhor and alienação fiduciária) or other forms of guarantee or sureties that are currently in force. No collaterals (including fiança, caução, penhor and alienação fiduciária) or other forms of guarantees or sureties have been granted by BrasilAgro to secure obligations of any Person, other than its Affiliates. No such collaterals, guarantees or sureties were enforced or foreclosed. There are no grounds for the enforcement or foreclosure of any such collaterals, guarantees of sureties. The execution, performance and compliance with this Agreement and the other documents to be executed under this Agreement by BrasilAgro will not result, according to the terms of the collaterals, guarantees and sureties referred herein, in the enforcement or foreclosure of any such collaterals, guarantees or sureties, nor will it result in an obligation for BrasilAgro to comply with any such collaterals, guarantees or sureties under more onerous or less favorable conditions. There is no pending Litigation or, to the knowledge of BrasilAgro, threatened Litigation involving any collateral, guarantee or surety mentioned herein. No collateral, guarantee or surety mentioned herein restricts the ability of BrasilAgro to carry on their businesses (inclusive as they are currently being conducted).

9.2.17. Accounts Receivable and Payable. All of the accounts of BrasilAgro receivable for the respective dates were duly accounted for in the Financial Statements. All of the accounts receivable in the Financial Statements: (i) are valid, existing and collectable; (ii) represent monies due for goods sold and delivered or services rendered; and (iii) except as disclosed in Schedule 9.2.17, are subject to no Liens. BrasilAgro has not materially changed, modified or altered payment terms and conditions of individual customers and individual suppliers compared to such terms and conditions applied and practiced by BrasilAgro during the last twelve (12) months.

9.2.18. Inventory. All Inventories are of good, usable and merchantable quality in all material respects, and, do not include obsolete or discontinued items. (i) All inventories meet the quality control standards of BrasilAgro and any applicable Governmental Authority, (ii) all inventories are recorded on the books and records of BrasilAgro at the lower of cost or market value and (iii) no write-down in inventory has been made or should have been made pursuant to BR GAAP during the past two (2) years.

9.2.19. Absence of Undisclosed Liabilities. BrasilAgro has not any liabilities that have not been properly reflected in the BrasilAgro’s Financial Statements, except for liabilities that (i) were incurred after the BrasilAgro's Financial Statements in the ordinary course of business and (ii) have not had and would not reasonably be expected to have, individually and in the aggregate, a material adverse effect on BrasilAgro.

9.2.20. Disclosure. The information relating to or concerning BrasilAgro in this Agreement (including the Schedules) or provided to the Parties in connection with the Transaction contemplated by this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There are no facts that have not been set forth in this Agreement or the Schedules that have not been disclosed to the Parties (other than matters of a general economic nature that do not affect the business uniquely) that could reasonably be expected to have a material adverse effect on BrasilAgro. For the avoidance of doubt, this representation and warranty does not comprise changes in Law, which changes shall be of public knowledge.

9.2.21. Absence of Unlawful Practices. In respect to the carrying of the activities of BrasilAgro as currently conducted, neither BrasilAgro nor any of their respective directors or officers has: (a) made any bribe, payment for influence peddling, subornation, relevant donation or other payment to any Person in violation of any applicable Laws in effect in the Federative Republic of Brazil, including Brazilian Federal Law No. 12,846, dated as of August 1, 2013, including payments made with knowledge that they were being offered, granted or promised to any public official, political party, candidate for political office or any other Person for the purpose of influencing, inducing or obtaining any improper advantage or influencing any act or decision of a government, government agency or public company in order to obtain or contract business or to influence any governmental act; (b) used any corporate funds or other funds for contributions, payments, donations or illegal entertainment, nor made any unlawful purchases in respect to political activity in benefit of public employees or other Persons on their behalf; (c) accepted or received any contributions, payments or illegal donations; and (d) were notified in writing of an investigation or proceeding in respect to bribery or other corrupt act by any Governmental Authority.

9.2.22. Data Room. BrasilAgro represents and warrants that they have provided to each other, through the virtual data rooms, information of BrasilAgro in the context of the due diligence. In the organization of the virtual data room, BrasilAgro has not acted with fraud or willful intent, and have caused the personnel of BrasilAgro, as applicable, to include every and all material information relating to such companies.

9.2.23. No Knowledge of Misrepresentations or Omissions. BrasilAgro has no knowledge that any representation and/or warranty granted by and/or related with each of BrasilAgro in this Agreement is not true and correct in all material respects.

9.2.24. Conduction of Businesses. In relation to BrasilAgro, as from June 30, 2019, (a) the corporate purposes of BrasilAgro is being conducted regularly and in accordance with the corporate acts of BrasilAgro, in compliance with the Law, without any change out of the ordinary course of business; and (b) BrasilAgro has not amended its accounting policies, methods, accounts or books and/or practices adopted in the drawing up of the BrasilAgro's Financial Statements.

9.2.25. Independency of the Services and the Management Structure. BrasilAgro does not supply, use, is subject to or is a party to any oral or written agreement, with any Person – except with any Person(s) of the economic group of BrasilAgro -, involving the sharing of (a) services rendered by Third Parties to BrasilAgro; or (b) the management structure of BrasilAgro.

9.2.26. Anti-Bribery. BrasilAgro complies with any Anti-Corruption Laws binding upon BrasilAgro. No notice has been issued nor, to the knowledge of BrasilAgro has any investigation been commenced against BrasilAgro related to breach of any Anti-Corruption Laws applicable. BrasilAgro is in full compliance with all anti-money laundering Laws applicable.

9.2.27. BrasilAgro ADRs. BrasilAgro's ADR programs are currently valid and in force, according to the applicable Laws and regulations of the relevant Governmental Authorities. BrasilAgro has any and all authorizations required to issue ADRs under such programs. There is no order of any Governmental Authority that may prevent BrasilAgro to issue new ADRs.

10. INDEMNIFICATION

10.1. Indemnification by Agrifirma. The Company's Shareholders (other than AB Holdings) agree, individually (in the proportion of Agrifirma's Shares held by each of them at Closing) and not jointly, to indemnify, defend, maintain undamaged, hold harmless and reimburse BrasilAgro and its Affiliates (including the Agrifirma Companies after Closing) and each of their respective officers and, directors and employees (“BrasilAgro's Indemnified Parties”) for any and all Losses caused by, arising out or resulting from the following:

(i) the matters listed in Schedule 10.1(i);

(ii) violation, breach or untruthfulness in relation to any of the representations and warranties made by Company's Shareholders and/or Agrifirma Companies in this Agreement, as per Section 8;

(iii) violation, breach, noncompliance with or failure to comply with any commitment, responsibility, agreement or another obligation undertaken by Company's Shareholders and/or Agrifirma Companies (before Closing) under this Agreement, as well as any kind of fraud or willful misconduct; and

(iv) the LFPEC Matter.

10.1.1 The Parties agree that in case of breach of a Fundamental Representation by all of the Company’s Shareholders or by the Company, then the indemnity shall be due by the Company’s Shareholders and it shall be proportional to Agrifirma's Shares held by each of them at Closing.

10.2. Indemnification by BrasilAgro. BrasilAgro agrees to indemnify, defend, maintain undamaged, hold harmless and reimburse the Company's Shareholders and its Affiliates (other than AB Holdings and its Affiliates) and each of their respective officers and, directors and employees (“Agrifirma's Indemnified Parties”) in the amount equivalent to the respective Indemnifiable Equity Percentage for any and all Losses caused by, arising out or resulting from the following:

(i) the matters listed in Schedule 10.2(i);

(ii) violation, breach or untruthfulness in relation to any of the representations and warranties made by BrasilAgro in this Agreement, as per Section 9, and to the extent the matter giving rise to indemnification is not publicly available on the date hereof; and/or

(iii) violation, breach, noncompliance with or failure to comply with any commitment, responsibility, agreement or another obligation undertaken by BrasilAgro under this Agreement, as well as any kind of fraud or willful misconduct.

10.2.1. The Parties agree that each Company’s Shareholder shall be indemnifiable under the terms and conditions of Section 10.2 (i), Section 10.2 (ii) and Section 10.2 (iii) according to Sections 10.2.2 and 10.2.3 below.

10.2.2. The Parties agree that, in relation to a Loss incurred directly by an Agrifirma’s Indemnified Party, such Agrifirma’s Indemnified Party shall be indemnified in the total amount of the Loss suffered by such Company's Shareholder.

10.2.3. In relation to a Loss incurred by BrasilAgro, the Companies’ Shareholders (other than AB Holdings) shall be indemnified in the amount equivalent to the multiplication of (a) the total amount of the Loss suffered by the BrasilAgro by (b) the applicable Indemnifiable Equity Percentages respectively held by each of them in BrasilAgro. For clarification purposes, if a Company’s Shareholder owns BrasilAgro shares representing three percent (3%) of its corporate capital and a Loss is incurred by BrasilAgro in the amount of ten million Reais (R$10,000.000.00), than the amount to be indemnified by BrasilAgro hereunder to such Company’s Shareholder shall be of three hundred thousand Reais (R$300,000.00).

10.3. Indemnification by AB Holdings. AB Holdings agrees to indemnify, defend, maintain undamaged, hold harmless and reimburse (individually and not jointly with Company’s Shareholders) the BrasilAgro's Indemnified Parties for any and all Losses caused by, arising out or resulting from the following:

(i) the matters listed in Schedule 10.1(i);

(ii) violation, breach or untruthfulness in relation to any of the representations and warranties made by Company's Shareholders and/or Agrifirma Companies in this Agreement, as per Section 8; and/or

(iii) violation, breach, noncompliance with or failure to comply with any commitment, responsibility, agreement or another obligation undertaken by AB Holdings under this Agreement, as well as any kind of fraud or willful misconduct; and/or

(iv) The LFPEC Matter.

10.3.1. The Parties agree that in case of breach of a Fundamental Representation by all of the Company’s Shareholders or by the Company, then the indemnity shall be due by the Company’s Shareholders and it shall be proportional to Agrifirma's Shares held by each of them at Closing.

10.4. Indemnification by BrasilAgro to AB Holdings. BrasilAgro agrees to indemnify, defend, maintain undamaged, hold harmless and reimburse AB Holdings and its Affiliates and each of their respective officers and, directors and employees (“AB Holdings' Indemnified Parties”) for any and all Losses caused by, arising out or resulting from the following:

(i) the matters listed in Schedule 10.2(i);

(ii) violation, breach or untruthfulness in relation to any of the representations and warranties made by BrasilAgro in this Agreement, as per Section 9, and to the extent the matter giving rise to indemnification is not publicly available on the date hereof; and/or

(iii) violation, breach, noncompliance with or failure to comply with any commitment, responsibility, agreement or another obligation undertaken by BrasilAgro under this Agreement, as well as any kind of fraud or willful misconduct.

10.4.1. The Parties agree that AB Holdings Indemnified Parties shall be indemnifiable under the terms and conditions of Section 10.4(i), Section 10.4 (ii) and Section 10.4 (iii) according to Sections 10.4.2 and 10.4.3 below.

10.4.2. The Parties agree that, in relation to a Loss incurred directly by an AB Holdings Indemnified Party, such AB Holdings Indemnified Party shall be indemnified in the total amount of the Loss suffered by it.

10.4.3. In relation to a Loss incurred by BrasilAgro, AB Holdings shall be indemnified in the amount equivalent to the multiplication of (a) the total amount of the Loss suffered by the BrasilAgro by (b) the applicable Indemnifiable Equity Percentages held by AB Holdings in BrasilAgro. For clarification purposes, if AB Holdings owns BrasilAgro shares representing three percent (3%) of its corporate capital and a Loss is incurred by BrasilAgro in the amount of ten million Reais (R$10,000.000.00), than the amount to be indemnified by BrasilAgro hereunder to AB Holdings shall be of three hundred thousand Reais (R$300,000.00).

10.5. No Indemnification for Disclosure Documents and Deloitte’s Reports. The Parties acknowledge and agree that, except for the matters listed in Section 10.1(i), 10.2(i), 10.3(i), 10.4(i), 10.1(iv) and 10.3(iv), no indemnification, including, but not limited, as a violation or breach of the representations and warranties made herein by the Parties, shall be owed to any Party hereunder in the event of a Loss caused by, arising out or resulting from (i) any liabilities related to the matters described in the Formulário de Referência of BrasilAgro disclosed on November 30, 2018, and (ii) any matter described in the due diligence reports prepared by Deloitte Touche Tohmatsu Consultores Ltda. dated (a) September 10, 2019 in respect of BrasilAgro and (b) October 1, 2019 in respect of Agrifirma.

10.6. CDI Adjustment. The Parties agree that the amount of Losses incurred by the Indemnified Parties shall be adjusted by the positive variation of the CDI Index as of the date on which the Indemnified Party has incurred in such Loss until the date of its actual payment.

10.6.1. Penalty. If an Indemnifying Person fails to timely pay any Loss owed to an Indemnified Person hereunder, then such Indemnifying Person shall be required to pay the unpaid amount adjusted as per Section 10.5 above, plus (i) interest equal to one percent (1.0%) per month, calculated pro rata die as from the date the Loss should have been paid until the date of its actual payment, and (ii) a late payment penalty of two percent (2.0%) of the unpaid amount, from the first day overdue until the date of effective payment.

11. LIMITATIONS ON THE OBLIGATION TO INDEMNIFY

11.1. Any and all indemnification obligations set out herein shall be subject to the following:

11.1.1. Provisions. The Parties shall not be liable for any Losses under this Agreement to the extent that (i) a proper allowance, provision or reserve is made in the Closing Statements, in respect of the matter giving rise to the Loss, and (ii) such Losses are taken into account in the Closing BrasilAgro’s NAV or Closing Agrifirma’s NAV, as the case may be, as finally determined.

11.1.2. Insurance. The Parties shall not be liable for any indemnifiable event under this Agreement in respect of any Loss to the extent that such Loss is covered by an insurance policy then in force in favor of the Indemnified Party to the extent that the proceeds of such policy are actually received. No Indemnified Party entitled to indemnification hereunder shall be required to first pursue any such recourse from insurance as a condition of, or in lieu of, pursuing claims for any or all such Losses against the applicable Indemnifying Party hereunder.

11.1.3. Cap. With due regard to Section 11.1.4, the liabilities of the Parties for all Losses arising out the indemnifiable events shall be limited to the following caps (in any case, “Indemnification Cap”):

(a)	Company’s Shareholders (other than AB Holdings) Cap - for the indemnification set forth in Sections 10.1(i), 10.1(ii) (except for Fundamental Representations) and 10.1(iv) (“Company’s Shareholders Capped Indemnity Matters”), the indemnification due by the Company’s Shareholders to BrasilAgro shall be exclusively carried out according to Section 12.6 (deduction from Restricted Shares Dividends) and through the transfer of Restricted Shares (as may be reduced from time to time due to other indemnities paid to BrasilAgro) (“Company’s Shareholders Initial Cap”) to BrasilAgro and/or Agrifirma, and shall not exceed the respective number of Restricted Shares or respective liquidation amounts of such shares plus the amount of Restricted Shares Dividends, as the case may be; notwithstanding that, in case of a breach of covenant (as a result of willful misconduct or gross negligence) and/or a breach of a Fundamental Representation and Warranty by a Company’s Shareholder other than AB Holdings, and/or in connection with fraud by such Company’s Shareholder pursuant to Section 11.1.7, in which BrasilAgro elects that the respective Losses are to be indemnified through the transfer of Restricted Shares pursuant to Section 12.5 below or through Restricted Shares Dividends, then, with respect to the Company’s Shareholders Capped Indemnity Matters, the amount equivalent to the number of Restricted Shares transferred to BrasilAgro and/or Agrifirma and/or the amount of Restricted Shares Dividends, as the case may be, to indemnify referred Losses shall be computed (managerially) as an addition to the Company’s Shareholders Initial Cap after such reduction.

(b)	AB Holdings Cap - for the indemnification set forth in Sections 10.3 (i), 10.3 (ii) (except for Fundamental Representations) and 10.3(iv) (“AB Holdings Capped Indemnity Matters”), the indemnification due by the AB Holdings to BrasilAgro shall be exclusively carried out according to Section 12.7 (deduction from AB Holdings Lock-Up Additional Consideration Amount) and through the reduction of shares issuable under the Subscription Warrant, and shall not exceed the respective number of shares and/or amounts, as the case may be (“AB Holdings Initial Cap”); notwithstanding that, in case of a breach of covenant (as a result of willful misconduct or gross negligence) and/or a breach of a Fundamental Representation and Warranty by AB Holdings, and/or in connection with fraud by AB Holdings pursuant to Section 11.1.7, in which BrasilAgro elects that the respective Losses are to be indemnified through Section 12.7 (deduction from AB Holdings Lock-Up Additional Consideration Amount) and/or through the reduction of shares issuable under the Subscription Warrant, then, with respect to the AB Holdings Capped Indemnity Matters, the amount equivalent to the number of reduced shares under the Subscription Warrants and/or the amount of AB Holdings Lock-Up Additional Consideration Amount, as the case may be, to indemnify referred Losses, shall be computed (managerially) as an addition to the AB Holdings Initial Cap after such reduction;

(c)	LFPEC Matter Sub-Cap - for the indemnification set forth in Sections 10.1(iv) and 10.3(iv), the indemnification due by the Company’s Shareholders (A) shall not exceed the amount of ten million Reais (R$10,000,000.00), provided that, (c)(i) in respect of Losses in relation to Fazenda Bananal X, such amount shall not be higher than one million Reais (R$1,000,000.00), and (c)(ii) in respect of Losses in relation to Fazenda Rio do Meio, such amount shall not be higher than nine million Reais (R$9,000,000.00), and, in any case, (B) shall not exceed the caps set forth in items “a” and “b” above; and

(d)	BrasilAgro Cap - for the indemnification set forth in Sections 10.2(i), 10.2(ii), 10.4(i) and 10.4 (ii) (except for Fundamental Representations), it shall not exceed the amount of thirty million Reais (R$30,000,000.00), provided that the proportion of indemnity under the Indemnification Cap owed to each Company’s Shareholder by BrasilAgro shall be proportional to Company’s Shares held by each of them on the Closing Date.

11.1.4. Any and all Claims related to (a) a breach of Fundamental Representation and Warranties or (b) the indemnifiable events set forth in Sections 10.1(iii), 10.2(iii), 10.3(iii) and 10.4(iii), for which there is no indemnity limitations, shall not be subject to the Indemnification Cap. Nevertheless, in relation to any and all Losses or potential Losses arising out of Claims related to (a) breach of Fundamental Representation and Warranties or (b) the indemnifiable events set forth in Sections 10.1(iii) and 10.3(iii), BrasilAgro may seek that the corresponding Losses are guaranteed, paid and/or offset, as the case may be, according to Section 12.6 (Company’s Shareholders other than AB Holdings) and/or Section 12.7 (AB Holdings), and/or through the transfer of Restricted Shares (Company’s Shareholders, other than AB Holdings) and/or through the reduction of shares issuable under the Subscription Warrant (AB Holdings), as the case may be.

11.1.5. De Minimis. The indemnification set forth herein shall only apply in relation to individual Losses (including any related expenses and costs) in excess of fifty thousand Reais (R$50,000.00) (“De Minimis”); it being agreed that a series of Losses below the De Minimis in connection with the same matter shall be indemnifiable pursuant to the terms set forth herein.

11.1.6. Basket. After the Indemnification Settlement Date and to the extent there is no Indemnification Settlement elected by (i) a certain indemnifying Party (other than BrasilAgro), each Indemnified Person (indemnifiable by that certain Party) shall not be entitled to any indemnification hereunder unless and until the aggregate amount of all Losses that would otherwise be indemnifiable pursuant to this Agreement by that certain indemnifying Party exceeds two hundred thousand reais (R$200,000.00), at which time a claim can be made against that certain indemnifying Party for any and all Losses incurred, including the total amount of the basket, and (ii) BrasilAgro, each Indemnified Person (indemnifiable by BrasilAgro) shall not be entitled to any indemnification hereunder unless and until the aggregate amount of all Losses that would otherwise be indemnifiable pursuant to this Agreement by BrasilAgro exceeds one million reais (R$1,000,000.00), at which time a claim can be made against BrasilAgro for any and all Losses incurred, including the total amount of the basket (“Basket”).

11.1.7. Period. Except for the indemnifiable events in respect of the Fundamental Representations and as set forth in Sections 10.1(iii), 10.2(iii), 10.3(iii), and 10.4(iii), the indemnification obligation of the Parties under this Section 11, shall be valid for two (2) years as of the Closing Date, except as otherwise provided in Section 11.1.10.

11.1.8. Fraud. None of the limitations on the liabilities of each Party contained in this Section 11 shall apply to any Loss to the extent that such Loss arises as a result of fraud or willful misconduct.

11.1.9. CDI Adjustment. The Parties agree that the amounts of BrasilAgro's Cap as provided in Section 11.1.3 (b), De Minimis and Basket shall be adjusted by the positive variation of the CDI Index as of the Closing Date until the expiration of the obligation to indemnify set forth herein.

11.1.10. Indemnification Survival. For the avoidance of doubt and notwithstanding the provisions of Section 11.1.7, the indemnification obligation of the Parties, once a Loss has been notified to the responsible Party pursuant to the terms of this Agreement and prior to the two (2)-year period set forth in Section 11.1.7, shall survive until the Claim originating such Loss has been finally resolved and settled, as applicable, or the related obligation has been fulfilled – and until such term the Retained Restricted Shares shall continue to be subject to the provisions set forth in Section 12.3.2. The Parties agree that the in matters listed in Sections  10.1(i), 10.2(i), 10.3(i), 10.4 (i), 10.1(iv) and 10.3 (iv) shall be deemed duly notified (and if Losses are incurred, they shall be deemed due) for purposes of this Section 11.1.10.

11.1.11. Gross Up. The Parties agree that, in case there are Taxes levied upon an indemnification payment received by an Indemnified Party, then the indemnification amount shall be increased based on the amount of Taxes borne by such Indemnified Party so that the net amount received by the respective Indemnified Party is equal to the full amount of the indemnified Loss.

11.1.12. Benefits arising out Losses. Any indemnity to be provided under this Agreement shall be net of any benefits, expenses or reductions arising as a result of the respective Loss and as long as actually received by the Indemnified Party in respect of such Loss (including, e.g., the reduction of income Taxes due by virtue of the deduction of the relevant Loss from the entity’s Tax basis).

11.1.13. Loss of Profits. The Parties of this Agreement shall not be liable for any Loss of profits incurred by the Person that has incurred the Loss.

11.1.14. No Double Adjustment for Losses. No Indemnification shall apply more than once in respect of the same Loss (notwithstanding such Loss may result from multiple Claims).

11.1.15. No Due Diligence Limitation. Any due diligence or investigation conducted by the Parties, or in connection with this Agreement, shall not limit or affect the indemnification by such Party, as per the terms and conditions of this Agreement.

12. INDEMNIFICATION PROCEDURE

12.1. Direct Claims. If any Indemnified Party becomes aware of any Claim which is not a Third-Party Claim (a “Direct Claim”) that might entitle such Indemnified Party to indemnification as a result of a Loss or potential Loss under Section 11, such Indemnified Party shall take the following actions:

12.1.1. The Indemnified Party shall give a notice to the Indemnifying Party, as soon as reasonably practicable after the Indemnified Party becomes aware of facts which may give rise to an obligation to indemnify pursuant to this Section 12.1 (“Notice of Direct Claim”). The Notice of Direct Claim shall describe the Direct Claim and the circumstances, events, facts, obligations, documents, information or matters giving rise to the Direct Claim, the amount of the Loss (if determinable), the method of calculation thereof, a reference to the provision of this Agreement upon which Direct Claim is based and shall accompany any and all necessary document regarding such Direct Claim in possession of the Indemnified Party.

12.1.2. If the Indemnifying Party expressly agrees (i) to be liable for the payment of the Loss in question, and (ii) with the amount of Loss requested in the Notice of Direct Claim, the Indemnifying Party shall pay to the Indemnified Party such requested amount, as set forth herein, within thirty (30) days as from the date of such determination.

12.1.3. If the Indemnifying Party responds to the Notice of Direct Claim to the Indemnified Party within thirty (30) days as of the receipt of such Notice of Direct Claim by the Indemnifying Party, stating its intention to discuss the matter, the Indemnifying Party and the Indemnified Party shall attempt to resolve any such dispute amicably during a period of thirty (30) days from the delivery by the Indemnifying Party to the Indemnified Party of its response to the Notice of Direct Claim. If they (i) reach an agreement, except as otherwise agreed, indemnity shall be due within thirty (30) days as from the date of such settlement, and (ii) do not reach an agreement with respect to such Direct Claim within such period, such dispute shall be resolved by arbitration as provided in Section 13.

12.2. Third-Party Claims. In the event any Indemnified Party is served, notified, charged, prosecuted or summoned, in or out of courts, for any Claim initiated by a Person which is not a Party to this Agreement (nor a successor thereof) (“Third Party Claim”), the Parties shall adopt the following procedures:

12.2.1. The Indemnified Party shall have the right, but not the obligation, at its sole discretion, to conduct the defense of a Third-Party Claim. However, if the Indemnified Party wishes to give the Indemnifying the opportunity to conduct the defense of a Third-Party Claim, the Indemnified Party shall send a Notice of Third-Party Claim and all the documents related thereto, in any event up to five (5) Business Days from the date it receives notice of the relevant Claim or prior to the expiration of one-third (1/3) of the legal term established for answer or defense against such Third-Party Claim, whichever occurs first (“Notice of Third Party Claim”).

12.2.2. If the Indemnifying Party agrees to conduct the defense of a Third-Party Claim, the Indemnifying Party shall inform the Indemnified Party about such decision within at most five (5) Business Days as from the date of receipt of the Notice of Third-Party Claim sent by the Indemnified Party or prior to the expiration of two-thirds (2/3) period of the remaining legal term established for answer or defense against such Third-Party Claim, whichever occurs first. Should the Indemnifying Party fail to answer the Notice of Third-Party Claim within such period, the Indemnified Party shall conduct the defense of such Third-Party Claim.

12.2.3. For clarification purposes, the decision of the Indemnifying Party to conduct the defense of a Third-Party Claim shall not be deemed as an acceptance or acknowledgment by the Indemnifying Party of its obligation to indemnify the Indemnified Party for any Loss in connection with such Third-Party Claim.

12.2.4. The Party that conducts the defense shall bear all costs and expenses of the defense of the Third-Party Claim (including, without limitation, fees of legal counsel) during the course of such claim, and if the Claim is conducted by the Indemnified Party such costs and expenses shall be indemnified by the Indemnifying Party if the relevant matter results in an indemnifiable Loss hereunder. In the context of Third-Party Claims filed against the Parties, the respective Party shall make any court deposits or provide any other guarantees necessary or requested by the Governmental Authority, provided that such costs, expenses, court deposit and guarantees and remuneration of any of the foregoing shall be subject to indemnification on the terms set forth herein.

12.2.5. The Party conducting the defense of the Third-Party Claim:

(a) shall keep the other Party reasonably informed as to the status of such matter at least semi-annually and shall as soon as reasonably practicable send copies of pleadings requested by the other Party, and

(b) shall not enter into any settlement, compromise or consent to judgment without the prior consent of the other Party, which shall not to be unreasonably withheld, conditioned or delayed.

12.2.6. The Party that is not conducting the defense of the Third-Party Claim:

(a) shall have the right to engage separate counsel in any Third-Party Claim or to participate in the defense thereof if such party is also a defendant, but the fees and expenses of such counsel shall not be included as part of any Loss incurred by the Indemnified Party and shall not be payable by the Indemnifying Party; i.e. such costs and expenses shall be borne by the Party not conducting the defense, and

(b) shall not be entitled to have control over the defense of any Third-Party Claim.

12.2.7. Each Party shall cooperate, and cause its Affiliates to cooperate in the defense or prosecution of any Third-Party Claim and shall grant the necessary powers to the Party conducting the defense and furnish or cause to be furnished all information and assistance, including, but not limited, access to records, testimony, and attendance of meetings, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

12.2.8. The Parties agree that a Third-Party Claim shall only become due and payable under the terms set forth herein upon (a) a final and non-appealable decision (trânsito em julgado) of any judicial or administrative proceeding and, in case of an arbitration, the issuance of the arbitration award, or (b) a judicial or extrajudicial settlement has been duly confirmed or reached.

12.3. Indemnification Settlement or Payment. The Parties agree that, (A) except for Losses incurred as result of Sections 10.1(iii), 10.1(iv), 10.2(iii), 10.3(iii), 10.3(iv), and 10.4(iii), and as a result of breach of Fundamental Representations and Warranties (except as provided in Section 12.5 and 12.6) – which shall be immediately indemnified, but no indemnification shall be paid by any Indemnifying Party until the end of the Lock-Up Period (“Indemnification Settlement Date”), (B) an Indemnifying Party pursuant to the indemnifiable events set forth in Sections 10.1(i) and 10.1(ii) (other than Fundamental Representations and Warranties), 10.2(i) and 10.2(ii) (other than Fundamental Representations and Warranties), 10.3(i) and 10.3(ii) (other than Fundamental Representations and Warranties), and 10.4(i) and 10.4(ii) (other than Fundamental Representations and Warranties) (“Potential Settlement Indemnities”) may elect that the Losses indemnifiable by them pursuant to such Sections become immediately due and settled on the Indemnification Settlement Date in accordance with Section 12.3.1 below (“Indemnification Settlement”), and (C) in the event an Indemnifying Party does not elect to exercise its right to the Indemnification Settlement in respect of a Potential Settlement Indemnity, the obligations of such Indemnifying Party in relation to such indemnifiable event shall continue valid and effective in accordance with Section 12.3.2.

12.3.1. In case an Indemnifying Party elects to exercise its right to the Indemnification Settlement, then it shall send a notice to the Indemnified Party at least sixty (60) days in advance of the Indemnification Settlement Date indicating the Potential Settlement Indemnities it wishes to settle (“Indemnification Settlement Matters”), and the applicable Indemnification Settlement Matters shall be jointly submitted for appraisal by a first-tier law firm (which, if agreed by the respective Parties, will be supported by advice and/or assessment of additional technical experts) (“Legal Advisor”). The Legal Advisor shall provide a loss prognosis for each of such Indemnification Settlement Matters. If the Parties fails to reach an agreement in respect of the Legal Advisor, the Indemnifying Party shall submit to the Indemnified Party, at least, three (3) proposals of first-tier law firms, of which the Indemnified Party shall select one (1) of these law firms to act as the Legal Advisor. In any case, the Legal Advisor shall be engaged jointly by the Indemnifying Party and Indemnified Party, provided that expenses shall be borne by the Indemnifying Party. Such loss prognosis shall be delivered by the Legal Advisor to the relevant Parties until ten (10) days in advance of the Settlement Date, and such loss prognosis will be final and binding upon such Parties, except in the event of any fraud, manifest error or willful misconduct. For purposes of the Indemnification Settlement and amount due by the respective Indemnifying Party, if the loss prognosis as provided by the Legal Advisor relating to a certain Indemnification Settlement Matter is (i) probable, than the full amount involved in the respective matter (i.e., 100%) shall be considered due and payable for purposes of indemnification and such settlement, (ii) possible, than half of the full amount involved in the respective matter (i.e., 50%) shall be considered due and payable for purposes of indemnification and such settlement, and (iii) remote, than no amount relating to such matter shall be considered due and payable for purposes of indemnification and such settlement. After receipt of the report of the Legal Advisor, the relevant Parties shall meet on the Indemnification Settlement Date and the result of the sum of the indemnity corresponding to each of the Indemnification Settlement Matters according to the loss prognosis mentioned above (“Indemnification Settlement Amount”) shall be paid by the relevant Indemnifying Party to the Indemnified Party pursuant to Sections 12.3.1.1 and 12.3.1.2 below, as the case may be.

12.3.1.1. In case the Party which exercises the right to Indemnification Settlement is BrasilAgro, then BrasilAgro shall, at its sole discretion, elect to, within thirty (30) days counted as of the Settlement Date, either (or as a combination of any of the subsequent alternatives) (a) transfer BrasilAgro's treasury stocks, if any, to the relevant Indemnified Party, in number equivalent to the result of (x) the multiplication of the Indemnification Settlement Amount by the Indemnifiable Equity Percentage applicable to the respective Indemnified Party, divided by (y) BrasilAgro Average Price prior to the Settlement Date, or (b) pay in cash an amount equal to the result of the multiplication of the Indemnification Settlement Amount by the Indemnifiable Equity Percentage applicable to the respective Indemnified Party.

12.3.1.2. In case the Party which exercises the right to Indemnification Settlement is the Company’s Shareholders other than AB Holdings, then the number of Restricted Shares owned by such Company’s Shareholders equivalent to the result of (x) the multiplication of the Indemnification Settlement Amount by the equity percentage owned by such Party in the Company as of the Closing Date, divided by (y) the BrasilAgro Average Price, shall be transferred to BrasilAgro and/or Agrifirma, at the discretion of Agrifirma, on the Indemnification Settlement Date.

12.3.1.3. As an alternative to the Transfer of the Restricted Shares to BrasilAgro and/or Agrifirma set forth in Section  12.3.1.2, such Restricted Shares may be sold and Transferred at B3, provided that the funds resulting from such sale shall be fully paid and Transferred to Agrifirma, which may take the necessary actions in connection therewith. For such purposes (both the transfer of Restricted Shares to BrasilAgro and/or Agrifirma and/or the sale of Restricted Shares in the market, as well as to sign any orders or other documents that may be required for such purpose), on the Closing Date the Company’s Shareholders shall grant an irrevocable and irreversible power of attorney to Agrifirma in the form of the draft set forth in Schedule 3.9(ii) (“Agrifirma Indemnification POA”).

12.3.1.4. In case the Party which exercises the right to Indemnification Settlement is AB Holdings, then a number of shares issuable under the Subscription Warrant shall be reduced in quantity equivalent to the result of (x) the multiplication of the Indemnification Settlement Amount by the equity percentage owned by AB Holdings in the Company as of the Closing Date, divided by (y) the BrasilAgro Average Price.

12.3.2. In the event an Indemnifying Party does not elect to exercise its right to the Indemnification Settlement in respect of one or more Potential Settlement Indemnities, (i) the obligations of such Indemnifying Party shall continue valid and effective with respect thereto, (ii) the indemnification shall become due and payable by the respective Indemnifying Party, every time the Basket is reached, within thirty (30) days thereafter, (iii)(a) in case the Indemnifying Party is a Company’s Shareholder other than AB Holdings, the Restricted Shares of such Company’s Shareholder (in quantity equivalent to the result of (x) the multiplication of the full amount involved in the Indemnification Settlement Matters by the equity percentage owned by such Party in the Company as of the Closing Date, divided by (y) the BrasilAgro Average Price) shall not be Transferred and released to such Company’s Shareholder, expect as set forth in Sections 12.3.2.1 or 12.3.2.2 (“Retained Restricted Shares”), (iii)(b) in case the Indemnifying Party is AB Holdings, the shares issuable under the Subscription Warrant (in quantity equivalent to the result of (x) the multiplication of the full amount involved in the Indemnification Settlement Matters by the equity percentage owned by AB Holdings in the Company as of the Closing Date, divided by (y) the BrasilAgro Average Price) shall be retained and not be issued, expect as set forth in Sections 12.3.2.1 or 12.3.2.2 (“Retained Restricted Warrants Shares”).

12.3.2.1 If an Indemnification Settlement Matter is finally resolved pursuant to Sections 12.1.3 or 12.2.8 and to the extent such matter is indemnifiable by BrasilAgro and (i) the Company’s Shareholders and/or BrasilAgro do not incur in any Losses arising out therefrom, then no indemnity shall be due by BrasilAgro, (ii) the Company’s Shareholders and/or BrasilAgro incur in a Loss arising out therefrom, then BrasilAgro shall indemnify the relevant Company’s Shareholder as follows: it shall (a) transfer BrasilAgro's treasury stocks, if any, to the relevant Indemnified Party, in quantity equivalent to the result of (x) the multiplication of the amount of the Loss by the Indemnifiable Equity Percentage applicable to the respective Indemnified Party, divided by (y) the BrasilAgro Average Price, or (b) pay in cash an amount equal to the result of the multiplication of the corresponding Loss by the Indemnifiable Equity Percentage applicable to the respective Indemnified Party.

12.3.2.2 If an Indemnification Settlement Matter is finally resolved pursuant to Sections 12.1.3 or 12.2.8 and to the extent such matter,

(i)(a) is indemnifiable by a Company’s Shareholder other than AB Holdings and the BrasilAgro’s Indemnified Parties do not incur in any Losses arising out therefrom, then no indemnity shall be due by such Company’s Shareholder and the number of Retained Restricted Shares of such Company’s Shareholder (in quantity equivalent to the result of (x) the multiplication of the full amount involved in the applicable Indemnification Settlement Matter by the equity percentage owned by such Party in the Company as of the Closing Date, divided by (y) the BrasilAgro Average Price as of the date on which the Indemnification Settlement Matter is finally resolved) shall be released to such Company’s Shareholder, and (ii) is indemnifiable by a Company’s Shareholder other than AB Holdings and any of the BrasilAgro’s Indemnified Parties incur a Loss arising out therefrom (in case the matter is resolved fully or partially against the relevant BrasilAgro’s Indemnified Party(ies)), then indemnity shall be due by such Company’s Shareholder and the number of Retained Restricted Shares of such Company’s Shareholder (in quantity equivalent to the result of (x) the multiplication of the relevant Loss by the equity percentage owned by such Company’s Shareholder in the Company as of the Closing Date, divided by (y) the BrasilAgro Average Price) shall be transferred to BrasilAgro and/or Agrifirma, at the discretion of Agrifirma, or, alternatively, sold at B3 in accordance with Section 12.3.1.3, and

(ii)(b) is indemnifiable by AB Holdings and the BrasilAgro’s Indemnified Parties do not incur in any Losses arising out therefrom, then no indemnity shall be due by AB Holdings and the number of Retained Restricted Warrants Shares (in quantity equivalent to the result of (x) the multiplication of the full amount involved in the applicable Indemnification Settlement Matter by the equity percentage owned by AB Holdings in the Company as of the Closing Date, divided by (y) the BrasilAgro Average Price as of the date on which the Indemnification Settlement Matter is finally resolved) may be subscribed by AB Holdings, and (ii) is indemnifiable by AB Holdings and any of the BrasilAgro’s Indemnified Parties incur a Loss arising out therefrom (in case the matter is resolved fully or partially against the relevant BrasilAgro’s Indemnified Party(ies)), then such indemnity shall be due by AB Holdings and the number of Retained Restricted Warrants Shares of AB Holdings (in quantity equivalent to the result of (x) the multiplication of the relevant Loss by the equity percentage owned by such Party in the Company as of the Closing Date, divided by (y) the BrasilAgro Average Price) shall be reduced.

12.4. Notwithstanding the above provisions, in respect of Losses arising out of the LFPEC Matter (“LFPEC Losses”), all amounts due as a result of LFPEC Losses incurred between June 30, 2020 and the end of the Lock-Up Period (“Incurred LFPEC Losses”) shall be immediately due and payable at the end of the Lock-Up Period, and (a) if the Indemnifying Party is a Company’s Shareholder other than AB Holdings, then the number of Restricted Shares owned by such Company’s Shareholders equivalent to the result of (x) the multiplication of the amount of the Incurred LFPEC Loss by the equity percentage owned by such Party in the Company as of the Closing Date, divided by (y) the BrasilAgro Average Price, shall be transferred to BrasilAgro and/or Agrifirma, at the discretion of Agrifirma, on such date, and/or the corresponding amount of Restricted Shares Dividends shall be offset by BrasilAgro, and (b) if the Indemnifying Party is AB Holdings, then the number of shares issuable under the Subscription Warrant shall be reduced in quantity equivalent to the result of (x) the multiplication of the amount of the Incurred LFPEC Loss by the equity percentage owned by AB Holdings in the Company as of the Closing Date, divided by (y) the BrasilAgro Average Price (“AB Holdings LFPEC Reduced Warrants”), and/or the corresponding amount of the AB Holdings Lock-Up Additional Consideration Amount shall be offset by BrasilAgro.

12.5. Indemnification Relating to AB Holdings (Fundamental Representations and Covenants). The Parties agree that, in connection with Losses under Sections 10.3(ii), 10.3(iii), 10.4(ii) and 10.4(iii) (assuming a breach of covenant and/or a breach of a Fundamental Representation and Warranty by BrasilAgro or AB Holdings) and/or in connection with fraud pursuant to Section 11.1.7, in case the Indemnifying Party is:

(A) AB Holdings and (A)(a) a Loss is incurred by a BrasilAgro’s Indemnified Party, BrasilAgro may either elect to be indemnified and reimbursed in cash or that the number of shares issuable under the Subscription Warrant shall be reduced in quantity equivalent to the result of (x) the full amount of the Loss divided by (y) the BrasilAgro Average Price (“AB Holdings Reduced Subscription Warrant Shares”), (A)(b) matters potentially giving rise to Losses by a BrasilAgro’s Indemnified Party do not materialize until the date of exercise of the Subscription Warrant (“AB Holdings Potential Loss”) – i.e. resolution of the relevant Disputes are pending - and they are subject to arbitration or the Parties agree that they should also be subject to the Indemnity Settlement, then the Subscription Warrant shall not be exercised with respect to the number of shares equivalent to the result of (x) the full amount of the potential Loss divided by (y) the BrasilAgro Average Price (“AB Holdings Retained Subscription Warrants Shares”); in such context, if a matter relating to an AB Holdings Potential Loss is finally resolved pursuant to Sections 12.1.3 and to the extent such matter (i) is indemnifiable by AB Holdings and the BrasilAgro’s Indemnified Parties do not incur in any Losses arising out therefrom, then no indemnity shall be due by AB Holdings and AB Holdings may exercise the Subscription Warrant in respect of the applicable AB Holdings Retained Subscription Warrants Shares, and (ii) is indemnifiable by AB Holdings and any of the BrasilAgro’s Indemnified Parties incur a Loss arising out therefrom (in case the matter is resolved fully or partially against the relevant BrasilAgro’s Indemnified Party(ies)), then indemnity shall be due by AB Holdings and BrasilAgro may either elect to be indemnified and reimbursed in cash or that the AB Holdings shall no longer have the right to exercise the Subscription Warrant in respect of the applicable AB Holdings Retained Subscription Warrants Shares; and in case the AB Holdings Reduced Subscription Warrant Shares and AB Holdings Retained Subscription Warrant Shares are not sufficient to satisfy the relevant indemnity obligations, BrasilAgro may seek recourse in respect of any amounts of Losses which are higher than the applicable amounts attributed to the AB Holdings Reduced Subscription Warrant Shares and AB Holdings Retained Subscription Warrant Shares, and

(B) BrasilAgro, then BrasilAgro shall, at its sole discretion, elect to, within thirty (30) days counted as of the date of the relevant Loss, either (or as a combination of any of the subsequent alternatives), (a) transfer BrasilAgro's treasury stocks, if any, to AB Holdings, in quantity equivalent to the result of (x) the amount of the Loss incurred by AB Holdings divided by (y) the BrasilAgro Average Price prior to the date of the relevant Loss, or (b) pay in cash an amount equal to the corresponding Loss.

12.6. Indemnification Relating to Company’s Shareholders other than AB Holdings (Fundamental Representations and Covenants). The Parties agree that, in connection with Losses under Sections 10.1(ii), 10.1(iii), 10.2(ii) and 10.2(iii) (assuming a breach of covenant and/or a breach of a Fundamental Representation and Warranty by BrasilAgro or a Company’s Shareholder, as the case may be) and/or in connection with fraud pursuant to Section 11.1.8, in case the Indemnifying Party is

(A) a Company’s Shareholder other than AB Holdings and (A)(a) a Loss is incurred by a BrasilAgro’s Indemnified Party, BrasilAgro may either elect to be indemnified and reimbursed in cash or that the number of Restricted Shares of such Company’s Shareholder shall be transferred to BrasilAgro and/or Agrifirma, at the discretion of Agrifirma, in quantity equivalent to the result of (x) the full amount of the Loss divided by (y) the BrasilAgro Average Price (“Company’s Shareholder Reduced Restricted Shares”), (A)(b) matters potentially giving rise to Losses by a BrasilAgro’s Indemnified Party do not materialize until the end of the Lock-Up Period (“Company’s Shareholder Potential Loss”) – i.e. resolution of the relevant Disputes are pending and they are subject to arbitration or the Parties agree that they should also be subject to the Indemnity Settlement -, then the number of Restricted Shares equivalent to the result of (x) the full amount of the potential Loss divided by (y) the BrasilAgro Average Price (“Company’s Shareholder Retained Restricted Shares”) shall be retained by BrasilAgro; in such context, if a matter relating to a Company’s Shareholder Potential Loss is finally resolved pursuant to Section 12.1.3 and to the extent such matter (i) is indemnifiable by such Company’s Shareholder and the BrasilAgro’s Indemnified Parties do not incur in any Losses arising out therefrom, then no indemnity shall be due by such Company’s Shareholder and BrasilAgro and/or Agrifirma, as the case may be, shall transfer the applicable quantity of Company’s Shareholder Retained Restricted Shares to such Company’s Shareholder, and (ii) is indemnifiable by such Company’s Shareholder and any of the BrasilAgro’s Indemnified Parties incur a Loss arising out therefrom (in case the matter is resolved fully or partially against the relevant BrasilAgro’s Indemnified Party(ies)), then such indemnity shall be due by such Company’s Shareholder and BrasilAgro may either elect to may elect to be indemnified and reimbursed in cash or that the applicable retained shares are definitely transferred by the corresponding Company’s Shareholders to BrasilAgro or Agrifirma the applicable quantity of Restricted Shares; and in case the Company’s Shareholder Reduced Restricted Shares and Company’s Shareholder Retained Restricted Shares are not sufficient to satisfy the relevant indemnity obligations, BrasilAgro may seek recourse in respect of any amounts of Losses which are higher than the applicable amounts attributed to the Company’s Shareholder Reduced Restricted Shares and Company’s Shareholder Retained Restricted; and

(B) BrasilAgro, then BrasilAgro shall, at its sole discretion, elect to, within thirty (30) days counted as of the date of the relevant Loss, either (or as a combination of any of the subsequent alternatives), (a) transfer BrasilAgro's treasury stocks, if any, to the relevant Company’s Shareholder, in quantity equivalent to the result of (x) the amount of the Loss incurred by such Company’s Shareholder divided by (y) the BrasilAgro Average Price prior to the date of the relevant Loss, or (b) pay in cash an amount equal to the corresponding Loss.

12.7. Right to Offset / Retention – Indemnification by Company’s Shareholders. The Parties agree that, in addition to the transfer of Restricted Shares, if any BrasilAgro’s Indemnified Party incurs Loss(es) as a result of the indemnifiable events set forth in Section 10.1, BrasilAgro shall have the right to retain and/or offset any dividends to be paid by BrasilAgro in respect of Restricted Shares (“Restricted Share Dividends”) payable to the relevant Company’s Shareholder(s) (which are the corresponding Indemnifying Party(ies)) (or their successors) declared either during the Lock-Up Period or afterwards, as follows: (i) in case a Loss is incurred by a BrasilAgro Indemnified Party between the Closing Date and the end of the Lock-Up Period, the respective BrasilAgro Indemnified Party may elect that, instead of seeking other recourses to indemnification payment available to it under this Agreement (such as the transfer of Restricted Shares), the amount of the relevant Loss shall be offset against amounts due to the respective Indemnifying Party as Restricted Share Dividends due to such Indemnifying Party or its successors, and (ii) in case of Losses not materialized but which may be incurred by a BrasilAgro Indemnified Party, and which are claimed by such Person hereunder between the Closing Date and the end of the Lock-Up Period, BrasilAgro shall have the right to retain and/or offset, as the case may be, the amount of Restricted Share Dividends due to the relevant Company’s Shareholder or its successors, as follows: (ii)(a) BrasilAgro shall have the right to offset with the Restricted Share Dividends due to such Indemnifying Party or its successors the amount equivalent to the shortfall between the respective Indemnification Settlement Amount and the amount of the Restricted Shares owned by such Company’s Shareholder multiplied by the BrasilAgro Average Price, assuming a scenario where the Company’s Shareholder has exercised its right to Indemnification Settlement and the such amount of the Restricted Shares is not enough to satisfy the indemnifiable amounts, and (ii)(b) BrasilAgro shall have the right to retain from the Restricted Share Dividends due to such Indemnifying Party the amount equivalent to the shortfall between the full amount of indemnifiable items which are claimed by such Person hereunder between the Closing Date and the end of the Lock-Up Period and the respective amount of the Retained Restricted Shares according to Section 12.3.2, assuming a scenario where the Company’s Shareholder has not exercised its right to Indemnification Settlement and the such amount of the Restricted Shares is not enough to satisfy the indemnifiable amounts, provided that such retained amount of Restricted Share Dividends shall be released pursuant to the rules set forth in Section 12.3.2 for the release of the Retained Restricted Shares.

12.8. Right to Offset /Retention – Indemnification by AB Holdings. The Parties agree that, in addition to other rights to which BrasilAgro’s Indemnified Parties are entitled to in connection with indemnification hereunder (such as adjustments to the shares issuable under the Subscription Warrants), if any BrasilAgro’s Indemnified Party incurs in Loss(es) as a result of the indemnifiable events set forth in Sections 10.3, BrasilAgro shall have the right to retain and/or offset any AB Holdings Lock-Up Additional Consideration Amount owed to AB Holdings (or its successors), as follows: (i) in case a Loss is incurred by a BrasilAgro Indemnified Party between the Closing Date and the end of the Lock-Up Period, the respective BrasilAgro Indemnified Party may elect that, instead of seeking other recourses to indemnification payment available to it under this Agreement (such as adjustments to the shares issuable under the Subscription Warrants), the amount of the relevant Loss is offset against amounts due to AB Holdings (or its successors) as AB Holdings Lock-Up Additional Consideration Amount, and (ii) in case of Losses not materialized but which may be incurred by a BrasilAgro Indemnified Party, and which are claimed by such Person to AB Holdings hereunder between the Closing Date and the end of the Lock-Up Period, BrasilAgro shall have the right to retain and/or offset the AB Holdings Lock-Up Additional Consideration Amount payable until the end of the Lock-Up Period to AB Holdings (or its successors), as follows: BrasilAgro shall have the right to retain from amounts payable as AB Holdings Lock-Up Additional Consideration Amount equivalent to the shortfall between the full amount of indemnifiable items which are claimed by such Person hereunder between the Closing Date and the end of the Lock-Up Period and the respective amount of shares issuable under the Subscription Amount multiplied by the BrasilAgro Average Price, assuming a scenario where such amount of issuable shares is not enough to satisfy the indemnifiable amounts, provided that such retained AB Holdings Lock-Up Additional Consideration Amount shall be released pursuant to the rules set forth in Section  12.3.2 for the release of the Retained Restricted Shares.

12.9. Insurance; Tax Benefits. The indemnity amount of any Loss shall be reduced by: (i) any insurance proceeds as set forth in Section 11.1.2; (ii) indemnities, contributions, deposits or other similar payments paid by third parties to the Indemnified Party, as the case may be, by virtue of such Loss; (iii) any and all amounts received by the Parties in connection with any deduction or refund of taxes, tax Claims, tax benefits, or release of court deposits or judicial bonds by virtue of such Loss, and (iv) any and all Tax deductions carried out in connection with any Losses, with due regard to Section  11.1.9.

12.10. Subrogation. In case the Indemnifying Party indemnifies an Indemnified Party for a Claim in relation to which the Indemnified Party may have the right to defense, refund, redress or claim indemnification before any Third-Party, the Indemnifying Party shall subrogate in the rights of the Indemnified Party before such Third-Party, in order to demand compensation in relation to the paid indemnity. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in order to seek recourse from the Third-Party. In the event the amounts mentioned in this Section 12.10 are received by any Indemnified Party after the date on which such Loss has been indemnified, the respective Indemnified Party shall immediately forward, to the Indemnifying Party, the corresponding amounts in Reais and in immediately available funds, net of any applicable Taxes.

12.11. Cure Period. If any event that gives rise to indemnification under a Direct Claim, the Parties shall have the period of fifteen (15) days from receipt of notice sent by the other Party pursuant to the terms of this Agreement to cure and/or remedy such event that may cause any Losses subject to indemnification.

12.12. Mitigation of Losses. The Parties shall use commercially reasonable efforts to mitigate the chances of materializing any possibly owed Losses pursuant to this Agreement and shall act in good faith in responding to, defending against, settling or otherwise dealing with such Claims.

13. RISK COMMITTEE

13.1. Risk Committee. The Parties agree that by no later than thirty (30) days, as of the Closing Date, BrasilAgro shall hold a Board of Directors meeting, as the case may be, to approve, among other related matters, the creation of a committee to be composed of up to six (6) members, with a term of office similar to the Lock-Up Period, being at least one (1) member to be appointed by the Company's Shareholders Representatives (“Risk Committee”).

13.1.1. The Parties agree that upon the termination of the respective term of office, (i) the Company's Shareholders shall no longer have the right to appoint one (1) member of the Risk Committee and (ii) the BrasilAgro's Board of Directors may, upon at its sole discretion, change the competence of the Risk Committee as well as terminate such committee.

13.1.2. The Parties agree that all members of the Risk Committee shall enter into a confidentiality agreement regarding the matters discussed at Risk Committee meetings.

13.1.3. The Risk Committee shall be an advisory body to BrasilAgro's Board of Directors, and its powers and duties shall be agreed between the Parties upon its creation, containing at least those reflected in Schedule 13.1.3.

14. ADDITIONAL OBLIGATIONS

14.1. Updated CCIR. The Company's Shareholders shall use their commercially reasonable efforts to deliver copy of the certificates of enrollment (Certificados de Cadastro de Imóvel Rural – CCIR) of each Agrifirma Real Estate Property reflecting the updated status of their real estate record files (matrículas).

14.2. CDA Opinion. The Company's Shareholders shall use their commercially reasonable efforts to deliver to BrasilAgro a copy the opinion issued by CDA with respect to (i) the existence of terras devolutas within the areas that comprise the Agrifirma Real Estate Properties; and (ii) the ownership chain of each Agrifirma Real Estate Properties, indicating whether CDA would like to discuss its ownership or not.

14.3. Engagement of Third Parties. In order to comply with Sections 14.1 and 14.2, the Company’s Shareholders shall cause the Agrifirma Companies prior to the Closing Date to contract Third Parties who may assist the Company’s Shareholders in obtaining the documents set forth therein, provided that the Company’s Shareholders shall consider in good faith any suggestion that may be made BrasilAgro in relation to such Third Party, subject to reasonable costs. Additionally, the Parties agree that all costs and expenses in connection with the engagement and services to be provided by such Third Parties shall be borne by the Agrifirma Companies and shall be reflected in Closing Agrifirma’s NAV.

15. LOCK-UP

15.1. Lock Up. The Parties hereby agree that during the period of two (2) years counted from the Closing Date (“Lock-Up Period”), the Company's Shareholders right to Transfer the New Shares, including shares resulting from any variation due to (i) the Exchange Ratio Adjustment or (ii) any stock split (desdobramento) or reverse stock split (grupamento), shall be limited to the following (“Lock-Up”):

(i)	(a) any Company's Shareholder (other than AB Holdings) may, during the Lock-Up Period, Transfer up to seventy-five percent (75%) of the New Shares held by such Company's Shareholder (“Other Shareholders Initial Shares”), and (b) AB Holdings may, during the Lock-Up Period, Transfer up to one hundred percent (100%) of the New Shares held by AB Holdings (“AB Holdings Initial Shares” and, together with the Other Shareholders Initial Shares, the “Initial Shares”);

(ii)	the remaining twenty-five percent (25%) of the New Shares (“Restricted Shares”) held by the Company's Shareholders (other than AB Holdings) may not be Transferred until the end of the Lock-Up Period or afterwards pursuant to Section 12.3.2, with due regard to Section 15.2 below; and

(iii)	subject to Section 12.5, the dividends of BrasilAgro that the Restricted Shares are entitled to, as a result of any distributions made after the Closing Date and until the end of the Lock-Up Period or afterwards pursuant to Section 12.3.2, shall be retained by BrasilAgro or by the applicable custodian, as the case may be, with due regard to Section 12.6;

(iv)	subject to Section 12.7, the amount of dividends of BrasilAgro which would be payable to the number of shares issuable to AB Holdings pursuant to the Subscription Warrant, as a result of any distributions of dividends made after the Closing Date, shall be due by BrasilAgro to AB Holdings as additional consideration to AB Holdings under the Transaction (“AB Holdings Lock-Up Additional Consideration Amount”) – with due regard to Section 15.1 item “v” below -, which amount may be offset or retained by BrasilAgro according to Sections 12.3 and 12.7; and

(v)	the dividends of BrasilAgro or payments by BrasilAgro retained pursuant to items (iii) and (iv) of this Section 15.1 shall be paid by BrasilAgro at the end of the Lock-Up Period, duly adjusted by the positive variation of the CDI Index as of the date on which the dividends of BrasilAgro were declared until their actual payment, to the respective Company’s Shareholders or AB Holdings (as an indemnification with due regard to Sections 12.5 and 12.6).

15.2. Discount to Company’s Shareholders. In the event a Company's Shareholder Transfer any Initial Shares during the Lock-Up Period: (a) the amount of Restricted Shares due to such Company's Shareholder (i) reduced by the applicable number of Restricted Shares transferred (or to be transferred) to BrasilAgro and/or Agrifirma in case such Company's Shareholder exercises its right to the Indemnification Settlement and/or as a result of indemnity due as a result of Incurred LFPEC Losses, and/or (ii) reduced by the number of Retained Restricted Shares in case such Company's Shareholder does not exercise its right to the Indemnification Settlement, and/or (iii) reduced by such Company’s Shareholder Reduced Restricted Shares, and/or (iv) reduced by the Company’s Shareholder Retained Restricted Shares, and by the Retained LFPEC Shares (the Restricted Shares, after the reductions set forth in items “i” to “iv” above, the “Remaining Restricted Shares”), shall be automatically reduced, upon the termination of the Lock-Up Period, proportionally (pari passu) to the Initial Shares Transferred during the Lock-Up Period (the quantity of such reduced Remaining Restricted Shares as a result of violation of the Lock-Up, the “Lock-Up Restricted Shares”), and (b) the amount of shares issuable under the Subscription Warrant (i) reduced by the applicable number of AB Holdings Reduced Subscription Warrant Shares, and/or (ii) reduced by the Retained Subscription Warrants Shares, and/or (iii) reduced by the Retained Restricted Warrants Shares, (iv) reduced by the AB Holdings LFPEC Reduced Warrants, and (v) reduced by the Retained LFPEC Warrants Shares (the Subscription Warrants, after the reductions set forth in items “i” to “v” above, (“Remaining AB Holdings Issuable Subscription Warrant Shares”), shall be automatically reduced, upon the termination of the Lock-Up Period, proportionally (pari passu) to the Initial Shares Transferred by AB Holdings during the Lock-Up Period (the quantity of such Remaining AB Holdings Issuable Subscription Warrant Shares reduced as a result of violation of the Lock-Up, the “Lock-Up Discount Issuable Subscription Warrant Shares”), and the Lock-Up Restricted Shares shall be transferred to the Beneficiary Shareholders and/or Agrifirma, as the case may be, and the Lock-Up Discount Issuable Subscription Warrant Shares shall be reduced and/or transferred to the Beneficiary Shareholders, as the case may be, in any case pursuant to Section 15.2.2 below and the formula provided in Schedule 15.2 (“Discount”). For clarity purposes, simulations of calculations of the Discount are set forth in Schedule 15.2 hereof. For clarification purposes, the Parties acknowledge and agree that any indemnity obligations of the Company’s Shareholders shall prevail over any Discount, which shall be calculated and applied net of the corresponding payments, offsets and/or retentions set forth herein.

15.2.1. For the avoidance of doubts, (i) any shares issued by BrasilAgro and acquired by the Company Shareholders in the market (e.g. by means of B3) shall not be subject to the Discount and Lock Up provisions set forth in this Section 15.2, and (ii) any Permitted Transfer shall not be deemed as a Transfer for purposes of determining the Discount. Any such transfer shall be informed in writing to BrasilAgro, accompanied by the personal data and the contacts of the respective Persons, as soon as possible and no later than sixty (60) days as from such Transfer so that BrasilAgro may monitor the corresponding shareholdings and transfers for purposes of the Discount. If any Company’s Shareholder or its Permitted Transferee (other than in respect of AB Holdings) fails to timely deliver the information detailed above and to the extent such obligation is not cured within thirty (30) days as of the date on which such information should have been delivered to the Company, the Parties agree that the Restricted Shares of such Permitted Transferee (other than in respect of AB Holdings) shall be retained by BrasilAgro and such Permitted Transferee (other than in respect of AB Holdings) shall be precluded from benefiting from the Discount (so it shall no longer be a Beneficiary Shareholder). Once such Permitted Transferee (other than in respect of AB Holdings) conveys the applicable information to BrasilAgro on the Permitted Transfer, if it is (a) indeed a Permitted Transfer BrasilAgro shall release the Remaining Restricted Shares to such Person, and (b) not a Permitted Transfer, the Discount shall be applied to the respective Remaining Restricted Shares. The Parties agree that failure or delay by a Company’s Shareholder or its Permitted Transferee (other than in respect of AB Holdings) to timely deliver the information detailed above will not result in any liability to BrasilAgro before any other Company’s Shareholder.

15.2.2. At the end of the Lock-Up Period, (i) if the Company's Shareholders end up holding a number of Initial Shares representing a percentage equal to or greater than fifty percent (50%) of all Initial Shares (“Minimum Percentage”), (i)(a) the Lock-Up Restricted Shares and/or the Lock-Up Discount Issuable Subscription Warrant Shares, as applicable, shall be distributed to the remaining Company's Shareholders holding Initial Shares at the end of the Lock-Up Period (“Beneficiary Shareholders”), according to the proportions and formulas provided in Schedule 15.2.2; or (ii) if the Company's Shareholders end up holding a number of Initial Shares representing a percentage lower than the Minimum Percentage, (ii)(a) in relation to Company’s Shareholders other than AB Holdings, the Lock-Up Remaining Restricted shall be distributed (x) to the Beneficiary Shareholders and (y) to Agrifirma, according to the proportions and formulas provided in Schedule 15.2.2, and (ii)(b) in relation to AB Holdings, the Lock-Up Discount Issuable Subscription Warrant Shares shall be (w) reduced, and/or (z) transferred to the Beneficiary Shareholders, as the case may be, according to the proportions and formulas provided in Schedule 15.2.2.

15.2.3. As an alternative to the Transfer of the Restricted Shares to Agrifirma set forth in Section  15.2.2(ii)(b), such Restricted Shares may be sold and Transferred at B3, provided that the funds resulting from such sale shall be fully paid and Transferred to Agrifirma, which may take the necessary actions in connection therewith. For such purposes (both the transfer of Restricted Shares to Agrifirma and/or the sale of Restricted Shares in the market, as well as to sign any orders or other documents that may be required for such purpose), on the Closing Date the Company’s Shareholders shall grant an irrevocable and irreversible power of attorney to Agrifirma in the form of the draft set forth in Schedule 3.9(ii) (“Agrifirma Lock-Up POA”).

15.2.4. In addition to the foregoing, for purposes of the transfer of Restricted Shares to Beneficiary Shareholders, as well as to sign any orders or other documents that may be required for such purpose, each of the Company's Shareholders shall grant on the Closing Date an irrevocable and irreversible power of attorney to the Company’s Shareholders Representatives, according to the draft provided in Schedule 15.2.4, containing the required powers to complete such actions (“Beneficiary Shareholders Lock-Up POA”).

15.2.5. The Parties agree that the Discount shall not be applicable to BrasilAgro, in the event (i) of any breach by BrasilAgro of BrasilAgro’s Fundamental Representations and Warranties, (ii) of change of BrasilAgro's Control which results in the obligation of the corresponding purchaser to launch a tender offer as a result of sale by Cresud, and (iii) any breach of Anti-Corruption Laws by directors or officers of BrasilAgro, as evidenced by a final and non-appealable decision.

16. CADE'S APPROVAL

16.1. Parties undertake to seek CADE’s approval, as soon as possible and no later than five (5) Business Days as of the date hereof.

16.2. BrasilAgro shall be responsible for (i) filing the applicable forms and documents required for the approval of the Transaction by CADE according to the terms provided in this Section 16 and (ii) coordinating the process with CADE. BrasilAgro shall (a) as soon as possible notify the Company’s Shareholders Representatives about any report or notice sent by CADE concerning the Transaction, including questionnaires, requests for clarifications or documents, (b) provide the Company’s Shareholders Representatives or the counsel engaged by the Company’s Shareholders with drafts of any oral or written filings to be made with CADE reasonably in advance, so that Company’s Shareholders Representatives have sufficient time to provide comments on such drafts, and (c) provide the Company’s Shareholders Representatives with copies of any documents to be filed with CADE for the purposes of obtaining CADE’s approval, however, sensitive information from Company's Shareholders may be redacted from the documents sent to Company’s Shareholders, in order to preserve its confidentiality, to the extent Law and CADE regulations so authorize. The Company’s Shareholders hereby undertakes to cooperate throughout the entire proceeding, providing all documents and information reasonably required for the draft of the filing documents and compliance with potential requests for additional information and clarification to be made by CADE, as soon as possible.

16.2.1. the Parties shall make the reasonable efforts to avoid or eliminate any obstacles that may be imposed by CADE or any other antitrust or competition Governmental Authority or any other Person so as to enable the Parties hereto to close the Transaction as contemplated herein, as soon as practicable.

BrasilAgro will lead the Parties’ efforts in obtaining CADE’s approval. The Company's Shareholders shall assist BrasilAgro in connection with these efforts and shall act pursuant to the terms and conditions provided in this Section 16.

16.2.2. The Parties agree not to delay or hinder the CADE’s approval, as well as to cooperate with each other in drafting communications to CADE and acts necessary to obtain CADE’s approval, under the terms of this Section 16. The Parties agree to timely provide all reasonable documents and information required by CADE and reasonably requested by the other Party to obtain CADE’s approval.

16.2.3. The filing fees relating to the filling with CADE, as provided in this Section 16 shall be borne equally by BrasilAgro and the Company. Each Party will be responsible for the legal fees of its respective legal counsels.

16.2.4. In the event CADE does not approve the Transaction, this Agreement shall be terminated by the Parties, according to the terms under Section 17.

17. TERMINATION

17.1. This Agreement may only be terminated in full, at any time prior to the Closing Date, in the following circumstances:

(i) by mutual written agreement between all the Parties;

(ii) by BrasilAgro in accordance with item (iii) of Section 4.6.1;

(iii) by Company's Shareholders o in accordance with item (iv) of Section 4.6.1;

(iv) by any Party, upon written notice to other Party, if the Closing has not occurred on or before June 30, 2020. The Party that has given cause to the non-occurrence of the Closing, due to a material breach of representations and warranties, covenants or any other relevant obligation provided herein, shall not have the right to terminate this Agreement based on this Section 17.1(iii); and

(v) by the non-defaulting Party, in the event of a breach in any material respect of representations and warranties, covenants or any other relevant obligation contained in this Agreement, by the defaulting Party, and if (a) the non-defaulting party has first given prior written notice to the defaulting Party, identifying such breach, and (b) the defaulting Party has not cured or remedied such breach within thirty (30) days as of the receipt of such notice, in case breach is capable of being cured or remedied.

17.2. Effects of Termination. In the event this Agreement is terminated in accordance with Section  17 above, this Agreement shall cease to have force and effect, and there shall be no further liability or obligation on the part of the Parties, including, but not limited to, obligation to indemnify, and, therefore, no amount, fine, expense reimbursement or payment shall be due by any Party to any other Party, except for breach by any Party of its representations, warranties, agreements or covenants contained in this Agreement occurring prior to such termination, as applicable.

17.3. Survival of Certain Clauses. Without prejudice to the foregoing, the provisions set forth in 10 (indemnification); 18 (Confidentiality), Section  19 (Dispute Resolution) and Section 21 (Miscellaneous) shall remain valid, effective and binding upon the Parties even after the termination of this Agreement.

18. CONFIDENTIALITY

18.1. For a period of three (3) years counted from the date hereof, the Parties agree, on their account and on account of their representatives, employees and agents, to grant confidential treatment and not to disclose in any form to Third-Parties any terms and conditions of this Agreement, as well as any data, reports, analyses, compilations, studies, researches, interpretations, forecasts, records, materials and any other information, document or record databank, whether in written, oral or electronic form or otherwise (especially names of individuals and legal entities, their addresses, telephone numbers and business activities) that are delivered or by any means provided during effectiveness of this Agreement or before its execution during the due diligence period, concerning the Parties and the Agrifirma Companies, their consumers, suppliers, internet users, or any of their agents, including but not limited to any Personal Information, the transaction provided herein, as well as any information in connection with or constituting processes, procedures, formulae, trade secrets, know-how, technology and any other intellectual property, product names, logos, slogans, trade secrets, industrial models, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, whether registered or unregistered, and all pending applications for and registrations of patents, trademarks, service marks and copyrights (“Confidential Information”), under penalty of termination of this Agreement, without prejudice to any losses and damages.

18.2. The Confidential Information:

(i)	shall be used solely for the Parties' own benefit and for the sole purposes of the transaction provided herein and in particular shall not be used, directly or indirectly, for commercial, financial, technical, legal or other purposes or, more generally, in any way which may prejudice the other Party or any of its Affiliates;

(ii)	shall be kept confidential by the Parties and shall not be disclosed to any person by any means, without the prior written consent of the other Party on such disclosure and the scope and contents thereof, except however to the extent permitted under any of the following:

a.	the Confidential Information may be disclosed to the Parties' representatives who are required to be involved in the transaction provided herein, including but not limited to the representatives of the Parties mentioned herein, provided that each such representative is previously made aware of the restrictions contained in this Agreement and is bound by a confidential undertaking requiring the observation of the same restrictions as those contained in this Agreement, and

b.	the Confidential Information may be disclosed if and as required by any judicial or governmental order or to the extent reasonably necessary for the Parties to comply with applicable laws and regulations and provided that, prior to disclosure, and to the extent legally permitted, such Party consults with the other Party regarding the scope and form of such disclosure.

18.3. Each Party also undertakes to refrain from making contact with any representatives of the other Party which have not been specifically identified by such Party as the relevant contact Persons for the transaction provided herein.

18.4. The Parties agree that, in case of termination of this Agreement, for any reason whatsoever, each Party shall:

(i)	return to the other Party, promptly and at its own expense, all documents related to Confidential Information without retaining any copies thereof, or

(ii)	if required by the other Party, promptly destroy at its own expense, any documents related to Confidential Information, together with any copies of such documents (including without limitation stored on computer with the exception of electronic back-up copies generated automatically by its Frontend system) and deliver to the other Party immediately a letter confirming that such Party has destroyed such documents.

18.5. The obligation to return or destroy the Confidential Information, as described above, is however subject to the right of each Party or its representatives to retain for its corporate records a copy of its own work product, it being provided that each Party agrees to keep any Confidential Information not returned to the other or destroyed in strict compliance with the terms of this Agreement. The return or destruction of Confidential Information shall not in any way relieve the Parties and their representatives of the duties and obligations contained in this Agreement.

18.6. The confidentiality obligation and undertaking contained in this Section 13, shall not apply to any Confidential Information for which the Parties may provide evidence that:

(i)	it is known to the public, except if as a result of a breach of this Agreement or any other confidentiality obligation by the Parties or its representatives, or

(ii)	it was known or becomes available to the Parties or its representatives prior to the date hereof through a source other than the other Party, any of its affiliates and/or their representatives, which source is not to the Parties' reasonable knowledge bound by any obligation to keep such information confidential and which did not obtain such information unlawfully or pursuant to a breach of a confidentiality obligation.

18.7. A receiving Party of Confidential Information shall use at least the same standard of care as it uses to protect its own most confidential information to ensure that such employees, agents or consultants do not disclose or make any unauthorized use of the disclosing Party's Confidential Information. The receiving Party shall promptly notify the disclosing Party upon discovery of any unauthorized use or disclosure of the disclosing Party's Confidential Information.

19. APPLICABLE LAW AND DISPUTE RESOLUTION

19.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Brazil, irrespective of conflicts of law principles.

19.2. Negotiations in Good Faith. The Parties shall use commercially best efforts to settle any Dispute or Claim arising out or relating to this Agreement. If a Dispute arises, one Party may notify the other of its intention to reach a solution, and the Parties shall negotiate in good faith for a period of thirty (30) days in an attempt to resolve such Dispute.

19.3. Conflict Resolution Procedure. In the event that the Parties are unable to resolve a Dispute in accordance with Section  19.2 above, then any Party may notify the other relevant Parties of the intention to resolve such unresolved Disputes by arbitration as provided in Section 19.4 below.

19.4. Arbitration Clause. Except for disputes referring to obligations subject to immediate judicial enforcement, all other disputes in connection with this Agreement and/or its Schedules, including any issues related to the existence, validity, effectiveness or performance hereof, shall be mandatorily, exclusively, and definitively submitted to arbitration to be conducted by the Arbitration Chamber, upon delivery of written notice by any Party to the other Parties and to the Arbitration Chamber, requesting initiation of arbitration (“Arbitration Notice”). The arbitration proceeding shall be initiated and processed in accordance with the Arbitration Rules.

19.5. Arbitration Tribunal. The arbitration tribunal (“Arbitration Tribunal”) shall be composed of three (3) arbitrators, one (1) of whom shall be designated by the Party that requested to initiate the arbitration, another by the Party against whom the arbitration is initiated, and the third - who shall be the chairman of the arbitration panel - by the two (2) arbitrators chosen by the Parties. Should the chairman of the Arbitration Tribunal not be appointed by the co-arbitrators within at most fifteen (15) business days as of appointment of the second arbitrator, it shall be incumbent upon the Chairman of the Arbitration Chamber to appoint the chairman of the Arbitration Tribunal. In the event of joinder of parties (litisconsórcio), the co-plaintiffs or co-defendants, as the case may be, shall mutually agree on an arbitrator to participate in the Arbitration Tribunal, it being understood that, should such parties fail to reach an agreement on this regard, the arbitrator shall be chosen by the Chairman of the Arbitration Chamber, pursuant to the Arbitration Rules. Should there be many parties with different interests, so that a joinder of parties is unfeasible, the three (3) arbitrators shall be chosen and nominated by the Chairman of the Arbitration Chamber, pursuant to the Arbitration Rules.

19.6. Impediments. In addition to the impediments set forth in the Arbitration Rules, no arbitrator designated in accordance with this arbitration commitment may be an employee, representative or former employee of any of the Parties or of any Person associated directly or indirectly therewith, or owner of any of the Parties or a Person associated directly or indirectly therewith.

19.7. Place of arbitration. The arbitration shall be conducted in the city of São Paulo, State of São Paulo.

19.8. Language and Applicable Law. The official language for all arbitration acts hereunder shall be English (provided that any party may present documents or witnesses in Portuguese with simultaneous English translation, at its sole costs and expenses) and the laws of the Federative Republic of Brazil shall apply. The Arbitration Tribunal shall not resort to the rules of equity to resolve the disputes submitted to it.

19.9. Arbitration Rules. The Parties declare they are fully aware of the Arbitration Rules and that they have agreed with all provisions thereof. The Arbitration Rules in effect as of this date, and the provisions of the Arbitration Law, are an integral part hereof to the extent applicable.

19.10. Ruling in Absentia. The arbitration proceedings shall continue notwithstanding the absence of any of the Parties, as provided in the Arbitration Rules.

19.11. Binding Effect. The arbitration award shall be definitive, non-appealable and binding on the Parties, their successors and assigns, which undertake to comply voluntarily with its terms and expressly waive any form of appeal, except (i) for a request for correction of a material error or for clarification of obscurity, doubt, contradiction, or omission in the arbitration award, as provided in article 30 of the Arbitration Law, (ii) as provided in Section 19.13, and (iii) for a bona-fide action of annulment as established in article 33 of the Arbitration Law. If necessary, the arbitration award may be enforced in any court having jurisdiction or venue over the Parties and their assets.

19.12. Costs. The costs, expenses and fees incurred as a result of the arbitration shall be equally divided between the relevant Parties until a final decision on the dispute is rendered by the Arbitration Tribunal. After issuance of the final award, the losing party shall compensate for all costs, expenses and attorneys' and arbitrators' fees incurred by the other party, adjusted for inflation based on the positive variation of IGP-M, calculated on a pro rata diem basis for the period between the date on which such costs, expenses and fees were incurred and the date on which compensation is actually paid and, furthermore, plus interest of two percent (2%) per month, calculated on a pro rata diem basis from the date of disclosure of the arbitration award and the date on which compensation is actually paid. Should a party prevail in part, both parties shall bear the costs, expenses and fees incurred proportionally to their defeat, as decided in the arbitration award.

19.13. Special Jurisdiction of the Courts. The Parties are fully aware of all terms and effects of this arbitration commitment and irrevocably agree that arbitration is the sole form of dispute resolution arising out and/or in connection with this Agreement. Without prejudice to validity of this arbitration commitment, the Parties elect the judicial district of São Paulo, State of São Paulo, Brazil, with the exclusion of any other, if and when necessary, for the sole purpose of: (i) enforcing the arbitration award or of net, certain and payable obligations; (ii) obtaining coercive measures or provisional measures to guarantee the arbitration proceedings to be initiated or already in progress between the Parties and/or to ensure effectiveness of the arbitration proceedings; or (iii) obtaining court orders and specific performance orders.

19.13.1. In the events mentioned in items (ii) and (iii) of Section 19.13, the requesting Party shall request commencement of the arbitration proceedings within the statutory term or, should arbitration proceedings have already been initiated, it shall immediately inform the Arbitration Tribunal about the measure implemented by the courts. In any of these events, the Arbitration Tribunal already created or to be created shall be granted full and exclusive jurisdiction to decide on the matters and issues brought to the Judiciary, and the Arbitration tribunal shall review, grant, maintain or revoke the court order requested.

19.13.2. The request for any measure contemplated in Section 19.13 shall not represent a waiver of the arbitration clause or of the limits of the jurisdiction of the Arbitration Tribunal.

20. FORCE MAJEURE

20.1. Suspension of Obligations. In the event either Party is unable to perform its material obligations under this Agreement and/or unable to attest validity and accurateness of its respective representations and warranties pursuant to Sections 4.2.1 and 4.4.1, in any case, due to Force Majeure, then the Party not affected by such Force Majeure event (assuming two Parties for the purposes hereof, BrasilAgro and Company’s Shareholders) will be entitled to terminate this Agreement.

21. MISCELLANEOUS

21.1. Company’s Shareholders Representatives. The Parties agree that (i) BRZ is appointed herein by FIP Agronegócio, (ii) BRZ is appointed herein by FIP Terras, (iii) Rodrigo is jointly appointed herein by Julio, ALLA, Gilmar, and Larissa, and (iv) Anthony Gordon is appointed herein by AB Holdings (each of them, a “Company’s Shareholders Representative”) with powers to represent the relevant grantors before BrasilAgro, its Affiliates, successors and permitted assigns with respect to any and all matters arising in connection with this Agreement and any other agreements or documents entered into between the Parties in connection with the transactions contemplated hereby, including in respect of the Exchange Ratio Adjustment, amendments to this Agreement, any Claims or other judicial or extrajudicial proceedings or arbitration, with powers to send and receive notices, communications, services of process or any other communications, settle, arbitrate, compromise, waive, sign, give or receive any instructions or consents, receive and grant releases, being able to take any other actions or practice any other acts required or advisable for the fulfilment of the foregoing. The revocation of any appointment of a Company’s Shareholder Representative shall be preceded of and conditioned upon the appointment of a new Person domiciled and resident in Brazil as Company’s Shareholders Representative.

21.2. Trustee. With due regard to Section 21.4 hereof, in addition to the above and as an essential condition for the rights of AB Holdings (and/or its successors) following the Closing Date, as promptly as practicable after the Closing Date and no later than thirty (30) days before the date on which AB Holdings is dissolved, AB Holdings shall take the necessary actions for the appointment of a Third Party who shall (i) represent and act on behalf of any and all AB Holdings or its Permitted Transferees, as the case may be under this Agreement, (ii) be entitled to the rights and be subject to the obligations that are to be satisfied as per reduction or transfer of issuable shares under the Subscription Warrants and/or offset with AB Holdings Lock-Up Additional Consideration Amount and (iii) have, at least, on behalf of the Permitted Transferees, the powers granted under Section 21.1 to the Company’s Shareholder Representative (“Trustee” and “Trust Arrangement”, respectively). Failure by AB Holdings to effectively constitute the Trust Arrangement in all material respects on the terms above shall exempt BrasilAgro from any obligations it may have towards AB Holdings and/or the respective Permitted Transferees, including with respect to the Lock-Up, Subscription Warrants and indemnities (to the extent of any Loss are due to AB Holdings Indemnified Parties). For purposes of clarity, neither the failure by AB Holdings to effectively constitute the Trust Arrangement, nor any provision of this Section 21.2 shall in any way affect, jeopardize any right or create any obligation to FIP Agronegócio or to FIP Terras under this Agreement.

21.2.1. The Trust Arrangement shall be in full force and effect until the later of (i) the last day of thirtieth (30th) month as of the Closing Date, or (ii) date on which there are no pending discussions between BrasilAgro and AB Holdings with respect to the Lock-Up and/or release of shares issuable under the Subscription Warrant after the Lock-Up Period (i.e. date on which there is a resolution on rights and obligations of BrasilAgro and AB Holdings regarding retention and/or issuance of shares under the Subscription Warrant).

21.2.2. Upon the execution of the Trustee Arrangement, the Trustee shall deliver to BrasilAgro a list containing detailed information on each successor of AB Holdings and Genagro Ltd. (“AB Holdings Successor”), their contact details, information on shares owned by each of the in the capital stock of BrasilAgro and any other information that may be reasonably requested by BrasilAgro (“AB Holdings Successors Report”).

21.2.3. To the extent the AB Holdings Successors Report has been delivered to BrasilAgro, BrasilAgro agrees to notify the AB Holdings Successors, in accordance with the information set forth in the AB Holdings Successors Report, upon the occurrence of any indemnifiable events set forth in Sections 10.3 and 10.4, with due regard to other indemnity provisions applicable to AB Holdings.

21.2.4. If any Loss becomes due and payable by BrasilAgro to the AB Holdings Successors hereunder (“AB Holding Successors Indemnifiable Amount”), BrasilAgro shall give notice to the AB Holdings Successors within ninety (90) days therefrom – informing the materialization of the relevant Loss -, and the AB Holdings Successors shall deliver a notice to BrasilAgro within ninety (90) days as of the receipt of such notice from BrasilAgro (extendable for an additional thirty (30) day-period with following information: (i) the amount of shares of BrasilAgro held by such AB Holding Successor on the date on which such Loss became due and payable by BrasilAgro, (ii) all Transfers of Initial Shares or any other shares of BrasilAgro received by such AB Holdings Successor as result of any of the events set forth herein, and (iii) the necessary information for the payment of the relevant portion of the AB Holding Successors Indemnifiable Amount owed by BrasilAgro to such AB Holdings Successor.

21.2.5. If an AB Holdings Successor fails to timely deliver the information set forth in Section  21.2.4 within the term set forth therein, BrasilAgro shall be, irrevocably and irreversibly, released from the obligation to pay such AB Holding Successors Indemnifiable Amount to the defaulting AB Holdings Successors and no payment shall be owed or otherwise payable to such defaulting AB Holdings Successor in connection with the AB Holding Successors Indemnifiable Amount.

21.2.6. BrasilAgro shall pay the AB Holding Successors Indemnifiable Amount owed to the AB Holdings Successors within sixty (60) days as of the receipt of information set forth in Section  21.2.5 and any other additional information that may be reasonably requested by BrasilAgro in connection with the payment of such AB Holding Successors Indemnifiable Amount.

21.2.7. BrasilAgro shall have the right to retain and deduct from any AB Holding Successors Indemnifiable Amount all reasonable costs and expenses incurred by BrasilAgro or its Affiliates relating to the procedures set forth in this Section 21.2, including, but not limited to, for purposes of confirming or validating the Transfer of shares of BrasilAgro held by the AB Holding Successors and any fees paid to service providers.

21.2.8. BrasilAgro shall pay the AB Holdings Successors Indemnifiable Amount owed to the AB Holdings Successors within sixty (60) days as of the receipt of information set forth in Section  21.2.5 and any other additional information that may be reasonably requested by BrasilAgro in connection with the payment of such AB Holdings Successors Indemnifiable Amount.

21.3. BrasilAgro shall have the right to retain and deduct from any AB Holdings Successors Indemnifiable Amount all reasonable costs and expenses incurred by BrasilAgro or its Affiliates relating to the procedures set forth in this Section 21.2, including, but not limited to, for purposes of confirming or validating the Transfer of shares of BrasilAgro held by the AB Holdings Successors and any fees paid to service providers.

21.4. Access to Information. For purposes of this Agreement, the Company’s Shareholders that at any certain time while holding BrasilAgro's ADRs, and their respective successors and permitted assigns, including, but not limited, the Trustee, shall deliver to BrasilAgro and the other Company’s Shareholders on a monthly basis and in any event within two (2) Business Days prior to the payment of any indemnification by BrasilAgro or the Lock-Up Period, a statement of the custodian containing the number of Initial Shares held by them together with any additional information or document as may be requested by BrasilAgro in relation in relation thereto, provided that BrasilAgro shall have reasonable access to their depositary banks, brokers or any other Person (including the Trustee) for purposes of compliance of this Section 21.3.

21.5. Assignment; Succession. Except for any transfer (i) by of FIP Agronegócio and FIP Terras to their respective quotaholders and (ii)(a) by AB Holdings to Genagro Ltd. (including in the context of dissolution of AB Holdings), and by Genagro Ltd. to the Trustee (including in the context of the dissolution of Genagro Ltd.) – provided that the Trustee has accepted in writing (by means of a notice) its appointment according to the terms of Section 21.2 and subsections (“Permitted Transfers”), no Party may without prior written consent of the other Parties assign or transfer, directly or indirectly, any rights and obligations arising under this Agreement.

21.6. Specific Performance. Each Party acknowledges that the other Party would be irreparably harmed by any breach or threatened breach of the provisions of this Agreement and that there would be no adequate remedy at Law or in damages to compensate the other Parties for any such breach. Accordingly, each Party agrees that each other Party shall, in addition to any other available remedy, be entitled to injunctive relief (without being required to post any bond) requiring specific performance by the Parties of the provisions of this Agreement. For the purposes of specific performance, the parties confirm that this Agreement constitutes “título executivo extrajudicial”, in connection with the provisions of Article 784 of the Brazilian Civil Procedure Code.

21.7. Amendments. The Parties may amend this Agreement only by a written instrument that: (a) expressly states the Parties intent to amend this Agreement; (b) expressly refers to the provision(s) of this Agreement to be amended; (c) provides the full text of the amendment or otherwise fully describes the scope of the amendment; and (d) is signed by an authorized representative of all Parties hereto.

21.8. Waiver. A Party's delay or failure to enforce or insist on strict compliance with any provision of this Agreement will not constitute a waiver or otherwise modify this Agreement. A Party's waiver of any right granted under this Agreement on one occasion will not (a) waive any other right, (b) constitute a continuing waiver, or (c) waive that right on any other occasion.

21.9. Notices. Each notice, consent, request or other communication required or permitted under this Agreement (each, a “Notice”) will be (a) in writing, (b) delivered personally, by e-mail or sent by certified mail (postage prepaid, return receipt requested), by a nationally recognized overnight courier (receipt requested), or by facsimile (with confirmation of transmission), and (c) sent to the recipient's address or facsimile number, as applicable and as set forth below:

(i)	If to the Company’s shareholders, pursuant to Section 21.1;

(ii)	If to Agrifirma Companies (prior to Closing), to;

A/C: Mariana Duarte

Address: [REDACTED]

E-mail: [REDACTED]

(iii)	If to BrasilAgro or the Agrifirma Companies (after Closing), to;

A/C: Gustavo Javier Lopez

CC: Legal Department

Address: Avenida Faria Lima, 1309, 5o andar - Zip Code 01452002, in the City of São Paulo, State of São Paulo

E-mail: [REDACTED]; cc [REDACTED]

(iv)	If to FIPs or BRZ:

A/C: Jaime Rogerio Gomes Rangel e Ronaldo Luis Kiyoshi Hirata

Address: [REDACTED]

E-mail: [REDACTED]; [REDACTED]

(v)	If to AB Holdings:

A/C: Denis Brettnacher

CC: [REDACTED]

Address: [REDACTED]

E-mail: [REDACTED]

21.9.1. If any of the Parties change its address or any information indicated in Section 21.9, above, the Party shall immediately notify the other about the change. Until the respective Party notifies the other, according to the terms and conditions set forth in Section 21.9, notifications and communications sent to the addresses above shall be valid.

21.9.2. Any warning notice or communication shall be considered duly delivered when:

(i)	delivered in hands, in the date of delivery;

(ii)	if sent by registered letter/certified mail, in the date indicated in the delivery note, and

(iii)	if sent by electronic mail, in the date of delivery.

21.9.3. The Parties establish that, when deliveries in hand or by registered letters occur after 5pm of a working day, or on weekends or holidays, the warning, notice or communication will be considered as delivered at 9am of the immediate next working day.

21.10. Severability. If any court, arbitrator, or arbitration panel finds any provision of this Agreement to be invalid or otherwise unenforceable, that provision will be modified to the extent necessary for it to be enforceable. However, that finding will not affect the validity of any other provision of this Agreement, and the rest of this Agreement will remain in full force and effect unless enforcement of this Agreement as modified would be grossly inequitable under all of the circumstances or would frustrate the primary purposes of this Agreement.

21.11. Counterparts and Delivery. This Agreement may be executed in counterparts. Each counterpart will be considered an original, and all of them, taken together, will constitute a single agreement.

21.12. Binding Agreement and No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including Permitted Transferees. Nothing in this Agreement shall confer any rights upon any person or entity other than the Parties and their respective heirs, successors and permitted assigns.

21.13. Entire Agreement. This Agreement is the entire agreement between the Parties concerning its subject matter and supersedes all prior and contemporaneous oral and written agreements, commitments and understandings concerning the subject matter hereof.

21.14. Costs, Expenses and Taxes. Except as otherwise provided for in this Agreement, each of the Parties shall be exclusively liable for the payment of any Taxes and/or of any filing and registration fees in connection with the completion of the transactions contemplated by this Agreement. Each of the Parties hereto shall bear its own fees and expenses (including fees and expenses of their attorneys, financial advisers, auditors and other consultants) in connection with the negotiation, draft, execution and carrying into effect of this Agreement and the transactions contemplated herein and therein.

21.15. Announcements. Until Closing, no announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any Party without the prior written approval of the other Parties, which cannot be unreasonably withheld. This shall not affect any announcement or circular required by Law or any regulatory body or the rules of any recognized stock exchange on which the shares of either Party are listed, but the Party with an obligation to make an announcement or issue a circular shall consult with the other Parties, insofar as is reasonably practicable, before complying with such an obligation.

21.16. Initials. The Parties hereby authorize the individuals identified below to initial, on their behalf, this Agreement as well as its Exhibits and Schedules:

(i) On behalf of BrasilAgro: (a) Renata Mattos (CPF/ME No. [REDACTED]), (b) Humberto Peres Carvalho Lemos de Melo (CPF/ME No. [REDACTED]), and/or (c) Raquel Gama Massaro Duque (CPF/ME No. [REDACTED]), as follows:

Name	Initial
Renata Mattos	[INITIALED]
Humberto Peres Carvalho Lemos de Melo	[INITIALED]
Raquel Gama Massaro Duque	[INITIALED]

(ii) On behalf of the Company’s Shareholders and the Agrifirma Companies: (i) Pedro Ardezzoni (CPF/ME No. [REDACTED]), (ii) Marcela Pinedo (CPF/ME No. [REDACTED]), (iii) Gustavo Allegretti Barreiros (CPF/ME No. [REDACTED]), and/or (iv) Sophia Toscano de Maio (CPF/ME No. [REDACTED]), as follows:

Name	Initial
Pedro Ardezzoni	[BLANK]
Marcela Pinedo	[BLANK]
Gustavo Allegretti Barreiros	[BLANK]
Sophia Toscano de Maio	[INITIALED]

21.17. Intervening Consenting Guarantor. As an inducement to BrasilAgro and AB Holdings to enter into this Agreement, Anthony hereby irrevocably guarantees the obligations undertaken by AB Holdings in this Agreement (i) upon and after a dissolution of AB Holdings (which shall be informed though written notice to BrasilAgro) and until the end of the end of the Lock-Up Period, with due regard to Section 11.1.10, and (ii) with respect to indemnification to BrasilAgro (a) under Section 10.3(iii) and (b) with respect to breach of the Fundamental Warranties made by AB Holdings in this Agreement, to the extent such indemnities are not satisfied as per reduction of issuable shares under the Subscription Warrants or or pursuant to Section 12.7 (deduction from AB Holdings Lock-Up Additional Consideration Amount). For the avoidance of doubts, the obligations undertaken by Anthony under this Section 21.17, shall not affect in any way, jeopardize any right or create any obligation to FIP Agronegócio or to FIP Terras under this Agreement. FIP Agronegócio and FIP Terras shall not be deemed responsible for any obligation enter into by Anthony under this agreement.

21.18. Language. This Agreement is prepared in English and its exhibits and schedules are prepared Portuguese. In the event any translation of this Agreement to any other language, including, but not limited to Portuguese, is performed by any of the Parties for any reasons whatsoever and a conflict arises from the English and the translated versions the English version shall always prevail.

IN WITNESS WHEREOF, the Parties sign this Agreement in eight (8) counterparts of same contents and form, in the presence of the witnesses below.

São Paulo, November 22, 2019

[signatures page follows]

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

AGRIFIRMA BRASIL HOLDING S.A.

/s/ Mariana Dantas B. Duarte	/s/ Vitor Levindo Pedreira
Name: Mariana Dantas B. Duarte Title: CEO	Name: Vitor Levindo Pedreira Title: CEO

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

AGRIFIRMA BRASIL AGROPECUÁRIA S.A.

/s/ Mariana Dantas B. Duarte	/s/ Vitor Levindo Pedreira
Name: Mariana Dantas B. Duarte Title: CEO	Name: Vitor Levindo Pedreira Title: CEO

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

BRASIL AGRONEGÓCIO – FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATEGIA

/s/ Jaime Rogerio Gomes Rangel	/s/ Ronaldo Luis Kiyoshi Hirata
Name: Jaime Rogerio Gomes Rangel Title: [BLANK]	Name: Ronaldo Luis Kiyoshi Hirata Title: [BLANK]

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

TERRAS BRASIL – FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATEGIA

/s/ Jaime Rogerio Gomes Rangel	/s/ Ronaldo Luis Kiyoshi Hirata
Name: Jaime Rogerio Gomes Rangel Title: [BLANK]	Name: Ronaldo Luis Kiyoshi Hirata Title: [BLANK]

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

/s/ Julio Bestani
JULIO BESTANI

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

/s/ Rodrigo de Araújo Rodrigues
RODRIGO DE ARAÚJO RODRIGUES

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

ALLA PARTICIPAÇÕES LTDA.

/s/ Antonio Luiz de Brito Cabral	/s/ Luiz Afonso Bortolotto
Name: Antonio Luiz de Brito Cabral Title: [BLANK]	Name: Luiz Afonto Bortolotto Title: [BLANK]

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

/s/ Gilmar Antonio Rosa Dias

GILMAR ANTONIO ROSA DIAS

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

/s/ Larissa Guimarães Rosa Dias

LARISSA GUIMARÃES ROSA DIAS

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

AB (HOLDINGS) 1 S.À.R.L

/s/ Craig Steward	/s/ Jean Faber
Name: Craig Stewart Title: Director A	Name: Jean Faber Title: Director B

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

I.A. AGRO LTDA.

/s/ Mariana Dantas B. Duarte	/s/ Vitor Levindo Pedreira
Name: Mariana Dantas B. Duarte Title: CEO	Name: Vitor Levindo Pedreira Title: CEO

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

GL AGRO EMPREENDIMENTOS LTDA.

/s/ Mariana Dantas B. Duarte	/s/ Vitor Levindo Pedreira
Name: Mariana Dantas B. Duarte Title: CEO	Name: Vitor Levindo Pedreira Title: CEO

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

AGRIFIRMA BAHIA AGROPECUÁRIA LTDA.

/s/ Mariana Dantas B. Duarte	/s/ Vitor Levindo Pedreira
Name: Mariana Dantas B. Duarte Title: CEO	Name: Vitor Levindo Pedreira Title: CEO

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

AGRIFIRMA DELAWARE LLC

/s/ Mariana Dantas B. Duarte	/s/ Vitor Levindo Pedreira
Name: Mariana Dantas B. Duarte Title: CEO	Name: Vitor Levindo Pedreira Title: CEO

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

AGRIFIRMA S.R.L

/s/ Julio César Frem Bestani
Name: Julio César Frem Bestani Title: [BLANK]

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

/s/ André Guillaumon s/ Gustavo Javier Lopez
BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

Witnesses:

/s/ Monica Wadt	/s/ Nathalie Echeverria
Name: Monica Wadt ID: [REDACTED]	Name: Nathalie Echeverria ID: [REDACTED]

[Signature pages of the Merger Agreement and Other Covenants entered into by and among, Brasilagro – Companha Brasileira de Propriedades Agrícolas, Agrifirma Brasil Holding S.A., Agrifirma Brasil Agropecuária S.A., Brasil Agronegócio – Fundo de Investimento em Participações Multiestrategia, Terras Brasil – Fundo de Investimento em Participações Multiestrategia, Julio Bestani, Rodrigo de Araújo Rodrigues, Alla Participações Ltda., Gilmar Antonio Rosa Dias, Larissa Guimarães Rosa Dias, AB (Holdings) 1 S.À.R.L. and, as intervening consenting parties, I.A. Agro Ltda., GL Agro Empreendimentos Ltda., Agrifirma Bahia Agropecuária Ltda., Agrifirma Delaware, Agrifirma SRL. and Anthony Richard Francis Gordon, Dated November 22, 2019]

/s/ Anthony Richard Francis Gordon
ANTHONY RICHARD FRANCIS GORDON